UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Time Warner Inc.

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NOTICE OF

TimeWarner

2017 Annual Meeting of Shareholders & Proxy Statement

Thursday, June 15, 2017

April 28, 2017

Dear Fellow Shareholder:

2016 was a successful – and pivotal – year for Time Warner. We once again delivered strong operating and financial performance, as we continued to execute a strategy that has driven superior returns for our shareholders. We also took the historic step of entering into an agreement to merge Time Warner with AT&T Inc., which will dramatically accelerate our ability to deliver great video content – and great consumer experiences – to audiences in the U.S. and around the globe.

Execution of Strategy Drove Strong Financial Results and Leading Shareholder Returns

Our 2016 financial results reflected the ongoing success of the core strategy we began implementing several years ago, focused on creating and delivering high-quality branded video content across platforms to audiences around the world. Last year, Time Warner increased revenue by 4%, grew both Operating Income and Adjusted Operating Income by 10%, increased EPS by 8% and Adjusted EPS by 23%, and generated over $4 billion of both Cash Provided by Operations from Continuing Operations and Free Cash Flow. We delivered a total shareholder return of over 52%, well ahead of the 11% average for our major media peers and 12% for the S&P 500.

That built on a strong record of delivering superior returns to our shareholders. From January 1, 2008 through the end of last year, Time Warner delivered a total shareholder return, including reinvested dividends, of 268%, compared to 178% for our media peers and 88% for the S&P 500. Using the “headline” price of $107.50 per share consideration in the AT&T transaction, Time Warner’s total return would be even higher – at approximately 310%. In other words, $100 invested in Time Warner common stock at the outset of 2008 would return about $410 at the closing of the transaction. And a shareholder who held on to the common stock of the companies we spun off during that period would realize even more from his or her initial investment.

Significant Progress Executing our Strategy in 2016

In 2016, we made significant progress executing our strategy and achieving the objectives discussed below, which were outlined in the letter from the Chairman and the Lead Independent Director in last year’s proxy statement.

1.	Using our scale to create compelling content, and invest in a concentrated portfolio of strong brands, that resonate with consumers. Home Box Office’s and Turner’s television networks continued their record of strong performance, with HBO receiving the most Primetime Emmy Awards of any network for the 15th year in a row and Turner having the #1 news network and three of the top five ad-supported cable channels in primetime among adults 18-49.

As discussed in last year’s letter, we also expanded and strengthened our networks’ programming. To its already strong line-up, HBO added Westworld – produced by Warner Bros. – which was the most-watched freshman series in HBO’s history, as well as several successful comedies. Turner began a multi-year effort to refresh its programming at its two leading entertainment networks, TBS and TNT, with more original, cutting-edge programming to appeal to younger and multi-platform audiences – including launching Angie Tribeca, The Detour, Full Frontal with Samantha Bee and Wrecked on TBS, and Animal Kingdom on TNT, all of which were renewed for second seasons. In addition, Turner secured rights to the DC Entertainment and Star Wars movie franchises, adding to its roster of marquee franchise movies that already included The Hunger Games and Marvel Comics, and it extended its agreement with the NCAA for March Madness though 2032.

Similarly, Warner Bros. retained its position as the #1 supplier of primetime series to broadcast networks for the 8th year in a row (and 13 of the past 14 years). As we committed to last year, Warner Bros. also diversified its TV production slate, supplying more series to cable networks and OTT services. And, in film, Warner Bros. ranked #2 at the box office with seven films grossing over $100 million at the domestic box office, while positioning itself for long-term success by launching its multi-year franchise slate with Batman v Superman: Dawn of Justice and Suicide Squad from DC Entertainment and Fantastic Beasts and Where to Find Them from J.K. Rowling’s Wizarding World.

2.	Leveraging our scale and technology to distribute our content both inside and outside the traditional media ecosystem to meet consumer demand. Home Box Office and Turner renewed agreements with key traditional distributors, while executing on our commitment to expand distribution on new platforms. For example, Turner secured carriage on virtual MVPDs being offered by DirecTV and Hulu, LLC. Home Box Office expanded distribution of its OTT product to Microsoft’s Xbox, Sony Vue, and Amazon Prime Channels, contributing to continued growth in domestic OTT subscribers, which surpassed 2 million in early 2017. At the same time, Turner launched its first direct-to-consumer streaming video on demand service – FilmStruck – and Warner Bros. acquired DramaFever, expanding its direct-to-consumer capabilities. We also invested to acquire a 10% ownership interest in Hulu, LLC, helping to foster greater consumer choice and competition in online video offerings – and more outlets for our content. And Turner continued to lead the industry in using technology to deliver more relevant and targeted advertising, for the benefit of both consumers and advertisers.

3.	Expanding internationally to take advantage of growing demand for content and increasing pay TV and broadband penetration. We continued to increase our scale in key territories with attractive long-term growth prospects. Turner, for example, strengthened its programming and expanded the distribution for its networks in Latin America, while launching a number of new networks in EMEA and Asia-Pacific. Home Box Office added to its international roster of stand-alone broadband offerings, launching OTT services in Argentina, Brazil, and Spain. Warner Bros. had a record-breaking year in international television, both in producing programming outside the U.S. and licensing its existing programming internationally. Warner Bros. also released 60 foreign language films internationally, while strategically increasing its local language film production efforts in countries such as China and Korea.

4.	Focusing on operating and capital efficiency to drive shareholder returns. Finally, we improved our operating margins while executing our disciplined capital allocation strategy: first, investing fully in our business (including over $15 billion in content and marketing); second, funding M&A and strategic investments like Hulu, LLC; and third, providing direct returns to our shareholders. Last year, we returned almost $3.6 billion to shareholders through share repurchases and dividends – including increasing our dividend by 15%.

Accelerating the Execution of Our Strategy through the AT&T Merger

As stated in last year’s proxy statement letter, while the Company’s core strategy of developing and broadly distributing best-in-class content has remained the same, our Board of Directors has been continually engaged with management in reviewing and refining our strategy in light of the evolving media landscape. In particular, the Board has guided the Company as we’ve increased our broadband and mobile offerings, and begun to build out our direct-to-consumer capabilities and products, to compete more effectively in meeting consumer expectations.

So, when we started speaking with AT&T in August, the Board saw the potential combination of Time Warner’s content with AT&T’s distribution and consumer relationships as a strategic path to dramatically accelerate Time Warner’s ability to innovate and deliver more choice and value to consumers across platforms. We’re very pleased that, at a special meeting of shareholders in February, our shareholders overwhelmingly agreed with the Board’s decision to combine the two companies, with about 79% of Time Warner’s outstanding shares as of the record date for the special meeting, and more than 99% of the votes cast, voting to approve the merger agreement.

The Board and management are now focused on successfully completing the merger this year, while we continue to aggressively execute Time Warner’s strategy as a stand-alone company. As we look ahead, we also want to express our thanks to those who have helped bring our Company to the threshold of a new era for Time Warner. In particular, we want to express our appreciation for Steve Bollenbach’s extraordinary contributions to our Board. Steve, who passed away last October, served on our Board for almost two decades, including chairing our Audit & Finance and Compensation & Human Development Committees and serving as Lead Independent Director since May 2012. He was widely renowned for his financial acumen and business judgment; he was universally respected by fellow Directors for his steady leadership; and he was instrumental in overseeing, and highly supportive of, our discussions with AT&T. We also want to thank the enormously talented employees of Time Warner, who enable this company to create and distribute the best video content in the world.

And finally, we want to thank you, our shareholders, for your ongoing investment in and support of this company. We invite you to attend the Company’s 2017 Annual Meeting of Shareholders, which will be held on Thursday, June 15, 2017, at 9:30 a.m. (local time) at Warner Bros. Studio, 4000 Warner Boulevard, Burbank, California 91522. If you are not able to attend, you may listen to the webcast live at www.timewarner.com/annualmeetingmaterials.

Sincerely,

Jeffrey L. Bewkes	Robert C. Clark
Chairman of the Board and Chief Executive Officer	Lead Independent Director

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Annual Meeting Date: Thursday, June 15, 2017 Time: 9:30 a.m. (local time) Location: Warner Bros. Studios, 4000 Warner Boulevard, Burbank, California 91522

You are cordially invited to attend Time Warner Inc.’s 2017 Annual Meeting of Shareholders.

Meeting Agenda

1.	Elect the nine directors named in the Proxy Statement;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for 2017;

3.	Hold an annual advisory vote to approve named executive officer compensation;

4.	Hold an advisory vote on the frequency of holding an advisory vote to approve named executive officer compensation; and

5.	Transact such other business as may properly come before the Annual Meeting.

Record Date

You can vote at the Annual Meeting if you were a shareholder of record at the close of business on April 19, 2017.

Voting

Whether or not you plan to attend the Annual Meeting in person, please promptly submit your proxy or voting instructions by Internet, telephone or mail by following the instructions in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Any holder of record who is present at the Annual Meeting may vote in person, which will revoke any previously submitted proxy. If your shares are held through a bank, brokerage firm or other nominee and you want to vote your shares in person at the Annual Meeting, you will need to contact your bank, brokerage firm or nominee to obtain a written proxy from it.

Attending the Annual Meeting

All Time Warner shareholders (as of the record date) are invited to attend the Annual Meeting. The Company has implemented security measures for the Annual Meeting. If you attend the Annual Meeting in person, you will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the Annual Meeting. For instructions on how to obtain an admission ticket, please see “General Information” beginning on page 99. In addition, packages and bags may be inspected and other measures may be employed to enhance the security of persons attending the Annual Meeting. These procedures may require additional time, so please plan your arrival time accordingly. To avoid disruption, admission may be limited once the Annual Meeting begins. A map with directions to the Annual Meeting is provided on the last page of the Proxy Statement.

Listening to the Live Webcast of the Annual Meeting:

If you are unable to attend the meeting in person, you may listen to the live webcast of the Annual Meeting at www.timewarner.com/annualmeetingmaterials.

By order of the Board of Directors,

Paul F. Washington

Corporate Secretary

April 28, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on Thursday, June 15, 2017:

This Proxy Statement and the Company’s 2016 Annual Report to Shareholders are available electronically at www.timewarner.com/annualmeetingmaterials.

2017 PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. The Company encourages you to read the entire Proxy Statement carefully before voting.

Time Warner Inc.

Time Warner is a global leader in media and entertainment that owns and operates television networks and produces and distributes television programming, films, videogames and other high-quality video content worldwide on a multi-platform basis. The Company has three operating divisions: Turner, Home Box Office and Warner Bros.

Leading domestic and international television networks and related digital properties in entertainment, sports, kids and news	Leading global premium pay television services – HBO and Cinemax	Largest integrated television, film and videogame studio in the world

Time Warner and AT&T Merger Agreement

On October 22, 2016, Time Warner entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AT&T Inc. (“AT&T”), pursuant to which Time Warner will combine with AT&T in a stock-and-cash transaction (the “Merger”). The Merger Agreement was unanimously approved by the boards of both companies. Time Warner’s shareholders approved the Merger at a special meeting of shareholders held on February 15, 2017, with 78.83% of Time Warner’s outstanding shares as of the record date for the special meeting, and more than 99% of the votes cast, voting in favor of the adoption of the Merger Agreement. The Merger is conditioned on the receipt of certain antitrust reviews and approvals and other required regulatory consents. The Merger is expected to close before year-end 2017. For more information on the transaction, please see the proxy statement of Time Warner related to the special meeting of shareholders, which is dated, and was filed with the Securities and Exchange Commission (the “SEC”) on, January 9, 2017.

2017 Annual Meeting

Date:	Thursday, June 15, 2017

Time:	9:30 a.m. (local time)

Location:	Warner Bros. Studios, 4000 Warner Boulevard, Burbank, California 91522

Record date:	April 19, 2017

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each nominee and one vote for each of the other matters properly presented at the Annual Meeting.

Admission to the Annual Meeting:	You will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the Annual Meeting.

Meeting Webcast:	www.timewarner.com/annualmeetingmaterials

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	1

Matters to Be Voted on at the Annual Meeting

Matter		Board Recommendation	Page Reference For More Information
Proposal 1:	Election of directors	FOR each nominee	Pages 6 to 20

Proposal 2:	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2017	FOR	Page 21

Proposal 3:	Annual advisory vote to approve named executive officer compensation	FOR	Page 22

Proposal 4:	Advisory vote on the frequency of holding an advisory vote to approve named executive officer compensation	FOR every one year	Page 23

Business Highlights

Time Warner’s Strategy and AT&T Merger

Time Warner has pursued a strategy of using its leading brands, distinctive intellectual property and global scale to capitalize on the growing demand for high-quality video content around the world. First, the Company invests in a concentrated portfolio of leading television networks, compelling television programming, top Hollywood movies, and other forms of video and digital content that appeal to audiences globally and across distribution platforms. Second, the Company uses its scale and technology to meet consumer demand for the Company’s networks and content both inside and outside the traditional TV ecosystem, including delivering content directly to consumers. Third, the Company continues to expand its businesses internationally with a focus on increasing scale in territories with strong long-term growth potential. Finally, the Company’s on-going focus on operating and capital efficiency delivers healthy profits and helps fund investments for future growth while providing attractive returns to shareholders. The Board of Directors (the “Board”) engages with management throughout the year in overseeing the execution of the Company’s strategy, as well as evaluating and refining the strategy to address changes in the industry.

In unanimously approving the Merger Agreement, the Board considered a number of factors, including how the Merger – by combining the Company’s content with AT&T’s distribution capabilities – will accelerate the execution of the Company’s strategy of offering consumers more choice and value in television network bundles, developing and launching innovative video services delivered directly to consumers over the internet and on mobile devices, and providing more value to advertisers and consumers through targeted advertising.

Strong Financial Performance in 2016(1)

The continued execution of the Company’s long-term strategy led to the delivery of strong financial performance in 2016.

•	Revenues increased 4% to $29.3 billion
•	Operating Income grew 10% to $7.5 billion and Adjusted Operating Income grew 10% to $7.6 billion
•	Diluted Income per Common Share from Continuing Operations (“EPS”) increased 8% to $4.94 and Adjusted earnings per share (“Adjusted EPS”) increased 23% to $5.86
•	Cash Provided by Operations from Continuing Operations reached $4.7 billion and Free Cash Flow totaled $4.4 billion
•	Returned almost $3.6 billion to shareholders through dividends and share repurchases, including a 15% increase in the Company’s quarterly dividend

(1)	See Annex A for definitions of the non-GAAP financial measures used in this Proxy Statement and reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”).

2	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Director Nominees

The Board has nominated the nine individuals named below for election as directors at the Annual Meeting; if elected by shareholders, they will serve for a one-year term until (i) the next annual meeting of shareholders and until their successors have been duly elected and qualified or (ii) their earlier death, resignation or removal. In accordance with the retirement provisions of the Corporate Governance Policy, James L. Barksdale, a current director, will retire from the Board at the Annual Meeting. The Board and the Nominating and Governance Committee (the “Nominating Committee”) believe that the depth and breadth of qualifications, skills and experiences of the nominees, all of whom are seasoned leaders and current directors of the Company, have contributed to an effective and well-functioning Board and that, individually and as a whole, the nominees possess the necessary qualifications to provide effective oversight of and advice to the Company’s management and businesses.

Name	Age	Director Since	Primary Occupation	Independent	Committee Memberships			Other Public Co. Boards
					A&FC	N&GC	C&HDC
William P. Barr	66	2009	Former Attorney General of the United States	✓		✓	Chair	2
Jeffrey L. Bewkes Chairman and Chief Executive Officer	64	2007	Chairman and Chief Executive Officer of Time Warner Inc.					0
Robert C. Clark Lead Independent Director	73	2004	Distinguished Service Professor at Harvard University	✓	✓	Chair		1
Mathias Döpfner	54	2006	Chairman and Chief Executive Officer of Axel Springer SE	✓			✓	1
Jessica P. Einhorn	69	2005	Former Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University	✓	✓	✓		1
Carlos M. Gutierrez	63	2013	Chair of Albright Stonebridge Group	✓	✓			2
Fred Hassan	71	2009	Partner and Managing Director at Warburg Pincus LLC	✓		✓	✓	2
Paul D. Wachter	60	2010	Founder and Chief Executive Officer of Main Street Advisors, Inc.	✓			✓	0
Deborah C. Wright	59	2005	Former Chairman of Carver Bancorp, Inc.	✓	Chair			2

A&FC – Audit and Finance Committee	N&GC – Nominating and Governance Committee	C&HDC – Compensation and Human Development Committee

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	3

Executive Compensation Program Highlights

Executive Compensation Program Designed to Support Sustained Performance

The executive compensation program, which uses key performance measures that are tied to the Company’s long-term success, supported the Company’s strong performance in 2016.

•	Vast majority of executive compensation is variable and performance-based (93% of the target compensation of the Chief Executive Officer (“CEO”)), and a substantial portion is equity-based (57% of CEO’s target compensation)
•	Balanced mix of long-term and short-term performance measures that tie to Company financial performance and support execution of the Company’s long-range plans to generate sustained financial performance and shareholder value
•	Performance achieved on challenging financial and strategic goals set at the beginning of each performance period determines payouts
•	Compensation decisions and disclosures informed by long-standing engagement with shareholders
•	94.5% of the votes cast at the 2016 annual meeting of shareholders were in favor of the compensation paid to the named executive officers (the “NEOs”)
•	During 2016, implemented transaction-related program to support the closing of the Merger and provide incentives for employees in key positions to continue to focus on delivering strong operating results before and after the Merger

New Employment Agreement for CEO

In January 2016, the Company entered into an amended and restated employment agreement with Jeffrey Bewkes to extend the term of his agreement through December 31, 2020. The extension did not change the compensation of Mr. Bewkes. The Compensation and Human Development Committee (“Compensation Committee”) approved the amendment in light of Mr. Bewkes’ strong performance as CEO and to secure his leadership in executing the Company’s strategy and long-range plan.

Strong Governance of Executive Compensation

What Time Warner Does	What Time Warner Doesn’t Do
✓ Pay-for-performance	No guaranteed bonuses
✓ Multiple performance metrics and time horizons	No excise tax gross-ups
✓ Share ownership and retention requirements	No change in control severance agreements
✓ Regular engagement with shareholders	No targeting specific percentiles
✓ Limited personal benefits	No tax gross-ups for personal benefits
✓ Policy limiting equity dilution	No repricing or buyouts of stock options
✓ Annual compensation-related risk review	No hedging or pledging by executives
✓ Clawback policy	No excessive overhang or dilution from equity awards
✓ Use of independent compensation consultant	No pension credits for years not worked
Value of equity awards not included in pension calculations

4	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Governance Highlights

Strong Governance Practices and Policies

The Company is committed to strong governance practices and policies and robust engagement practices.

Key examples of the Company’s long-standing commitment to strong governance practices and policies:

•	Board Independence: All directors other than the CEO are independent
•	Independent Board Committees: Only independent directors serve on the Board’s committees
•	Lead Independent Director with significant authority and responsibilities since 2006
•	Board Director Qualifications and Ongoing Education:
¡	Board consists of members with a variety of professional experiences, backgrounds, qualifications and complementary skills, who bring diverse viewpoints and perspectives
¡	Robust ongoing director education program
•	Director Accountability: Directors are elected annually (no classified board) and in an uncontested election, each director nominee receiving more “for” votes than “against” votes is elected to the Board
•	Director Resignation By-law Provision: If an incumbent director nominee in an uncontested election receives more “against” votes than “for” votes, the director must submit an offer to resign from the Board
•	Strong Director Succession Practices: Four new directors since 2009. Because of the anticipated retirements of several directors from 2016 through 2018, the Nominating Committee began a search in early 2016 to identify new director candidates. In light of the pending Merger, the Board has suspended this search.
•	Board Tenure: Board expects that the average tenure of non-employee directors will generally not exceed 10 years; average tenure of non-employee Director nominees is approximately 9 years
•	Limits on Service on Other Public Company Boards: No more than four other public company boards
•	Director Evaluations: Annual Board self-evaluation process, resulting in an action plan
•	No supermajority voting provisions in the Company’s Charter or By-laws
•	Special Meeting Rights: 15% threshold
•	Proxy Access By-law Provision: Adopted in January 2016
¡	3% ownership threshold
¡	3-year holding period
¡	Greater of 2 nominees or 20% of Board, for election at an annual meeting of shareholders
¡	Up to 20 shareholders may group together to satisfy 3% ownership threshold
•	No Shareholder Rights Plan
•	Strong Executive Succession Practices
•	Stock Ownership Requirements for Executive Officers and Directors
•	No Hedging or Pledging
•	Codes of Conduct for executive officers and directors
•	ESG Disclosures: The Company keeps shareholders, the investment community and other stakeholders informed about its activities relating to environmental, social and governance matters, including through its website. The Company also plans to issue a new corporate responsibility report in 2017.

Shareholder Engagement

The Company values the views of its shareholders and has a long-standing practice of engaging with shareholders throughout the year. In the period prior to the 2016 annual meeting of shareholders, the Company contacted its 100 largest shareholders, representing over 50% of the outstanding shares of Time Warner common stock, par value $0.01 per share (“Common Stock”). Following the 2016 annual meeting, the Company continued to engage with shareholders on a range of topics, including executive compensation matters, such as the performance measures used in the executive compensation program and changes to the Company’s secondary peer group, and governance and corporate responsibility matters, reaching out to shareholders representing approximately 45% of the Company’s outstanding shares of Common Stock. The Company also contacted shareholders representing over 50% of the Company’s outstanding shares of Common Stock regarding the Merger in connection with the special meeting of shareholders. The Board and its committees are regularly updated on shareholder feedback and consider the views of shareholders in making their decisions. The Board views this continuing constructive dialogue as an integral part of the process of maintaining strong executive compensation and governance practices.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	5

Proposal 1: Election of Directors

One Time Warner Center

New York, NY 10019-8016

PROXY STATEMENT

This Proxy Statement is being provided to holders of Common Stock at the close of business on the record date (April 19, 2017), in connection with the solicitation of proxies by the Board of Directors of Time Warner Inc., a Delaware corporation, for use at the Annual Meeting of Time Warner’s shareholders, and at any adjournment or postponement of the meeting, for the purpose of considering and acting on the matters set forth in the accompanying Notice and this Proxy Statement. The Annual Meeting will be held on Thursday, June 15, 2017, at Warner Bros. Studios, 4000 Warner Boulevard, Burbank, California 91522, commencing at 9:30 a.m., local time.

COMPANY PROPOSALS

Proposal 1: Election of Directors

Director Nominees

The Board of Directors nominated each of the nine nominees named below for election as a director at the Annual Meeting. If elected by the shareholders, they will serve for a one-year term until (i) the next annual meeting of shareholders and until their successors have been duly elected and qualified, (ii) their earlier death, resignation or retirement or (iii) the closing of the Merger. Each of the nominees currently serves as a director of the Company and was elected by the shareholders at the 2016 annual meeting of shareholders. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons named in the proxy card (who are appointed by shareholders as their proxies) intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. The persons named in the proxy card as shareholders’ proxies intend to vote such proxy for the election of each of the nominees, unless a shareholder indicates on the proxy card that the vote should be “against” any or all of the nominees.

Vote Required for Election of Director Nominees

Because the election of the directors at the Annual Meeting is uncontested, a director nominee must receive a majority of the votes duly cast by the holders of Common Stock with respect to that director nominee to be elected (i.e., the number of “for” votes for a director nominee must exceed the number of “against” votes for that director nominee). If an incumbent director nominee receives more “against” votes than “for” votes in an uncontested election, the director must submit, no later than two weeks following the certification of the shareholder vote by the Company, an offer to resign from the Board. The Board will consider the resignation offer and may either accept the resignation offer or reject it and seek to address the underlying cause(s) of the “against” votes. The Board is required to make its determination within 90 days following the certification of the shareholder vote and make a public announcement of its decision, including a statement regarding the reasons for its decision if the Board rejects the resignation offer. Abstentions and broker non-votes are not considered votes cast in the election of director nominees and will have no effect on the election of director nominees.

6	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Director Nomination Process

There are a number of different ways an individual can be nominated for election to the Board.

Nominations Developed by the Nominating Committee.  The Nominating Committee follows the steps described below to identify and propose an individual for election to the Board:

•	The Nominating Committee considers the composition of the Board as part of its annual self-evaluation process and conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected future business needs and, based on such assessments, may establish specific qualifications that it will seek in Board candidates. The Nominating Committee reports on these assessments to the Board.

•	The Nominating Committee seeks advice and the names of potential director candidates from members of the Board, management, major shareholders, and other public and private sources. The Nominating Committee sometimes retains a search firm to assist it in these efforts. The Nominating Committee reviews the qualifications of incumbent candidates for re-nomination to the Board annually, including any incumbent candidates elected through proxy access.

•	The Nominating Committee recommends a slate of director candidates, which may include both incumbent and new director nominees, to submit for shareholder approval at the annual meeting of shareholders. The Nominating Committee may also recommend that the Board elect new directors who will serve until the next annual meeting of shareholders.

Shareholder Recommendations and Nominations.

•	Shareholders may submit names of director candidates to the Nominating Committee for its consideration by following the process described under “General Information.”

•	Shareholders may submit names of director candidates directly to the Company’s shareholders at an annual meeting by following the process set forth in the Company’s By-laws and described under “General Information.”

•	Shareholders may also follow the process set forth in the Company’s By-laws for “proxy access” to nominate individuals for election as a director and to have information about the nominees included in the Company’s proxy statement and proxy card for an annual meeting of shareholders. A shareholder, or group of up to 20 shareholders, who has owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years, may nominate and have included in the Company’s annual meeting proxy materials up to the greater of two individuals or 20% of the number of directors on the Board. Any nominees who were previously elected to the Board through the proxy access By-law provision at either of the two most recent annual meetings of shareholders and who are re-nominated as a director nominee by the Board count toward the number of individuals shareholders can nominate pursuant to the proxy access By-law provision. The shareholder(s) and the nominees must satisfy the requirements specified in the By-laws. The Nominating Committee is responsible for determining whether proxy access candidates satisfy these requirements. If timely requested by the shareholder(s) who nominated the candidate(s) and the proxy access candidate(s), the Nominating Committee will review the proxy access candidate(s) using the same criteria it applies to new director candidates initially identified by the Nominating Committee.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	7

Proposal 1: Election of Directors

Board Qualifications, Composition and Tenure

Criteria for Membership.  The Nominating Committee and the Board take into consideration many factors in reviewing candidates and apply the same criteria to all candidates, including incumbent directors, and some additional criteria when evaluating the qualifications of new director candidates. The Board believes the Company is best served by a board consisting of individuals who share certain core characteristics, such as a high level of integrity, professional accomplishment and business judgment, and who also bring a variety of complementary skills, professional experience, backgrounds and diverse viewpoints and perspectives to the Board.

Director Succession Planning.  Because of the anticipated retirements of several directors from 2016 through 2018, the Nominating Committee retained an outside search firm and began a search in early 2016 to identify, recruit and appoint several new directors who possess the core characteristics required of all directors and the relevant experience and qualifications, complementary skills and fresh perspectives to work effectively with their fellow directors in fulfilling the Board’s role in reviewing the Company’s strategy and overseeing its businesses. In light of the pending Merger, which is expected to close before year-end 2017, the Board suspended the search in October 2016.

Board Tenure.  The Board recognizes the importance of having new directors join the Board regularly to achieve an optimum mix of institutional knowledge and fresh perspectives. Reflecting a commitment to Board refreshment, the Corporate Governance Policy states that the Board believes the Board and the Company are well-served by having non-employee directors with a mix of tenures and expects the average tenure of non-employee directors will generally not exceed 10 years. In addition, the Corporate Governance Policy provides that non-employee directors are not eligible for nomination for a term during which they will reach age 75. This commitment to Board refreshment has been demonstrated by the Board recruiting and adding four new directors with highly relevant experience since January 2009, including two in 2009 and one in each of 2010 and 2013. Even with the suspension of the director search, the average tenure of the non-employee Director nominees is approximately nine years.

8	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Directors’ Skills and Qualifications.  The Nominating Committee and Board have identified the following criteria to be considered when evaluating all director candidates, both the incumbent directors selected as nominees and potential new director candidates. The Nominating Committee and Board also considered the business experience listed below under “2017 Annual Meeting Director Nominee Experience” in evaluating the incumbent directors nominated for election.

Criteria for All Director Candidates	Additional Criteria for New Director Candidates

•  Personal Qualities. Each director candidate must possess a demonstrated reputation for integrity, judgment, acumen and high professional and personal ethics.

•  Experience. Each director candidate should be financially literate and have significant experience at the policy-making level in business, government or the non-profit sector. In evaluating director candidates, the Board also considers the categories of business experience discussed below in light of the Company’s current and expected future business needs. For incumbent director candidates, the Nominating Committee will also evaluate the candidates’ past performance on the Board.

•  Independence. A majority of the Board, and, unless otherwise determined by the Board, any newly nominated non-employee candidate for the Board, must satisfy the criteria to be considered an independent director under the Company’s By-laws and Corporate Governance Policy and the applicable New York Stock Exchange (the “NYSE”) listing standards.

•  Commitment. Each director candidate must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling a director’s fiduciary duties and serving the interests of the Company’s shareholders. In addition, to help ensure directors have sufficient time to devote to their responsibilities as a director, the Board has determined that non-employee directors should generally serve on no more than four other public company boards. Directors are required to offer their resignation upon a significant change in their primary professional responsibilities, and, in such case, the Nominating Committee will make a recommendation to the Board as to whether to accept the offer of resignation.

•  Age. Under the Company’s By-laws and Corporate Governance Policy, each director candidate must be at least 21 years of age at the commencement of service as a director and is not eligible for nomination for a term during which he or she will reach age 75.

•  Antitrust Requirements. Each director candidate must satisfy the requirements of antitrust laws, which limit service as an officer or director of the Company’s significant competitors.

•  Professional Experience. New director candidates should have significant high-level leadership experience at a public corporation or other firm, in government or at a non-profit institution. The candidate’s performance in those leadership roles, as well as the performance of the public corporation, firm or institution during the candidate’s tenure, are important factors the Nominating Committee considers when evaluating a candidate.

•  Diversity. The Corporate Governance Policy requires the Nominating Committee and the Board to consider the Board’s overall composition when evaluating director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and a range of viewpoints and backgrounds in light of the Company’s current and expected future business needs. In addition, as set forth in the Policy Statement Regarding Director Nominations, the Nominating Committee believes it is desirable for new candidates to contribute to there being a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

•  Committee Eligibility. The Nominating Committee believes it is desirable for new director candidates to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•  Director Experience. The Nominating Committee believes it is useful for director candidates to have experience as a director of a major public corporation.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	9

Proposal 1: Election of Directors

Business Experience Considered for All Director Candidates	2017 Annual Meeting Director Nominee Experience

Leadership and Senior Management. Experience serving as a founder, chief executive officer or a senior executive of a major corporation or firm (or a comparable position in government or the non-profit sector). Director candidates who have served in significant leadership positions over an extended period, especially chief executive officer positions, are important as they bring experience with developing, implementing and overseeing the execution of business plans and strategies. Director candidates with this experience also generally possess strong leadership qualities and the ability to identify and develop those qualities in others.

All of the nominees for director have leadership or senior management experience, including six nominees who are either current or former chief executive officers of public or private companies.

Media, Communications or Technology Businesses. Knowledge of and experience in media, communications and/or technology businesses. Relevant industry experience is important in understanding the Company’s business, strategy and long-range plans. In addition, director candidates who have relevant industry experience can offer advice and insights regarding new technologies and business models, which is particularly important with the significant changes that are occurring in the media and entertainment industry.

The vast majority of the nominees for director have highly relevant industry experience. The nominees for director include:

•  a former Executive Vice President and General Counsel of Verizon Communications Inc.;

•  a current director of Omnicom Group, Inc.;

•  the current Chairman and Chief Executive Officer of Axel Springer SE, who is also a current director of Vodafone Group Plc; and

•  a former member of the board of managers of Beats Electronics, LLC and Beats Music, LLC.

Finance, Investments or Banking. Knowledge of and experience in finance, investments and/or banking. Experience in this area is important because it assists the directors in understanding and evaluating the Company’s capital structure, financing and investment activities and financial statements. It is also important because it assists them in understanding and overseeing the Company’s financial reporting and internal controls. Director candidates who have experience overseeing investments directly or through service as a director of an investment company or state pension fund provide strong insights into shareholder perspectives and views on a range of matters, including governance, operating performance and oversight.

All of the nominees who serve on the Audit and Finance Committee (the “Audit Committee”) qualify as financially literate under the NYSE listing standards and three qualify as audit committee financial experts under the SEC’s rules. The nominees for director also include:

•  a former trustee of Teachers Insurance and Annuity Association, a life insurance company;

•  a director of BlackRock, Inc.;

•  a Partner and Managing Director at Warburg Pincus LLC;

•  the Founder and Chief Executive Officer of Main Street Advisors, Inc., a private company that provides investment and financial advisory services to high net worth individuals; and

•  a director of Citigroup Inc. and Voya Financial, Inc. who also was the former Chairman and Chief Executive Officer of Carver Bancorp, Inc.

Consumer-Focused Businesses. Knowledge of and experience in businesses with products or services that directly serve consumers. As a Company focused on capitalizing on the growing global demand for high-quality video content and evolving consumer viewing behaviors, director candidates with expertise in consumer-focused businesses can provide insights regarding the marketing and distribution of the Company’s content to consumers around the world.

The vast majority of the nominees for director have experience as either a senior executive officer or member of the board of a consumer-focused business.

10	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Legal, Regulatory and Government Relations. Legal (including corporate governance), regulatory and/or government relations experience. Director candidates who have served in the government sector or have significant legal or regulatory experience can provide insight into working constructively with governments around the world and addressing significant public policy matters, such as piracy.

The nominees for director include: • a former Attorney General of the United States; • a former U.S. Secretary of Commerce; and • the former Dean and Royall Professor of Law at Harvard Law School.

International Operations or Global Economic Policy. Knowledge of and experience in managing or investing in companies with international operations or experience with policies regarding global economic development and cooperation. Time Warner’s success depends, in part, on its ability to continue to grow its international operations. Director candidates with international experience can provide useful business and cultural perspectives regarding the Company’s international operations.

The nominees for director include:

•  the Chairman and Chief Executive Officer of Axel Springer SE, an integrated multimedia company based in Germany, who is also a current director of Vodafone Group Plc;

•  a former Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University, who was also a former visiting fellow at the International Monetary Fund and former executive at The World Bank;

•  a former Chairman and Chief Executive Officer of Schering Plough Corporation; and

•  the Chair of the Albright Stonebridge Group, a global strategy firm, who also has experience in global economic policy as a former U.S. Secretary of Commerce and nearly 30 years of international business experience from his prior roles with Kellogg Company.

Background of Director Nominees

Set forth below is information regarding each of the nine nominees, including their ages as of April 29, 2017 and key skills and professional qualifications. The Board and the Nominating Committee believe that the depth and breadth of qualifications, skills and experiences of the nominees, all of whom are seasoned leaders and current directors of the Company, have contributed to an effective and well-functioning Board and that, individually and as a whole, the nominees possess the necessary qualifications to provide effective oversight of and advice to the Company’s management and businesses.

The Board of Directors recommends a vote FOR the election of the nine director nominees.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	11

Proposal 1: Election of Directors

William P. Barr

Former Attorney General of the United States

Of Counsel of Kirkland & Ellis LLP – March 2017 to present

Director since 2009

Age: 66

Independent Director

Board Committees: Compensation (Chair); Nominating

Prior Professional Experience: Mr. Barr served as Of Counsel of Kirkland & Ellis LLP from January 2009 to July 2009; Executive Vice President and General Counsel of Verizon Communications Inc. from June 2000 to December 2008; Executive Vice President and General Counsel of GTE Corporation from 1994 to June 2000; a partner of Shaw, Pittman, Potts & Trowbridge (now Pillsbury Winthrop Shaw Pittman LLP) from 1993 to 1994; the 77th Attorney General of the United States from 1991 to 1993; Deputy Attorney General of the United States from 1990 to 1991; Assistant Attorney General for the Office of Legal Counsel from 1989 to 1990; and a partner of Shaw, Pittman, Potts & Trowbridge from 1984 to 1989.

Other Public Company Boards: Dominion Resources, Inc. and Och-Ziff Capital Management Group LLC. During the past five years, Mr. Barr served as a director of Selected Funds and a trustee of Clipper Funds.

Key Skills and Qualifications: Mr. Barr, who is Chair of the Company’s Compensation Committee, brings leadership experience in government as a former Attorney General of the United States and head of the U.S. Department of Justice. He also has more than 14 years of leadership and senior management experience in major corporations in the media and telecommunications industries, as the former Executive Vice President and General Counsel of Verizon Communications Inc. and its predecessor, GTE Corporation. As a former senior executive at Verizon Communications Inc. and GTE Corporation, Mr. Barr has knowledge of and experience in broadband and mobile distribution systems, including the distribution of video content, as well as experience in consumer-focused businesses with international operations. As a former Attorney General of the United States, General Counsel and partner of a major law firm, Mr. Barr has a strong background in a wide range of legal, regulatory and government relations matters, including intellectual property and antitrust policy, as well as overseeing the negotiation of and obtaining regulatory approvals for significant mergers and acquisitions, such as the Bell Atlantic Corporation and GTE Corporation merger that formed Verizon Communications Inc. and Verizon Communications Inc.’s subsequent acquisitions of MCI Communications Corporation and Alltel Corporation. As a former director of Selected Funds, where he was a director or trustee of three separate investment companies in the fund complex, Mr. Barr has knowledge of and experience in finance and investments.

12	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Jeffrey L. Bewkes
Chairman of the Board and Chief Executive Officer of the Company – January 2009 to present Director since 2007 Age: 64

Prior Professional Experience: Mr. Bewkes served as President and Chief Executive Officer of the Company from January 2008 through December 2008; President and Chief Operating Officer of the Company from January 2006 through December 2007; Chairman, Entertainment & Networks Group, of the Company from July 2002 through December 2005; Chairman and Chief Executive Officer of the Home Box Office division of the Company from 1995 to July 2002; and President and Chief Operating Officer of the Home Box Office division of the Company from 1991 to 1995.

Other Public Company Boards: Mr. Bewkes served as a director of Time Inc. for many years, resigning on June 6, 2014 in connection with the legal and structural separation of Time Inc. from the Company. Time Inc. became a public company on May 9, 2014.

Other Boards: Mr. Bewkes is a Trustee of the Yale Corporation of Yale University. He is a member of the board of the Partnership for New York City and the advisory board of the Creative Coalition.

Key Skills and Qualifications: Mr. Bewkes has more than 30 years of experience at the Company and its subsidiaries, including 26 years of leadership and senior management experience serving as the Chief Executive Officer or in other senior executive positions at the Company and Home Box Office. His unique, in-depth knowledge of the Company’s history and businesses, including his deep understanding of the Company’s operations and strategy and the media and entertainment industry, provide him a strong foundation for leading the Board, as Chairman, and facilitating effective communication between management and the Board.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	13

Proposal 1: Election of Directors

Robert C. Clark
Distinguished Service Professor at Harvard University – July 2003 to present Director since 2004 Age: 73 Lead Independent Director Board Committees: Audit; Nominating (Chair)

Prior Professional Experience: Mr. Clark served as the Dean and Royall Professor of Law at Harvard Law School from 1989 to 2003; a professor at Harvard Law School from 1978 to 2003; a professor at Yale Law School from 1974 to 1978; and an associate at Ropes & Gray from 1972 to 1974.

Other Public Company Boards: Omnicom Group, Inc.

Other Boards: During the past five years, Mr. Clark was a trustee of Teachers Insurance and Annuity Association (TIAA), a life insurance company focused on serving the retirement needs of the higher education community.

Key Skills and Qualifications: Mr. Clark has 14 years of leadership experience as a former Dean of Harvard Law School. Mr. Clark’s expertise and insights in the areas of corporate law (including mergers and acquisitions and corporate governance), finance and regulation are useful to the Nominating Committee, which he chairs, as well as the rest of the Board. His experience serving on the boards of directors of other companies provides him with knowledge of a number of industries, including the advertising industry. As a former trustee of a life insurance company, Mr. Clark also brings his understanding of finance, investments and the views of pension funds and other institutional shareholders.

14	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Mathias Döpfner

Chairman and Chief Executive Officer of Axel Springer SE, an integrated multimedia company based in Berlin, Germany – January 2002 to present

Director since 2006

Age: 54

Independent Director

Board Committees: Compensation

Prior Professional Experience: Mr. Döpfner has been with Axel Springer SE since 1998, initially as editor-in-chief of Die Welt and since 2000 as a member of the Management Board. Prior to joining Axel Springer SE, Mr. Döpfner held various positions in media companies, including editor-in-chief of the newspapers Wochenpost and Hamburger Morgenpost and as a Brussels-based correspondent for Frankfurter Allgemeine Zeitung.

Other Public Company Boards: Vodafone Group Plc. During the past five years, Mr. Döpfner served as a supervisory board member of RHJ International SA (now known as BHF Kleinwort Benson Group).

Key Skills and Qualifications: Mr. Döpfner brings more than 17 years of leadership and senior management experience serving as Chairman and Chief Executive Officer of Axel Springer SE, a leading digital publisher in Europe. He has a deep understanding of the media and entertainment industry, including the development of new business models to address and capitalize on technological changes within the industry.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	15

Proposal 1: Election of Directors

Jessica P. Einhorn
Former Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University Director since 2005 Age: 69 Independent Director Board Committees: Audit; Nominating

Prior Professional Experience: Ms. Einhorn served as Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University from June 2002 through June 2012; a consultant at Clark & Weinstock, a strategic communications and public affairs consulting firm, from 2000 to 2002; a Visiting Fellow at the International Monetary Fund from 1998 to 1999; and in various executive positions (including Managing Director for Finance and Resource Mobilization) at The World Bank from 1978 to 1979 and 1981 to 1999.

Other Public Company Boards: BlackRock, Inc.

Other Boards: Ms. Einhorn serves as a director of the Peterson Institute for International Economics and the National Bureau of Economic Research. Ms. Einhorn is also Resident Senior Advisor and a member of the advisory board of The Rock Creek Group.

Key Skills and Qualifications: Ms. Einhorn brings leadership experience in international organizations and education administration, including 10 years as Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University and more than 18 years serving in various staff and executive positions at The World Bank. Ms. Einhorn has extensive knowledge of policies and practices in international finance, economic development and government relations through her roles at the International Monetary Fund and The World Bank, membership on the boards of research and public policy institutions and her ongoing research interest in finance. As a member of the board of a major investment firm, BlackRock, Inc., and as an advisory board member of The Rock Creek Group, a global alternative asset manager, she also brings the perspective and experience of investment firms.

16	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Carlos M. Gutierrez
Chair of Albright Stonebridge Group, a global strategy firm – February 2014 to present Director since 2013 Age: 63 Independent Director Board Committees: Audit

Prior Professional Experience: Mr. Gutierrez served as Vice Chair of Albright Stonebridge Group from April 2013 to February 2014; Vice Chairman of the Institutional Clients Group at Citigroup Inc. from January 2011 to February 2013; Chairman of the Global Political Strategies division of APCO Worldwide Inc., a communications and public affairs consulting firm from January 2010 to January 2011; the 35th U.S. Secretary of Commerce from February 2005 to January 2009; Kellogg Company’s Chairman of the Board (from April 2000 to February 2005), Chief Executive Officer (from April 1999 to February 2005) and President (from 1998 to September 2003); and in various executive and non-executive positions at Kellogg Company from 1975 to 1998.

Other Public Company Boards: MetLife, Inc. and Occidental Petroleum Corporation.

Key Skills and Qualifications: Mr. Gutierrez brings nearly 30 years of experience in leading, managing and growing international business operations at Kellogg Company, a global consumer-focused company with international operations. At Kellogg Company, Mr. Gutierrez was responsible for major consumer brands in a complex worldwide business. As a result of this experience, Mr. Gutierrez brings significant knowledge of brand management, marketing and product development. He also brings leadership experience and knowledge of international commerce and government relations as former U.S. Secretary of Commerce.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	17

Proposal 1: Election of Directors

Fred Hassan
Partner and Managing Director at Warburg Pincus LLC, a private equity firm – January 2011 to present Director since 2009 Age: 71 Independent Director Board Committees: Compensation; Nominating

Prior Professional Experience: Mr. Hassan served as Senior Advisor at Warburg Pincus from November 2009 through December 2010; Chairman and Chief Executive Officer of Schering Plough Corporation (now part of Merck & Co., Inc.) from 2003 to November 2009; Chairman and Chief Executive Officer of Pharmacia Corporation from 2001 to 2003; Chief Executive Officer of Pharmacia Corporation from 2000 to 2001; and Chief Executive Officer of Pharmacia & Upjohn, Inc. from 1997 to 2000.

Other Public Company Boards: Amgen, Inc. and Intrexon Corporation. During the past five years, Mr. Hassan served as a director of Avon Products Inc. and Valeant Pharmaceuticals International, Inc.

Key Skills and Qualifications: Mr. Hassan brings more than 12 years of leadership and senior management experience as a former Chairman and/or Chief Executive Officer of major pharmaceutical companies with intellectual-property based business models and international operations, which provided him with strong and relevant operational and strategic experience. Because the pharmaceutical business is a highly regulated field, Mr. Hassan also has knowledge and experience in regulatory matters and government relations. As a partner and managing director at Warburg Pincus, Mr. Hassan also brings his knowledge of finance and investments to the Board and the Audit Committee. Mr. Hassan also brings his significant experience with large mergers and acquisitions to the Board. As Chairman and Chief Executive Officer of Schering Plough Corporation, he oversaw Schering Plough’s merger with Merck & Co., Inc., and as Chairman and Chief Executive Officer of Pharmacia Corporation, he oversaw its sale to Pfizer, Inc.

18	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Paul D. Wachter

Founder and Chief Executive Officer of Main Street Advisors, Inc., a private company that provides investment and financial advisory services to businesses and high net worth individuals – 1997 to present

Director since 2010

Age: 60

Independent Director

Board Committees: Compensation

Prior Professional Experience: Mr. Wachter served as Managing Director of Schroder & Co. Incorporated from 1993 to 1997; Managing Director of Kidder Peabody from 1987 to 1993; an investment banker at Bear, Stearns & Co., Inc. from 1985 to 1997; and an attorney at Paul, Weiss, Rifkind, Wharton and Garrison from 1982 to 1985.

Other Public Company Boards: During the past five years, Mr. Wachter served as a director of Avalanche Biotechnologies, Inc. and Virgin America, Inc.

Other Boards: Mr. Wachter serves in the noted capacities at the following privately held companies: a director of Haworth Marketing and Media Company, Oak Productions, Inc. and Content Partners LLC (Co-Chairman). Mr. Wachter also serves as Chairman of the Board of After-School All-Stars, a national non-profit organization that provides comprehensive after-school programs.

Key Skills and Qualifications: Mr. Wachter brings his knowledge of and experience in finance, investments and banking as the founder and Chief Executive Officer of Main Street Advisors, through serving as the former Chairman of the Investment Committee of the Board of Regents of the University of California, and as a former Managing Director at several investment banks. Mr. Wachter also has a background in the media and entertainment industry as a former investment banker focusing on the media and entertainment industry, a former member of the board of managers of Beats Electronics, LLC and Beats Music, LLC (companies focused on headphones and related products and music streaming services, respectively, both now part of Apple Inc.), and a director of Content Partners LLC (a company that acquires profit participations in films, television shows and music). Mr. Wachter also has experience in regulatory matters and government relations through his former service on the Board of Regents of the University of California, as an adviser to the former Governor of California and through his work as a tax attorney at a major law firm.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	19

Proposal 1: Election of Directors

Deborah C. Wright
Former Chairman of Carver Bancorp, Inc. Director since 2005 Age: 59 Independent Director Board Committees: Audit (Chair)

Prior Professional Experience: Ms. Wright served as Non-Executive Chairman of Carver Bancorp, Inc. from January 2015 through December 2016; a Senior Fellow in the Economic Opportunity and Assets Division of the Ford Foundation from January 2015 through June 2016; Chairman and Chief Executive Officer of Carver Bancorp, Inc. from February 2005 through December 2014; President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank from 1999 to 2005; President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation from 1996 to 1999; Commissioner of the Department of Housing Preservation and Development from 1994 to 1996; a member of the New York City Housing Authority Board from 1992 to 1994; and a member of the New York City Planning Commission from 1990 to 1992.

Other Public Company Boards: Citigroup Inc. and Voya Financial, Inc. During the past five years, Ms. Wright served as director of Carver Bancorp, Inc.

Key Skills and Qualifications: Ms. Wright brings to the Board and to her role as Chair of the Audit Committee leadership, senior management and financial experience through her 17 years of service as the Chairman and/or Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank and approximately 11 years of leadership roles at non-profit organizations or governmental bodies. Ms. Wright also brings to the Board her experience with businesses that provide products or services directly to customers gained through her service at Carver Bancorp, Inc. and Carver Federal Savings Bank, as well as her prior long-term service as a director of Kraft Foods Inc. Ms. Wright also has extensive experience in regulatory matters and government relations through her senior roles in government and non-profit organizations.

20	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Proposal 2: Ratification of Appointment of Independent Auditor

Proposal 2: Ratification of Appointment of

Independent Auditor

The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditor. The Audit Committee annually reviews the independent auditor’s qualifications, performance, fees and independence. Following its review in December 2016, the Audit Committee appointed Ernst & Young LLP (“EY”) as the Company’s independent auditor for 2017. EY has served as the Company’s independent auditor since 2001, when the Company was formed through the merger of America Online, Inc. (now known as Historic AOL LLC) and Time Warner Inc. (now named Historic TW Inc.). The Company is requesting that the shareholders ratify the appointment of EY as the Company’s independent auditor for 2017. The Audit Committee and the Board believe EY is independent and that it is in the best interests of the Company and its shareholders to retain EY as the Company’s independent auditor.

Rotation of Lead Audit Partner and Annual Consideration of Audit Firm Rotation

The Audit Committee believes it is important for the independent auditor to maintain its objectivity and independence. Accordingly, since 2004 the Audit Committee has reviewed on an annual basis whether the Audit Committee should have a policy requiring the regular rotation of the independent auditor and reports its conclusion to the Board. To date, the Audit Committee has determined not to adopt such a policy. In addition, in accordance with SEC rules and the Company’s Policy Regarding Audit Partner Rotation, audit partners are subject to limitations on the number of consecutive years they may provide services to the Company. For the lead audit partner, the maximum number of consecutive years in that capacity is five years. Consistent with these requirements, a new lead audit partner was selected for the audit of the Company’s 2014 financial statements. The Audit Committee and its Chair are involved in the process for selecting the lead audit partner.

EY’s Attendance at the Annual Meeting

Representatives of EY will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditor.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to ratify the appointment of EY (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). However, shareholder approval is not required for the appointment of EY because the Audit Committee is responsible for selecting the Company’s independent auditor. No determination has been made as to what action the Audit Committee or the Board would take if shareholders do not ratify the appointment.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	21

Proposal 3: Annual Advisory Vote to Approve Named Executive Officer Compensation

Proposal 3: Annual Advisory Vote to Approve Named Executive Officer Compensation

In accordance with SEC rules, Time Warner is asking shareholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives.”

2016 was a successful year for Time Warner. The Company delivered strong financial performance in 2016, including 4% growth in revenues, 10% growth in both Operating Income and Adjusted Operating Income, 8% growth in EPS and 23% growth in Adjusted EPS. The Company also achieved significant milestones in 2016, not only in making progress on its key long-term strategic objectives, but also in entering into the Merger Agreement. The Merger will accelerate the Company’s strategy and its ability to innovate, and will provide an attractive premium to shareholders. The Company’s stock performance during 2016 also was very strong with a total shareholder return of 52% for the year compared to 12% for the S&P 500 and an 11% average for its entertainment industry peer group. The Compensation Committee and the Board believe (i) the Company’s compensation program and the compensation actions taken to encourage and reward performance during 2016 effectively supported the execution of the Company’s long-range plans, (ii) the compensation actions appropriately reflected the Company’s financial performance and the NEOs’ individual performance, and (iii) the transaction-related program implemented in connection with the Merger provides effective incentives for the NEOs to support the closing of the Merger and to continue delivering successful company performance while the Merger is pending.

The pay-for-performance design of the Company’s compensation program, the Company’s 2016 performance, the NEOs’ individual performance, and the Compensation Committee’s determination of the 2016 compensation paid to the NEOs are described in the “Compensation Discussion and Analysis” (“CD&A”) beginning on page 47. Shareholders are encouraged to read the CD&A before deciding how to vote on this proposal. Subject to both the earlier closing of the Merger and the Board’s consideration of the vote at the Annual Meeting on the Company’s proposal on the frequency of holding an advisory vote on NEO compensation, the next advisory vote on NEO compensation is expected to take place at the 2018 annual meeting of shareholders.

The Board of Directors recommends a vote FOR the approval of the resolution.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve this proposal (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). However, the vote on executive compensation is advisory and, therefore, not binding on the Company, the Board or the Compensation Committee. The Board and the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

22	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Proposal 4: Advisory Vote on Frequency of Holding Advisory Vote on NEO Compensation

Proposal 4: Advisory Vote on the Frequency of Holding an Advisory Vote to Approve Named Executive Officer Compensation

In accordance with SEC rules, the Company is providing shareholders the opportunity to vote, on an advisory basis, on whether future advisory votes to approve NEO compensation should be held every one, two or three years.

The Company has provided shareholders the opportunity to vote, on an advisory basis, on NEO compensation each year starting with the 2011 annual meeting of shareholders. The Board has determined that continuing to include a proposal for shareholders to vote, on an advisory basis, on NEO compensation every year is appropriate for the Company and its shareholders because shareholders have expressed a preference for annual votes not only in the 2011 advisory vote on the subject, but also during their engagement with the Company. Subject to both the earlier closing of the Merger and the Board’s consideration of the vote on this proposal, the Company expects the next advisory vote on NEO compensation to take place at the 2018 annual meeting of shareholders.

Shareholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years or three years or may abstain from voting. In considering this vote, shareholders may wish to review the information presented in connection with Proposal 3 (the advisory vote to approve NEO compensation) on page 22 and in the “Compensation Discussion and Analysis” beginning on page 47.

The Board of Directors recommends a vote FOR the option of EVERY ONE YEAR as the frequency with which shareholders are provided an advisory vote to approve NEO compensation.

Vote Required for Approval

The vote on this proposal is not intended to approve or disapprove the recommendation of the Board. If one of the frequency options (one year, two years or three years) receives the vote of a majority of the votes duly cast by the holders of Common Stock, it will be the frequency preferred by shareholders. However, the vote is advisory and, therefore, not binding on the Company or the Board. The Board will consider the vote when deciding whether shareholders are provided an advisory vote to approve NEO compensation every one, two or three years. Based on the expected timing of the Merger, the Company does not expect to provide shareholders another advisory vote on NEO compensation.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	23

Corporate Governance

CORPORATE GOVERNANCE

Strong Governance Practices

Time Warner has strong corporate governance practices and policies, including the Corporate Governance Policy (initially adopted in 2002), which help ensure that the Board not only provides independent oversight of management, but also has the experience, expertise and information to work effectively with management in making strategic and other key business decisions for the Company. Because corporate governance practices evolve, the Board reviews its Corporate Governance Policy, committee charters, and other governance documents at least annually and updates them as necessary or appropriate, taking into account the effectiveness of the Company’s policies and practices, legal requirements, industry practices and shareholder views.

Key Examples of Strong Governance Practices

Key examples of Time Warner’s long-standing commitment to strong corporate governance policies and practices include the following:

•	Board Independence: Under the Corporate Governance Policy, a substantial majority of the directors must be independent. All current directors, other than the CEO, are independent.

•	Independent Board Committees: Only independent directors serve on the Board’s committees.

•	Lead Independent Director with significant authority and responsibilities since 2006. The Board Leadership Policy requires consideration of Board leadership at least annually, with disclosure to shareholders on factors reviewed (see the 2017 report posted at www.timewarner.com/leadership).

•	Board Qualifications and Ongoing Education: The Board believes the Company is best served by a board of directors whose members have a variety of professional experience, backgrounds, qualifications and complementary skills and who bring diverse viewpoints and perspectives to the Board. The Board has identified experience in the media, technology and consumer-facing industries, as well as success in building and managing a large and successful global business, including businesses with evolving business models, as key qualifications. The Board’s experience is reinforced through a robust ongoing director education program, including in-depth regular discussions and information (including from third parties) on the trends, competitive positioning, and emerging challenges and opportunities in the media and entertainment industry.

•	Director Accountability: Directors are elected annually (i.e., no classified board) and, in an uncontested election, each director nominee receiving more “for” votes than “against” votes is elected to the Board.

•	Director Resignation By-Law Provision: If an incumbent director nominee in an uncontested election receives more “against” votes than “for” votes, the director must submit, no later than two weeks after the certification of the shareholder vote by the Company, an offer to resign from the Board. The Board would consider the resignation offer within 90 days of certification of the vote and either accept the resignation offer or reject the resignation offer and seek to address the underlying cause(s) of the “against” votes.

•	Strong Director Succession Practices: The Company’s strong director succession practices are demonstrated by the Board recruiting and adding four new directors with highly relevant experience since January 2009, including two in 2009 and one in each of 2010 and 2013. Because of the anticipated retirements of several directors from 2016 through 2018, the Nominating Committee began a search in early 2016 to identify new candidates to serve as a director. In light of the pending Merger, the Board suspended the search in October 2016.

•	Board Tenure: To help ensure the Board has an appropriate balance of experience and fresh perspectives, the Board believes it is well-served by having non-employee directors with a mix of tenures, and the Corporate Governance Policy states that the Board expects that the average tenure of non-employee directors will generally not exceed 10 years.

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•	Limits on Service on Other Public Company Boards: To ensure non-employee directors have sufficient time to devote to their responsibilities, they may not serve on the board of more than four other public companies.

•	Director Evaluations: The Board conducts rigorous annual self-evaluations in which (i) the members of the Nominating Committee discuss with the other directors the composition, responsibilities, leadership structure, committee process, and overall effectiveness of the Board; (ii) the Nominating Committee reviews the findings and recommendations from those discussions; and (iii) the Nominating Committee recommends to the Board for approval an action plan to address items identified through the evaluation process. Management reports to the Board during the year on the progress in implementing the action plan. The evaluations have informed the Board’s decisions in areas such as director and executive succession planning, topics to be addressed at Board meetings, and opportunities for the Board to expand its interactions with management. The committees also discuss similar topics during their annual self-evaluation processes.

•	No Supermajority Voting Provisions in the Company’s Charter or By-Laws

•	Special Meeting Rights: Shareholders have the right to request special meetings (15% threshold).

•	Proxy Access By-law Provision: Adopted in 2016, as described in more detail below.

•	No Shareholder Rights Plan

•	Strong Executive Succession Practices: Management succession planning is a priority for the Board. Consistent with the Company’s history of developing leaders internally, the Board’s goal is to be in a position to appoint its most senior executives from within the Company. CEO succession planning is overseen by the Nominating Committee, which has developed a comprehensive program that encompasses both emergency succession of the CEO and long-term succession planning. The Compensation Committee and the Board also periodically discuss succession planning for other senior management with the CEO and the Chief Human Resources Officer. The Lead Independent Director also facilitates additional discussions among the independent directors about succession planning at executive sessions. As part of the Company’s succession practices, senior executives of the Company and its divisions regularly meet with the Board and its committees.

•	Stock Ownership Requirements for Executive Officers and Directors

•	No Hedging or Pledging: The Company prohibits executive officers and directors from engaging in hedging transactions with Common Stock, holding Common Stock in a margin account or pledging Common Stock as collateral for a loan.

•	Codes of Conduct: The Company has robust codes of conduct for its executive officers and directors.

•	ESG Disclosure: The Company keeps shareholders, the investment community and other stakeholders informed about its activities relating to environmental, social and governance matters, including through its website (www.timewarner.com/citizenship). The Company also plans to issue a new corporate responsibility report in 2017.

Proxy Access

In January 2016, the Board amended the Company’s By-laws to implement proxy access, which provides shareholders the ability to nominate individuals for election as a director and to have the nominee included in the Company’s proxy statement and proxy. The Board’s adoption of proxy access followed (i) discussions with the Company’s major institutional shareholders beginning in 2014, including a series of conversations in autumn 2015 and early 2016 with institutional shareholders representing over 40% of the Company’s outstanding shares of Common Stock, which included discussions of their views on specific proxy access provisions; (ii) a careful evaluation by the Nominating Committee of shareholder views, policies and votes at other companies on proxy access, evolving practices at other large corporations, relevant academic research, the potential impact on the Company of the adoption of proxy access, alternatives to proxy access and proxy access frameworks adopted by other companies; and (iii) the receipt of a shareholder proposal in late December 2015 requesting the Company adopt proxy access with 3% ownership/3-year holding requirements. The Company’s proxy access provision has the following key features:

•	3% ownership threshold

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•	3-year holding period

•	Greater of 2 nominees or 20% of Board, for election at an annual meeting of shareholders

•	Up to 20 shareholders may group together to satisfy 3% ownership threshold

The Board’s adoption of proxy access enhanced shareholders’ rights without taking away any of the existing rights shareholders had to nominate directors. The Nominating Committee also amended the Policy Statement regarding Director Nominations to provide that, if timely requested by the shareholder(s) who nominate director candidates through proxy access, the Committee will review proxy access candidates using the same criteria it applies to other new director candidates.

The Board believes the Company’s proxy access framework is responsive to the views expressed by the Company’s shareholders, strikes an appropriate balance between enhancing shareholder rights and adequately protecting the interests of all shareholders, provides shareholders a meaningful voice in the nomination and election of directors and is consistent with prevailing practices and the proxy access frameworks adopted by other Fortune 500 companies.

By-law Amendment in Connection with the AT&T Merger Agreement

In connection with entering into the Merger Agreement with AT&T, the Board amended the By-laws to provide that, unless the Company consents in writing to an alternative forum, any of the following types of lawsuits must be brought in the Delaware courts: (i) any shareholder action brought on behalf of the Company, (ii) any claim asserting a breach of a fiduciary duty owed by any current or former director, officer or shareholder of the Company to the Company or its shareholders, (iii) any state law-based claims arising under the General Corporation Law of the State of Delaware, (iv) any claims seeking to enforce remedies under the Company’s Certificate of Incorporation or By-laws, (v) any claims as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Delaware courts, or (vi) claims governed by the internal affairs doctrine (collectively, the “Covered Claims”). The Board believes that the adoption of this amendment to the By-laws was in the best interests of the Company and its shareholders. The Delaware courts are best suited to address any Covered Claims given that the Company is incorporated in Delaware and the Delaware courts have expertise in overseeing claims governed by Delaware law, including in the context of mergers and acquisitions. In addition, designating the Delaware courts as the exclusive forum for any Covered Claims reduces the costs of litigation compared to litigation conducted in multiple jurisdictions as well as the risk of disparate outcomes.

Shareholder Engagement

The Board values the views of the Company’s shareholders and believes shareholder engagement is a key component of its strong governance practices. For more than a decade, the Company has had a practice of engaging with shareholders on governance and related matters throughout the year. In the period prior to the 2016 annual meeting of shareholders, the Company contacted its 100 largest shareholders, representing over 50% of the Company’s outstanding shares of Common Stock. Following the 2016 annual meeting, the Company continued to engage with shareholders on a range of topics, including executive compensation matters, such as the performance measures used in the executive compensation program and changes to the Company’s secondary peer group, and governance and corporate responsibility matters, reaching out to shareholders representing approximately 45% of the Company’s outstanding shares of Common Stock. The Company also contacted shareholders representing over 50% of the Company’s outstanding shares of Common Stock regarding the Merger in connection with the special meeting of shareholders. The Board and its committees are regularly updated on shareholder feedback and consider the views of shareholders in making their decisions.

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Highly Qualified and Independent Directors

Time Warner’s Board consists of ten highly qualified, skilled and dedicated directors, nine of whom are independent. These directors possess a combination of qualifications, skills and experiences that enable them to provide effective oversight of the Company and management. Mr. Barksdale will retire from the Board at the Annual Meeting in accordance with the retirement provisions in the Corporate Governance Policy and, in light of the pending Merger, the size of the Board will be reduced and the position not filled with a new director. For a detailed discussion of the qualifications, skills and experience of each of the nominees for director, see “Background of Director Nominees” beginning on page 11.

To conclude that a director is independent, the Board must determine that the director has no material relationship with the Company or its subsidiaries and that the director is free of any other relationship that would interfere with the director’s exercise of independent judgment. The Board has established guidelines on director independence that address employment and commercial relationships that may affect a director’s independence, as well as categories of relationships that are not deemed material for purposes of director independence. In addition to applying these guidelines, which are included in the Corporate Governance Policy, the Board considers the NYSE listing standards and the Company’s By-laws. Based on its annual review of director independence, the Board determined that all of the current directors and all of the nominees for director are independent, except for Mr. Bewkes, who is an executive officer of the Company and thus cannot qualify as an independent director. In determining the independence of the Company’s directors, as described under “Transactions Considered in Making Independence Determinations” beginning on page 36, the Board considered relevant transactions, relationships and arrangements as required by the guidelines, NYSE listing standards and the Company’s By-laws.

Board Leadership

The current leadership structure consists of one individual serving as Chairman of the Board and CEO and an independent director serving as Lead Independent Director with meaningful responsibilities and authority, who serve as part of a Board consisting of ten engaged and effective directors, nine of whom are independent. The Board’s Policy on Determining the Leadership Structure of the Board of Directors requires the Nominating Committee and the Board to conduct an annual review of the Board’s leadership structure. In its annual review in January 2017, the Board determined that the current leadership structure is effective and continues to be the optimal structure for the Company.

Current Leadership Structure
Chairman of the Board and CEO	Jeffrey L. Bewkes
Lead Independent Director	Robert C. Clark
Independent Directors	9 of 10 directors are independent
Board Committees	All members are independent

Lead Independent Director’s Authority and Responsibilities

The Lead Independent Director’s authority and responsibilities include:

•	Presiding at meetings of the Board at which the Chairman of the Board is not present and at executive sessions of the Board (unless the matter under consideration is within the jurisdiction of one of the Board’s committees, in which case, the Chairman of the relevant committee presides).

•	Authority to call meetings of independent directors.

•	Serving as the liaison between the Chairman of the Board and the other directors.

•	Authority to approve the agenda (including the time allocated to items) and information for Board meetings.

•	Advising the Chairman of the Board with respect to consultants who may report directly to the Board.

•	Serving as interim Chairman of the Board in the event of the death or incapacitation of the Chairman of the Board.

•	Availability, as appropriate, for communication with the Company’s shareholders.

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Corporate Governance

Selection of Lead Independent Director

The Corporate Governance Policy provides that the Chair of the Nominating Committee will serve as Lead Independent Director unless the independent directors determine to appoint another independent director to the role. Stephen Bollenbach served as Lead Independent Director from May 2012 until his death in October 2016. Mr. Bollenbach had more than 15 years of leadership experience and extensive knowledge and experience in finance and accounting matters from senior roles at several major companies with international operations, including from serving as Chief Executive Officer of Hilton Hotels Corporation and Chief Financial Officer of The Walt Disney Company. Mr. Bollenbach also had deep knowledge of the Company from his more than 15 years of service as a director, including from previously serving as Chair of two of the Board’s committees.

Upon Mr. Bollenbach’s death, Robert Clark became Lead Independent Director pursuant to the Corporate Governance Policy. At its next meeting, in late October 2016, the Nominating Committee (without Mr. Clark participating) considered whether to recommend that Mr. Clark or another director should serve as Lead Independent Director. The Nominating Committee reviewed Mr. Clark’s background and skills and concluded they are well matched to the role of Lead Independent Director, particularly given that a significant focus of the Company during the coming year would be on the consummation of the Merger. Mr. Clark has 14 years of leadership experience as a former Dean of Harvard Law School and expertise in corporate law (including mergers and acquisitions and corporate governance), finance and regulation. Mr. Clark has deep knowledge of the Company from his years of service as a director, his service on the Audit Committee, as well as his effective independent leadership serving as Chair of the Nominating Committee. As a result of its review, the Nominating Committee recommended to the Board that Mr. Clark remain as Lead Independent Director.

Policy on Determining the Leadership Structure of the Board of Directors

For more than a decade, the Nominating Committee and Board have annually reviewed the leadership structure of the Board. In January 2009, the Board enhanced and further documented the Company’s practices in this area by adopting the Policy on Determining the Leadership Structure of the Board of Directors, which provides for the review of the Board’s leadership structure and the performance of the individuals who serve in Board leadership positions annually and whenever there are changes in the individuals serving in Board leadership positions. As part of this review, the Nominating Committee evaluates:

•	Key leadership positions (e.g., Chairman of the Board, Lead Independent Director and CEO, including whether the position of Chairman of the Board should be held by the CEO, an independent director, or a non-independent director other than the CEO);

•	Responsibilities of those positions; and

•	Qualifications for those positions.

The Nominating Committee makes its recommendations to the Board, which is responsible for approving the leadership structure of the Board.

Determination of Current Leadership Structure

In January 2017, on the recommendation of the Nominating Committee, the Board determined that the current Board leadership structure continues to work effectively and is appropriate for Time Warner at this time. In reaching its determination, the Board considered a number of factors, including the following:

•	Mr. Bewkes serving as both Chairman of the Board and CEO has provided strong and effective leadership and accountability with respect to the Company’s strategy, long-range plan, budget and transactions;

•	Mr. Clark’s background and skills are well matched to the role of Lead Independent Director, particularly during the period the Merger is pending, given his expertise in the area of corporate law (including mergers and acquisitions and corporate governance) and deep knowledge of the Company;

•	the Lead Independent Director’s meaningful responsibilities and authority;

•	the current leadership structure supports the effective flow of information between management and the Board, as demonstrated, for example, by the frequent and thorough communications during the negotiations leading to the entry into the Merger Agreement;

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•	under the current leadership structure, management has been responsive to Board requests for information;

•	having consistent leadership during a period of transition, such as the pending Merger, can help make the transition less disruptive to operations; and

•	the Company’s leadership policies and practices continue to be consistent with the policies and practices of a majority of the S&P 500 companies.

The report on the Board’s determination of its leadership structure is posted on the Company’s website at www.timewarner.com/leadership.

Board and Committee Responsibilities

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term shareholder value. The Board selects senior management of the Company, oversees and monitors the performance of management and the Company, and provides advice and counsel to management. The Board annually, or more often, as circumstances warrant, reviews the Company’s strategy and approves a long-range plan that includes an annual budget and capital plan. The Board reviews and approves transactions pursuant to guidelines the Board has established and reviews from time to time.

Board’s Role in Company Strategy

While the formulation and implementation of the Company’s strategy is primarily the responsibility of management, the Board plays an active role with respect to the strategy. This includes not only monitoring progress made in executing the Company’s strategy, but also regularly evaluating the strategy in light of evolving business, industry, and global operating and economic conditions. The Board carries out its role primarily through regular strategic reviews and discussions with management, which include both broad-based presentations and more in-depth analyses and discussions of specific areas of focus. For several years, the Board has held a full-day meeting devoted to the Company’s strategy. In addition, regular Board meetings throughout the year include discussions with management of the Company or senior operating executives of the Company’s divisions on a key aspect of the strategy, significant initiatives to implement the strategy, or developments in or affecting an area of the Company’s businesses, or on trends, competitive positioning, and emerging challenges and opportunities in the media and entertainment industry. The Board also reviews the strategy, including actions taken and planned to implement the strategy, as part of its review and approval of the annual budget and long-range plan. In addition, in determining whether to approve the entry into the Merger Agreement, the Board considered the Company’s strategic direction and prospects, including the Board’s view that the Merger would accelerate, and reduce the risk in, the Company’s strategy to distribute content across platforms, including through services offered directly to consumers, and develop more targeted advertising offerings.

The Board’s oversight of risk management (as described below) enhances the directors’ understanding of the risks associated with the Company’s strategy and its ability to provide guidance to and oversight of senior management in executing the strategy. The Lead Independent Director helps facilitate the Board’s oversight of strategy by ensuring directors receive adequate information about the Company’s strategy, key initiatives and operations.

Oversight of Risk

The Board is charged with general oversight of the management of the Company’s risks. The Board considers, as appropriate, risks to the Company among other factors in reviewing the Company’s strategy, long-range plan, budget, capital plan and major transactions. The Board carries out its risk oversight function both as a whole and through delegating to the Board committees the oversight of risks that come within the committee’s substantive areas, as set forth in the listing of committee responsibilities. In particular:

•	The Audit Committee reviews and discusses a report from management at least annually on the risks the Company faces, including information security risks, management’s actions to address those risks, and the Company’s risk management and mitigation processes. The report is also provided to the Board.

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•	The Compensation Committee oversees risks related to the Company’s compensation programs and policies. The Compensation Committee reviews and discusses at least annually management’s report on such risks. See “Compensation Programs and Risk Management” beginning on page 71.

•	The Nominating Committee assists the Board in the oversight of risks, particularly those relating to the Company’s reputation, through its oversight of governance, public policy and corporate responsibility matters.

In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors selected by the Board or its committees.

Executive Sessions of the Board

The Company’s independent directors generally meet by themselves, without management or any non-independent directors present, at each regularly scheduled Board meeting, and at other times upon the request of any independent director. These executive sessions are led by the Lead Independent Director, except when it is more appropriate for the Chair of the committee that has primary responsibility for the matter being discussed to lead the discussion.

Board Meetings and Attendance

Board Meetings. The Board generally meets at least seven times each year; during 2016, the Board met 10 times.

Attendance. Each incumbent director attended at least 75% of the aggregate of (i) the total number of Board meetings during 2016 and (ii) the total number of meetings of committees on which such member served during 2016 (or the period of 2016 during which the director was a member of the committee, if less than the full year). The Company’s directors are encouraged and expected to attend the annual meetings of the Company’s shareholders. Ten of the eleven directors nominated for election at the 2016 annual meeting of shareholders attended that meeting. In addition, most of the directors attended the special meeting of shareholders on February  15, 2017.

Board Committees and their Responsibilities

The Board has three standing committees: the Audit Committee, the Nominating Committee and the Compensation Committee. All members of the committees are independent and satisfy the standards of independence applicable to the respective committee. Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, evaluates its performance annually and holds regular executive sessions at which management is not present. Except as otherwise prohibited by law or Time Warner’s Certificate of Incorporation or By-laws, each committee may delegate its responsibilities to subcommittees or individuals.

Each committee is authorized to retain its own outside consultants, legal counsel and other advisors, as it desires. The Compensation Committee’s charter requires that the Committee assess the independence of any compensation consultant, legal counsel or other advisor prior to retaining the advisor or receiving advice from the advisor (subject to certain exceptions). The assessment considers factors relevant to such advisor’s independence, including the factors specified in the NYSE listing standards. The Nominating Committee’s charter contains similar requirements with respect to any consultant, legal counsel or other advisor who will provide the Committee advice regarding non-employee director compensation.

The Board reviews and determines the membership of the Board committees annually, with input from the Nominating Committee. As part of committee succession planning, because of the anticipated retirements of several directors over the next few years, three of whom were serving on the Nominating Committee, in June 2016, the Board approved the rotation of Fred Hassan off the Audit Committee and onto the Nominating Committee. The Board determined that Mr. Hassan was a particularly good fit for the Nominating Committee given his deep corporate and board experience. Mr. Hassan served as former Chairman and Chief Executive Officer of Schering Plough Corporation and Pharmacia Corporation; and as a non-executive Chairman of Avon Products Inc.

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Audit Committee

Deborah C. Wright Chair

Committee Members: Robert C. Clark, Jessica P. Einhorn, Carlos M. Gutierrez and Deborah C. Wright (Chair)

Number of Meetings in 2016: 8

Qualifications: The Board has determined that each member of the Audit Committee is financially literate in accordance with the NYSE listing standards. In addition, the Board has determined that each of Ms. Wright and Messrs. Clark and Gutierrez is an “audit committee financial expert” as defined under SEC rules.

Primary Responsibilities of the Committee: The Audit Committee assists the Board in fulfilling its responsibilities in connection with the following:

•     independent auditor appointment and oversight and related matters,

•     internal audit function,

•     ethics and compliance program,

•     earnings releases and guidance, financial statements and systems of disclosure controls and procedures and internal control over financial reporting,

•     capital structure and strategy, including financing and hedging matters and share repurchase program,

•     mergers & acquisitions, including strategy,

•     tax matters, including strategy,

•     risk management policies and processes, including cybersecurity risks,

•     insurance coverage,

•     retirement programs funding and performance of assets held in retirement plans, and

•     responses to regulatory actions involving financial, accounting and internal control matters.

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Corporate Governance

Compensation Committee

William P. Barr Chair	Committee Members: William P. Barr (Chair), Mathias Döpfner, Fred Hassan and Paul D. Wachter Number of Meetings in 2016: 8

Primary Responsibilities of the Committee: The Compensation Committee is responsible for the following:

•     compensation and benefit structure, programs and plans, including oversight of risks related to the Company’s compensation programs and practices,

•     employment agreements of senior executives, including compensation and benefits provided under them,

•     long-term incentive program design, including performance measures and awards utilized,

•     disclosures regarding executive compensation matters, advisors retained by the Committee and risks related to the Company’s compensation programs and practices,

•     shareholder advisory votes regarding NEO compensation,

•     responses to regulatory developments affecting compensation,

•     officer appointment recommendations, and

•     human development programs, including recruitment, retention, development, diversity and internal communication programs.

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Nominating Committee:

Robert C. Clark Chair and Lead Independent Director	Committee Members: James L. Barksdale, William P. Barr, Robert C. Clark (Chair), Jessica P. Einhorn and Fred Hassan Number of Meetings in 2016: 5

Primary Responsibilities of the Committee : The Nominating Committee is responsible for the following:

•     corporate governance, including regulatory developments relating to corporate governance,

•     director nominations,

•     Board leadership structure,

•     Board committee structure and appointments,

•     Chairman and CEO performance evaluations and CEO succession planning,

•     annual Board performance evaluations,

•     non-employee director compensation,

•     shareholder proposals and communications,

•     related person transactions review and approval, and

•     the Company’s public policy and corporate responsibility activities.

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Corporate Governance

Other Corporate Governance Matters

Commitment to Corporate Responsibility

Time Warner focuses its corporate responsibility efforts on areas that are significant to the Company’s businesses and its communities, including sustainability, diversity, and philanthropy.

Sustainability

As a company that produces and distributes high-quality video content, the sustainability of the Company depends on the protection of intellectual property rights, freedom of expression, and the maintenance and expansion of a robust infrastructure and competitive environment for the distribution of the Company’s content to consumers. The Company seeks to advance these priorities through its public policy, legal, communications, and other efforts.

The quality of the Company’s content is also important for its sustainability. Time Warner fosters an environment of creativity and freedom of expression – and journalists, writers, directors, and producers respond by telling important stories in unique ways on its networks and across its media platforms.

The Company is guided by core values in producing content and reporting news:

• journalistic integrity • freedom of expression • diversity of viewpoints • responsible content	The Company’s studios are industry leaders in establishing and implementing policies and practices to reduce or eliminate tobacco depictions in feature films; from the adoption of the studios’ policy in 2005 through 2016, there were no tobacco depictions in their G-rated films and a 94% reduction of such depictions in their PG- and
PG-13-rated films.

Time Warner is committed to conducting its businesses in an environmentally responsible manner. Time Warner has focused its efforts on the following areas:

•	energy efficiency programs, including making energy-efficient upgrades to its buildings and offices

•	renewable energy

¡	Installed a 600 kilowatt solar project at Warner Bros. Studios in California

•	green building projects

¡	Built a LEED Gold certified sound stage at Warner Bros. Studios in California

¡	Plan to move corporate headquarters to a new building in the Hudson Yards development in New York, which is expected to be a LEED Gold certified building

•	green production of feature films and television programs

•	waste reduction

Diversity

The Company’s commitment to diversity is also related to its sustainability efforts. It has implemented broad diversity initiatives focused on:

•	attracting diverse talent

•	maintaining an inclusive and welcoming workplace

•	creating content that appeals to diverse and global audiences

The Company’s diversity initiatives have been recognized externally:

•	Time Warner named as one of DiversityInc’s 2016 Top 50 companies for diversity

•	Time Warner earned a score of 100% on the 2016 Corporate Equality Index, an annual survey by the Human Rights Campaign

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Transparency

Time Warner keeps shareholders, the investment community and other stakeholders informed of the Company’s activities relating to corporate responsibility.

•	First major United States-based media and entertainment company to publish a comprehensive corporate responsibility report – most recent report is available on the Company’s website at www.timewarner.com/citizenship

•	Time Warner plans to release a new corporate responsibility report in 2017

•	Time Warner discloses greenhouse gas emissions data, including year-over-year data, in its responses to the annual questionnaire from the CDP, an international organization that provides a global system for companies to measure and disclose their greenhouse gas emissions – annual CDP reports are available at www.cdp.net

Community Engagement and Investment

Time Warner’s philanthropic activities are aligned with the Company’s strategy and focus on investments that seek to identify and support new and emerging storytellers, especially those who come from groups that traditionally have been underrepresented in the media and entertainment industry. The Company also invests in programs that broaden access to the arts for younger, more diverse audiences.

Ethical Sourcing Guidelines

The Time Warner Ethical Sourcing Guidelines set forth standards in areas such as employment, health, safety and the environment that the Company expects its vendors and licensees to follow. The Company expects that its vendors will establish and actively review, monitor and modify their management processes and business operations so that their operations align with the principles set forth in the Guidelines. The failure to follow the Guidelines may, among other things, impact a vendor’s ability to continue to do business with the Company. The Guidelines are posted on the Company’s website at www.timewarner.com/citizenship under the heading “Leading Responsibly” and sub-heading “Ethical Sourcing And Supply Chain.”

Political Activity – Policies, Oversight and Disclosure

The Nominating Committee is responsible for overseeing the Company’s public policy activities, which includes policies and practices regarding political contributions and expenditures by the Company, its political action committee (“PAC”), and trade associations. The Company has processes for prior review of corporate political contributions and the use of Company resources in support of the Company’s political activities. In addition, Time Warner discloses at least annually all corporate and PAC political contributions (including, if any, independent expenditures made without coordination with any candidate, campaign or their authorized agents) and payments to trade associations and other tax-exempt organizations that are used for political expenditures. These disclosures can be found on the Company’s website at www.timewarner.com/citizenship under the heading “Leading Responsibly” and sub-heading “Political Activities.” In 2016, the Company was ranked in the first tier of companies in the Center for Political Accountability’s CPA- Zicklin Index of Corporate Political Disclosure and Accountability, which measures corporate disclosure and accountability for political spending. Time Warner was also the top-ranked company in the Consumer Discretionary sector in the CPA-Zicklin Index.

Corporate Governance Documents and Website

The following documents are available on the Company’s website at www.timewarner.com/governance and are also available in print to any shareholder who requests them by writing to the Office of the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, New York 10019-8016:

•	By-laws

•	Corporate Governance Policy

•	Charters of the Board’s three standing committees

•	Policy and Procedures Governing Related Person Transactions

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Corporate Governance

•	Policy Statement Regarding Director Nominations

•	Policy on Determining the Leadership Structure of the Board of Directors

•	Most recent Report on Determination of Current Board Leadership Structure

•	Standards of Business Conduct, which apply to the Company’s employees, including the NEOs

•	Code of Ethics for Our Senior Executive and Senior Financial Officers (“Code of Ethics”), which applies to certain senior executives of the Company, including the Chief Executive Officer, Chief Financial Officer and Controller, and serves as a supplement to the Standards of Business Conduct

•	Guidelines for Non-Employee Directors, which serves as a code of conduct for the Company’s non-employee directors

There were no waivers in 2016 under either the Code of Ethics or the Standards of Business Conduct with respect to any of the Time Warner senior executives covered by the Code of Ethics.

Transactions Considered in Making Independence Determinations

In determining the independence of each current director other than Mr. Bewkes, the Board considered the business transactions, other relationships and charitable contributions described below, all of which it determined were not material to the directors’ independence.

Business Transactions. Under categorical standards on director independence included in the Corporate Governance Policy, transactions between the Company and another entity with which a director or a member of a director’s immediate family is affiliated will generally be deemed not to create a material relationship if the transactions occurred (i) more than three years prior to when the determination of materiality is being made or (ii) in the ordinary course of business and are consistent with the Company’s other transactions with third parties, unless:

•	the director is an executive officer, employee or substantial owner, or the director’s immediate family member is an executive officer, of the other entity; and

•	the transactions represent (i) more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or (ii) more than $250,000 and 2% of the other entity’s gross revenues for the prior fiscal year.

The Board reviews transactions that meet these criteria to determine whether a transaction affects the director’s independence. The Company did not have any transactions with another entity with which a current director or a member of a current director’s immediate family is affiliated during the relevant time period that were outside the ordinary course of business or that surpassed the numerical thresholds described above.

Charitable Contributions. Under categorical standards on director independence included in the Corporate Governance Policy, discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated will generally be deemed not to create a material relationship if the contributions (i) occurred more than three years prior to when the determination of materiality is being made or (ii) are consistent with the Company’s philanthropic practices, unless:

•	the director, or the director’s spouse or domestic partner, is an executive officer or director of the non-profit organization; and

•	the Company’s contributions represent, for the most recent fiscal year, more than the greater of $100,000 or 10% of any individual organization’s annual gross revenues (for organizations with gross revenues up to $10 million per year), or the greater of $1 million or 2% of any individual organization’s annual gross revenues (for organizations with gross revenues of more than $10 million per year), or the greater of $1 million or 2% of all such organizations’ annual gross revenues in the aggregate.

The Board reviews contributions that meet these criteria to determine whether a contribution affects a director’s independence. The Company did not make any contributions to non-profit entities with which a current director or a member of a current director’s family is affiliated during the relevant time period that were inconsistent with the Company’s philanthropic practices or that surpassed the numerical thresholds described above.

36	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Corporate Governance

During 2016, the Company’s largest aggregate charitable contribution to a non-profit entity with which a director or a member of the director’s family was affiliated during 2016 was approximately $165,000 to the University of California. Mr. Wachter was a member of the Board of Regents of the University of California until March 2016, but had no role in the Company’s charitable contributions to the University of California. A significant portion of the charitable contribution supported scholarships. The Company also donated set lighting equipment to the UCLA School of Theater, Film and Television.

Other Matters. Mr. Barr became Of Counsel of Kirkland & Ellis LLP in March 2017. Based on a review of financial records, the Company has not identified any legal services provided to the Company by Kirkland & Ellis LLP in 2016 or 2017 through March 2017.

Related Person Transactions Policy

The Board has adopted a written policy that sets forth procedures for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, holders of more than 5% of any outstanding class of the Company’s voting securities, and immediate family members or certain affiliated entities of any of the foregoing persons. The Nominating Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his designee. The General Counsel or his designee assesses whether a proposed transaction involving a related person is a related person transaction covered by the policy. If so, the transaction is presented to the Nominating Committee for review and consideration at its next meeting or, in certain instances when waiting until the next meeting is not advisable, to the Chair of the Nominating Committee. In determining whether to approve or ratify a related person transaction covered by the policy, the Nominating Committee may review such facts and circumstances and take into account such factors as it deems appropriate, including the related person’s interest and role in the transaction, the terms of the transaction and the benefits of the transaction to the Company.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is, will or may be expected to be a participant, and (iii) any related person has or will have a direct or indirect material interest. The policy also specifies categories of transactions identified by the Board as having no significant potential for an actual or apparent conflict of interest or improper benefit to a related person (such as (i) director compensation disclosed in the proxy statement and (ii) ordinary course transactions with entities with which a related person is affiliated unless (x) the related person serves as an executive officer, employee or beneficial owner of an equity interest of ten percent or more in the other entity and (y) the transaction or series of similar transactions, in the aggregate, represent more than 5% of Time Warner’s consolidated gross revenues for the prior fiscal year or 2% of the other entity’s gross revenues for the prior fiscal year), and thus are not subject to review by the Nominating Committee. The policy is posted on the Company’s website at www.timewarner.com/governance.

Related Person Transaction

Home Box Office entered into an ordinary course business transaction in 2015 with a production company controlled by Andrew Rossi, an established documentary film producer and the son-in-law of Kenneth Novack, a former director. Home Box Office agreed to pay the production company approximately $650,000 for Mommy Dead & Dearest, a documentary about a 2015 murder case in which a wheelchair-bound girl was charged with murdering her mother. The transaction (i) occurred on an arm’s length basis in the ordinary course of business, (ii) is for an amount that is not material to Home Box Office’s annual programming expenses, and (iii) was negotiated without the involvement of any of Mr. Novack, the Board or senior management of Time Warner. Mr. Novack has no direct or indirect interest in the transaction or production company.

Communicating with the Board of Directors

The Board has established processes to facilitate communications by the shareholders with the Board, any of its committees, or an individual member of the Board. Communications can be addressed to the Board, any of the Board’s committees, the non-employee directors as a group, the Chairman of the Board or any individual non-employee director in care of the Office of the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	37

Director Compensation

DIRECTOR COMPENSATION

Nominating Committee’s Review of Non-Employee Director Compensation

The Nominating Committee is responsible for reviewing and making recommendations to the Board regarding non-employee director compensation. Under the Corporate Governance Policy, the Nominating Committee reviews the compensation paid to non-employee directors at least every two years, with the most recent review conducted in the autumn of 2016. Final decisions regarding non-employee director compensation are made by the Board. In carrying out its responsibility, the Nominating Committee is guided by the following key objectives and principles:

•	Compensation should be generally consistent with the Company’s broader compensation philosophy for the Company’s employees.

•	Compensation should be competitive and structured with a balanced mix of cash and equity compensation so the Company can attract and retain directors from diverse professional and personal backgrounds.

•	Compensation should be simple to administer and support the smooth functioning of the Board.

•	Compensation should be cost-effective and consistent with investor policies and expectations.

•	Compensation should be in compliance with all regulatory requirements.

2016 Non-Employee Director Compensation

Each non-employee director received approximately $290,000 in total compensation for 2016, which was unchanged from the amount received beginning in 2014. Each non-employee director could elect to receive either (i) the standard compensation program of a $145,000 cash retainer and equity grants with an aggregate grant date fair value of approximately $145,000 (consisting of restricted stock units (“RSUs”) with a grant date fair value of approximately $100,000 and stock options with a grant date fair value of approximately $45,000) or (ii) an alternative compensation program of a $100,000 cash retainer and equity grants with an aggregate grant date fair value of approximately $190,000 (consisting of RSUs and stock options, each with a grant date fair value of approximately $95,000). The cash retainer in the standard compensation program is at a level that is intended to provide the non-employee directors sufficient cash to pay income taxes on their RSUs as they vest without having to sell shares of Common Stock, which helps attract and retain directors with diverse professional backgrounds and economic circumstances. The alternative compensation program provides the same amount of total compensation as the standard compensation program, but is weighted more heavily toward equity, and the equity component is split equally between RSUs and stock options. An election to receive the alternative compensation program must be made prior to the start of the year in which the compensation is earned and cannot be changed with respect to that year. Under either compensation program, non-employee directors can elect to defer a portion of the annual cash retainer pursuant to the Time Warner Inc. Non-Employee Directors’ Deferred Compensation Plan (as described below). No additional compensation is paid for attendance at Board or committee meetings or for service as Lead Independent Director, a committee chair or a committee member. Compensation for a new director who joins the Board other than at an annual meeting of shareholders consists of a pro-rated portion of the standard compensation program.

Equity Grants

The RSUs granted to non-employee directors in June 2016 vest on June 1, 2017 (the anniversary of the first day of the month in which the RSUs were granted) or immediately if the director ceases to serve as a director of the Company as a result of certain designated circumstances, including (i) retirement, either due to a mandatory retirement policy or after serving at least five years as a director, (ii) failure to be re-elected by the shareholders after nomination, (iii) resignation after receiving fewer than a majority “for” votes of the votes cast in an uncontested election of directors, (iv) death or disability, (v) the occurrence of certain transactions involving a change in control of the Company or

38	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Director Compensation

(vi) under certain other designated circumstances, with the approval of the Board on a case-by-case basis. If a non-employee director leaves the Board for any other reason, then his or her unvested RSUs are forfeited to the Company. The aggregate grant date fair value of the RSUs granted is based on the closing sale price of a share of Common Stock on the grant date or the last trading day preceding the grant date if the grant date is a non-trading day.

The stock options granted to non-employee directors in 2016 have an exercise price equal to the closing sale price of a share of Common Stock on the grant date or the last trading day preceding the grant date if the grant date is a non-trading day, expire 10 years from the grant date and vest on June 18, 2017 (the first anniversary of the grant date) or immediately if the director ceases to serve as a director of the Company as a result of certain designated circumstances, including (i) retirement, either due to a mandatory retirement policy or after a director has attained the age of 55 with ten or more years of service, (ii) failure to be nominated by the Board to stand for re-election at the annual meeting of shareholders, (iii) failure to be re-elected by the shareholders at the annual meeting of shareholders, (iv) resignation after receiving fewer than a majority “for” votes of the votes cast in an uncontested election of directors, (v) death or disability, (vi) the occurrence of certain transactions involving a change in control of the Company or (vii) under certain other designated circumstances, with the approval of the Compensation Committee on a case-by-case basis. The aggregate grant date fair value of the stock options granted is based on the Black-Scholes methodology of valuing options.

RSUs and stock options do not have any voting rights. Non-employee directors receive dividend equivalents on the RSUs held by them in an amount equal to the regular quarterly cash dividends declared and paid by the Company at the same time the dividends are paid on outstanding shares of Common Stock.

Biennial Review of Non-Employee Director Compensation

In the autumn of 2016, the Nominating Committee conducted its regular biennial review of non-employee directors’ compensation, as provided for in the Corporate Governance Policy. The Nominating Committee engaged Farient Advisors LLC (“Farient”) as its independent compensation consultant to provide the Nominating Committee information regarding market trends in director compensation and pay practices at peer group companies and to present recommendations regarding changes to the Company’s non-employee director compensation. The Nominating Committee reviewed the information and recommendations provided by Farient at its meeting in October 2016, and, in December 2016, the Nominating Committee recommended, and the Board approved, changes to the annual compensation program for non-employee directors taking into account the information provided, and recommendations made, by Farient.

The annual compensation for each non-employee director elected at the Annual Meeting will be $320,000, which represents the first increase in non-employee director compensation since 2014. Each non-employee director could elect to receive either (i) the standard compensation program of a $160,000 cash retainer and an equity grant of RSUs with a grant date fair value of approximately $160,000 or (ii) an alternative compensation program of a $110,000 cash retainer and an equity grant of RSUs with a grant date fair value of approximately $210,000. Because of the pending Merger, which is expected to close before year-end 2017, and as supported by practice among peer group companies, the equity component of both the standard and alternative programs consists of RSUs (rather than a combination of RSUs and stock options).

In addition, the Board adopted a policy setting a $750,000 limit on the grant date value of equity compensation that may be paid to a non-employee director during any calendar year.

All of the services provided by Farient during 2016 were to the Nominating Committee, and Farient did not provide any additional services to the Company. The Nominating Committee conducted a review of Farient’s performance and independence. The Nominating Committee believes that there was no conflict of interest between Farient and the Nominating Committee during the year ended December 31, 2016. In reaching this conclusion, the Nominating Committee considered the factors set forth in the SEC and NYSE rules regarding compensation adviser independence.

Stock Ownership Guidelines

Each non-employee director is expected to own, within five years of joining the Board, at least the lesser of 10,000 shares of Common Stock or shares of Common Stock with a value equal to four times the annual cash retainer under the standard compensation program. Each non-employee director who has been a member of the Board for at least five years meets these guidelines.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	39

Director Compensation

Expenses

Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. While travel to such meetings may include the use of Company aircraft, if available and appropriate under the circumstances, the directors generally use commercial air or rail transportation services. Non-employee directors are also reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

The Company provides non-employee directors representative samples of the Company’s products (such as films and television programs on DVDs and Blu-ray Discs), promotional items and other merchandise. The Company also periodically invites and provides for directors and their spouses, domestic partners or guests to attend Company-sponsored events, such as film premieres, screenings, cultural events and the annual meeting of shareholders. For the year ended December 31, 2016, the aggregate incremental cost to the Company for providing non-employee directors these Company products and the attendance of non-employee directors and their spouses, domestic partners or guests at Company events was well below $10,000 per director. The Company also reimburses each non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the attendance by the director, and his or her spouse, domestic partner or guest at such events. From time to time, spouses, domestic partners or guests may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from Board or committee meetings or on other business activities, which may result in the non-employee director recognizing income for tax purposes.

Deferred Compensation Plan

Under the Time Warner Inc. Non-Employee Directors’ Deferred Compensation Plan, non-employee directors may elect each year to defer receipt of 10% to 100% of their cash compensation payable during the next calendar year. An election to defer must be made prior to the start of the year in which the retainer is payable and cannot be changed with respect to that year. Each non-employee director can elect from the following crediting alternatives to determine the amounts that will be paid after the deferral period: (i) the amount deferred plus annual interest at the prime rate in effect on May 1 of each annual period plus 2%, (ii) the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus the notional reinvestment of dividend equivalents based on any regular cash dividends paid by the Company on the Common Stock or (iii) an allocation of 50% of the amount deferred to each of the crediting alternatives. Amounts deferred are payable in cash in a lump sum or in installments after a non-employee director leaves the Board, based on the director’s election made at the time the director elected to defer receipt of the compensation.

Retirement and Prior Deferred Compensation Program

The Company does not currently maintain a retirement plan for its non-employee directors. Mr. Novack, who retired from the Board at the Company’s 2016 annual meeting of shareholders, receives retirement benefits under the terms of the Company’s retirement plans as a result of his past service as an employee of the Company.

During 2016, the Company maintained a prior deferred compensation plan for non-employee directors under which non-employee directors previously could elect to defer all or a portion of their cash compensation until the director reached age 70 or left the Board (the “distribution event”). Of the directors who served on the Board during 2016, Mr. Bollenbach was the only director who had deferred amounts pursuant to this plan. Mr. Bollenbach had elected to receive a payout of the account in annual installments over 10 years following the distribution event. Amounts deferred were tracked by two separate calculation methods to determine which method resulted in the greater value at the time the distribution event occurred: (i) applying the average seven-year Treasury constant maturity bond rate for the year at the end of the year to the amount in the account or (ii) the hypothetical investment of the amounts deferred in shares of Common Stock and reinvestment of any dividends that would be earned thereon. During the payout period, the account accrues interest based on the Treasury rate method. Mr. Bollenbach reached age 70 during 2012 and, as a result, the amount credited to his account became payable in annual installments over ten years beginning in 2013. Mr. Bollenbach passed away in October 2016 and the remaining unpaid balance of his account was paid to his estate in a lump sum payment in December 2016.

40	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Director Compensation

Director Compensation Table

The table below sets forth 2016 compensation information for the Company’s non-employee directors. Mr. Bewkes is the only director who is an officer and employee of the Company, and he does not receive any additional compensation for his Board service.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2016

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(1)(3)(5)	Option Awards(1)(4)(5)	All Other Compensation(6)	Total
James L. Barksdale	$145,000	$100,015	$44,040	$82	$289,137

William P. Barr	$145,000	$100,015	$44,040	—	$289,055

Stephen F. Bollenbach*	$100,000	$95,022	$92,969	—	$287,991

Robert C. Clark	$145,000	$100,015	$44,040	—	$289,055

Mathias Döpfner	$100,000	$95,022	$92,969	—	$287,991

Jessica P. Einhorn	$145,000	$100,015	$44,040	$2,844	$291,899

Carlos M. Gutierrez	$145,000	$100,015	$44,040	—	$289,055

Fred Hassan	$145,000	$100,015	$44,040	—	$289,055

Kenneth J. Novack**	—	—	—	—	—

Paul D. Wachter	$100,000	$95,022	$92,969	—	$287,991

Deborah C. Wright	$145,000	$100,015	$44,040	$1,394	$290,449

*     Mr. Bollenbach passed away in October 2016.

**    Mr. Novack retired from the Board in June 2016 at the Company’s 2016 annual meeting of shareholders and did not receive compensation in 2016.

(1)	Each non-employee director received approximately $290,000 in total compensation for 2016, unchanged from 2015. Each non-employee director could elect to receive either (i) the standard compensation program with a $145,000 cash retainer and equity grants with an aggregate grant date fair value of approximately $145,000 (consisting of approximately $100,000 in RSUs and approximately $45,000 in stock options) or (ii) an alternative compensation program with a $100,000 cash retainer and equity grants with an aggregate grant date fair value of approximately $190,000 (consisting of approximately $95,000 in RSUs and approximately $95,000 in stock options). The election to receive the alternative compensation program for 2016 had to be made prior to 2016 and could not be changed. For 2016, Messrs. Barksdale, Barr, Clark, Gutierrez and Hassan and Mses. Einhorn and Wright received the standard compensation program, and Messrs. Bollenbach, Döpfner and Wachter received the alternative compensation program.

(2)	Mr. Bollenbach deferred all of his cash compensation in 2016 under the Non-Employee Directors’ Deferred Compensation Plan. For more information, see “Deferred Compensation Plan” on page 40.

(3)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of RSUs granted by the Company to non-employee directors in 2016. On June 18, 2016, the Company awarded (i) 1,382 RSUs to each of the non-employee directors serving on that date who received the standard compensation program and (ii) 1,313 RSUs to each of the non-employee directors serving on that date who received the alternative compensation program. Because the grant date occurred on a non-trading day, the grant date fair value of each RSU award was determined using the closing sale price of the Common Stock on the NYSE Composite Tape on the last trading day preceding the grant date. The actual value, if any, that is realized by a director from an RSU award, will depend on the market price of the Common Stock in future years. For information about the weighted average grant date fair value of the RSUs granted in 2016, see Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Form 10-K”).

(4)	The amounts set forth in the Option Awards column represent the aggregate grant date fair value of stock options granted by the Company in 2016. On June 18, 2016, the Company awarded non-qualified options to purchase (i) 3,108 shares of Common Stock to each of the non-employee directors serving on that date who received the standard compensation program and (ii) 6,561 shares of Common Stock to each of the non-employee directors serving on that date who received the alternative compensation program.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	41

Director Compensation

The grant date fair value of the stock options was calculated using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 25.28%, an expected term to exercise of 5.93 years from the grant date, a risk-free interest rate of 1.35%, and a dividend yield of 2.22%. For information about the weighted-average assumptions used to determine the grant date fair value of the stock options granted in 2016, see Note 13 to the Company’s consolidated financial statements included in the 2016 Form 10-K. The discussion in Note 13 reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors.

The actual value, if any, that is realized by a non-employee director from a stock option will depend on the amount by which the market value of the Common Stock exceeds the exercise price of the stock option on the date the stock option is exercised. Accordingly, there is no assurance that the value realized by a non-employee director will be at or near the grant date fair value presented above. These amounts should not be used to predict stock performance.

(5)	Presented below is the aggregate number of outstanding stock awards and stock option awards held by the non-employee directors on December 31, 2016.

Name	Total Stock Awards (RSUs) Outstanding at 12/31/16	Total Stock Option Awards Outstanding at 12/31/16
James L. Barksdale	1,382	39,443
William P. Barr	1,382	34,139
Robert C. Clark	1,382	31,405
Mathias Döpfner	1,313	45,630
Jessica P. Einhorn	1,382	8,466
Carlos M. Gutierrez	1,382	5,568
Fred Hassan	1,382	31,405
Paul D. Wachter	1,313	30,960
Deborah C. Wright	1,382	35,424

Mr. Bollenbach passed away in October 2016 and his estate held 41,611 stock options at December 31, 2016. Mr. Novack retired from the Board in June 2016 and he held 11,088 stock options at December 31, 2016.

(6)	The amounts set forth in the All Other Compensation column consist of the Company’s payments made in 2016 for the estimated taxes incurred in 2016 for income recognized by Mr. Barksdale and Mses. Einhorn and Wright due to attendance by a family member or guest at a Company event in 2016.

42	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Security Ownership

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of Time Warner Common Stock as of February 28, 2017 for each current director, each nominee for election as a director, each of the persons named in the Summary Compensation Table for Fiscal Year 2016 and for all current directors and executive officers as a group. None of the foregoing persons beneficially owned any equity securities of the Company’s subsidiaries as of February 28, 2017.

	Time Warner Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Option Shares(2)	RSUs(3)	Percent of Class
Howard M. Averill	63,144	192,297	—	*
James L. Barksdale	67,684	36,335	—	*
William P. Barr(4)	43,403	31,031	—	*
Jeffrey L. Bewkes(5)	565,282	4,762,453	—	*
Paul T. Cappuccio(5)	126,738	412,906	—	*
Robert C. Clark	29,013	28,297	—	*
Mathias Döpfner	17,767	39,069	—	*
Jessica P. Einhorn	22,051	5,358	—	*
Gary L. Ginsberg	29,190	152,572	216	*
Carlos M. Gutierrez(6)	12,485	2,460	—	*
Fred Hassan	45,590	28,297	—	*
Olaf Olafsson	33,402	417,702	—	*
Paul D. Wachter(7)	34,240	24,399	—	*
Deborah C. Wright	22,384	32,316	—	*
All current directors and executive officers (16 persons) as a group(4)-(8)	1,210,453	6,407,939	216	*
*	Represents beneficial ownership of less than one percent of the outstanding Common Stock as of February 28, 2017.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

Under some of the Company’s deferred compensation programs, a participant may elect to have the value of the participant’s deferred compensation paid out based on an assumed investment in Common Stock during the deferral period. Participants do not have any right to vote or receive any Common Stock in connection with these assumed investments, which are represented by share equivalents, or “phantom units,” but are ultimately paid in cash. Under the Company’s deferred compensation programs, Mr. Bewkes has been credited with 23,309 share equivalents. These share equivalents are not included in the table above.

(2)	Reflects shares of Common Stock underlying stock options awarded by the Company that were exercisable within 60 days of February 28, 2017. These shares are not included in the “Number of Shares” column.

(3)	Reflects shares of Common Stock that were issuable within 60 days of February 28, 2017 upon the vesting of RSUs. These shares are not included in the “Number of Shares” column.

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	43

Security Ownership

(4)	The number of shares includes 3,845 shares of Common Stock held by the Barr Family LLC, of which Mr. Barr is the manager and he and his spouse collectively own a 1% interest and his three adult children collectively own a 99% interest.

(5)	The number of shares includes the following individuals’ interests in shares of Common Stock held by a trust under the Time Warner Savings Plan: Mr. Bewkes (approximately 38,835 shares); and Mr. Cappuccio (approximately 295 shares).

(6)	Includes 4,825 shares of Common Stock held by the Carlos M. Gutierrez Trust, of which Mr. Gutierrez is the sole trustee and beneficiary.

(7)	Includes 24,000 shares of Common Stock held by the Wachter Family Trust, of which Mr. Wachter and his spouse are the trustees and beneficiaries. Mr. Wachter and his spouse share voting and investment power with respect to the shares.

(8)	The number of shares held by all current directors and executive officers as a group includes (i) aggregate interests in approximately 39,512 shares of Common Stock held by a trust under the Time Warner Savings Plan and (ii) an aggregate of approximately 6,448 shares of Common Stock held directly by or in the 401(k) plan of an executive officer’s spouse, for which the executive officer disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

Based on a review of filings with the SEC, the Company has determined that the following entities hold more than 5% of the outstanding shares of Common Stock as of December 31, 2016:

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	Percent of Class
The Vanguard Group(1) 100 Vanguard Boulevard Malvern, PA 19355	46,985,311	6.09%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	42,648,746	5.5%

(1)	Based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2017.

(2)	Based solely on an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on January 27, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no such filings were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements in a timely manner during 2016, except that a Form 5 was filed on February 13, 2017, on behalf of Paul D. Wachter, a director of the Company, to report the purchase of 13,000 shares (in the aggregate) of Common Stock by The Wachter Family Trust on August 25, 2015 and February 17, 2016. A Form 4 should have been filed in each of 2015 and 2016 to report the purchases made during the applicable year: one transaction in 2015 reporting the purchase of 8,000 shares of Common Stock and one transaction in 2016 reporting the purchase of 5,000 shares of Common Stock.

44	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Audit-Related Matters

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

Roles and Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities in a number of areas. These responsibilities are described above under “Board Committees and their Responsibilities” beginning on page 30 and in the Audit Committee’s charter, which is posted on the Company’s website at www.timewarner.com/governance.

Required Disclosures and Communications

In connection with its review of the Company’s 2016 financial statements, the Audit Committee reviewed and discussed with management and EY, the Company’s independent auditor, the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s evaluation of the effectiveness of the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with EY the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard 1301 (Communications with Audit Committees), including the quality and acceptability of the Company’s accounting policies, critical accounting estimates, financial reporting processes and internal control over financial reporting.

The Audit Committee received the written disclosures and the letter from EY regarding its independence that is required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee also discussed with EY its independence from the Company and its management. In determining that EY is independent, the Audit Committee also considered whether the provision of any of the non-audit services described below under “Services Provided by EY” is not compatible with EY maintaining its independence.

Audit and Finance Committee Recommendation

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditor, which, in their reports, express opinions on the fair presentation of the Company’s annual consolidated financial statements in conformity with GAAP and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report of the Audit and Finance Committee and in light of its role and responsibilities, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

Members of the Audit and Finance Committee

Deborah C. Wright (Chair)

Robert C. Clark

Jessica P. Einhorn

Carlos M. Gutierrez

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Audit-Related Matters

Policy Regarding Pre-Approval of Services

The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditor, along with the fees for those services. The policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The policy requires the specific pre-approval of all other permitted services. The Audit Committee has delegated to its Chair the authority to address certain requests for pre-approval of audit and permissible non-audit services between meetings of the Audit Committee, and the Chair reports her pre-approval decisions to the Audit Committee at its next regular meeting. The Audit Committee pre-approved all of the services provided by EY referred to below.

Services Provided by EY

The aggregate fees for services provided by EY to the Company with respect to the years ended December 31, 2016 and 2015 are as set forth below.

Type of Fees	2016	2015
Audit Fees(1)	$19,608,000	$18,777,000
Audit-Related Fees(2)	538,000	598,000
Tax Fees(3)	1,839,000	2,042,000
All Other Fees	—	—

Total Fees for Services Provided	$21,985,000	$21,417,000
(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements, (b) the audit of the effectiveness of the Company’s internal control over financial reporting, (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies, (d) international statutory audits, and (e) services that only the independent auditor reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters.

(2)	Audit-Related Fees were principally for services related to (a) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory reporting requirements, (b) audits of employee benefit plans, and (c) services pertaining to acquisitions, dispositions and the related accounting or disclosure treatment for such transactions or events.

(3)	Tax Fees were for services related to (a) tax compliance and advice, (b) tax planning and tax advice, and (c) expatriate tax services.

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Executive Compensation – CD&A

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This CD&A describes the Company’s executive compensation principles and programs, with a focus on the Compensation Committee’s decisions on 2016 compensation for the Company’s NEOs. The NEOs for 2016 are:

Name	Position with the Company During 2016
Jeffrey L. Bewkes	Chairman and Chief Executive Officer

Howard M. Averill	Executive Vice President and Chief Financial Officer

Paul T. Cappuccio	Executive Vice President and General Counsel

Gary L. Ginsberg	Executive Vice President, Corporate Marketing & Communications

Olaf Olafsson	Executive Vice President, International & Corporate Strategy

The Company encourages you to read this CD&A in conjunction with “Proposal 3: Annual Advisory Vote to Approve Named Executive Officer Compensation” on page 22.

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Executive Compensation – CD&A

Section 1 – Overview of Company and 2016 Executive Compensation Decisions

This section provides an overview of the Company’s businesses, its strategy and progress during 2016 in executing its strategy, how the Merger is expected to advance that strategy, the Company’s 2016 financial and operating performance highlights, and the Compensation Committee’s key compensation decisions in 2016 and in early 2017 as part of the regular annual compensation review and in connection with the Merger.

Time Warner’s Businesses

Time Warner is a global leader in media and entertainment that owns and operates television networks and produces and distributes television programming, films, videogames and other high-quality video content worldwide on a multi-platform basis. The Company has three operating divisions: Turner, Home Box Office and Warner Bros.

Leading domestic and international television networks and related digital properties in entertainment, sports, kids and news	Leading global premium pay television services – HBO and Cinemax	Largest integrated television, film and videogame studio in the world

2016 Revenues: $11.4 billion; 38% of Company’s total revenues	2016 Revenues: $5.9 billion; 20% of Company’s total revenues	2016 Revenues: $13.0 billion; 42% of Company’s total revenues

Time Warner’s Strategy and AT&T Merger

Time Warner has pursued a strategy of using its leading brands, distinctive intellectual property and global scale to capitalize on the growing demand for high-quality video content around the world. First, the Company invests in a concentrated portfolio of leading television networks, compelling television programming, top Hollywood movies, and other forms of video and digital content that appeal to audiences globally and across distribution platforms. Second, the Company uses its scale and technology to meet consumer demand for the Company’s networks and content both inside and outside the traditional TV ecosystem, including delivering content directly to consumers. Third, the Company continues to expand its businesses internationally with a focus on increasing scale in territories with strong long-term growth potential. Finally, the Company’s on-going focus on operating and capital efficiency delivers healthy profits and helps fund investments for future growth while providing attractive returns to shareholders. The Board engages with management throughout the year in overseeing the execution of the Company’s strategy, as well as evaluating and refining the strategy to address changes in the industry.

On October 22, 2016, the Company and AT&T entered into the Merger Agreement, pursuant to which the Company will be acquired by AT&T in a stock-and-cash transaction. In unanimously approving the Merger Agreement, the Board considered a number of factors, including how the Merger – by combining the Company’s content with AT&T’s distribution capabilities – will accelerate the execution of the Company’s strategy of offering consumers more choice and value in television network bundles, developing and launching innovative video services delivered directly to consumers over the internet and on mobile devices, and providing more value to advertisers and consumers through targeted advertising. The Company’s shareholders voted to adopt the Merger Agreement at a special meeting held on February 15, 2017, and the Company expects the Merger to close before year-end 2017. For more information on the transaction, please see the proxy statement of Time Warner related to the special meeting of shareholders dated, and filed with the SEC on, January 9, 2017.

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Executive Compensation – CD&A

Continued Execution of Time Warner’s Strategy in 2016

During 2016, Time Warner continued to successfully execute its long-standing strategy, delivering strong operating and financial results while making significant progress on long-term growth initiatives. The table below sets out the components of the Company’s strategy and 2016 highlights and significant accomplishments.

Strategy	2016 Highlights & Significant Accomplishments
Use industry-leading scale to create high- quality branded content that will engage consumers around the world	•	Time Warner invested over $15.0 billion in high-quality content and marketing to maintain or extend leading positions across the Company’s businesses
	•	TBS, TNT and Adult Swim ranked among the top 5 ad-supported cable networks in primetime among adults 18-49
	•	CNN’s U.S. presidential election coverage made it the #1 news network in primetime among adults 18-49, contributing to the highest revenue and profit in its history
	•	HBO received 22 Primetime Emmy Awards, more than any other network for the 15th consecutive year
	•	HBO’s Game of Thrones season six averaged close to 26 million viewers, making it HBO’s most-watched series ever, and HBO’s Westworld averaged over 13 million viewers, becoming HBO’s most-watched freshman series
	•	Warner Bros. was the #1 producer of primetime television series for U.S. broadcast networks for the 8th consecutive season
	•	Warner Bros. was the #2 film studio at the global box office, posting the 2nd best year in its history, with its films grossing nearly $5.0 billion in box office receipts
Leverage scale and technology to meet consumer demand for Company content both inside and outside the traditional TV ecosystem	•	Turner and Home Box Office renewed agreements with key affiliates and expanded distribution of their content outside the traditional TV ecosystem to meet consumer demand and enhance the value of their content
	•	Time Warner made an investment in Hulu, LLC, obtaining a 10% ownership interest
	•	Turner launched FilmStruck, its first domestic streaming video on demand service
	•	CNN ranked as the #1 digital news destination
	•	Warner Bros. acquired DramaFever, which operates an OTT service (a service that delivers video content to consumers over the Internet) in the U.S. specializing in Korean dramas
Expand the Company’s international presence	•	Turner, Home Box Office and Warner Bros. continued to expand their international businesses to capitalize on the growing demand for content and increasing pay television and broadband penetration
	•	Turner increased its number of international networks by 12
	•	Turner had the #1-rated pay TV network portfolio in Latin America
	•	Turner’s Cartoon Network was the most-watched pay TV channel in Latin America for the 3rd consecutive year
	•	Home Box Office launched an OTT service in Spain and HBO Latin America launched OTT services in Argentina and Brazil
	•	Home Box Office significantly increased its international local-language original programming, to approximately 170 hours
	•	Warner Bros. released 60 foreign language films internationally
Focus on operating efficiency and disciplined and balanced capital allocation		Time Warner:
	•	Controlled overhead costs to help fund investments in its businesses and maintained disciplined and balanced capital allocation to drive shareholder returns
	•	Expanded Operating Income margin* and Adjusted Operating Income margin* to 26%
	•	Returned almost $3.6 billion to shareholders through dividends and share repurchases
	•	Strengthened its balance sheet by purchasing $3.0 billion of its higher-coupon debt through cash tender offers, resulting in significant interest savings

Strong Financial Performance in 2016 and Over the Last Several Years*

As it continued to execute its long-term strategy, the Company delivered strong financial performance in 2016, including 4% growth in revenues, 10% growth in both Operating Income and Adjusted Operating Income, 8% growth in EPS and 23% growth in Adjusted EPS. The charts below illustrate Time Warner’s performance in 2016 and over the last several years as measured by a number of key performance criteria.

*

See Annex A for definitions of the non-GAAP financial measures used in this Proxy Statement and reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Executive Compensation – CD&A

Increased Operating Income and Adjusted Operating Income

Consistent Track Record of Strong EPS and Adjusted EPS Growth

Demonstrated Strong Cash Flow Generation

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Executive Compensation – CD&A

Long History of Providing Direct Returns to Shareholders Through Share Repurchases and Dividends

(1)	The Company discontinued share repurchases upon entering into the Merger Agreement.

Superior 1-year, 3-year and 5-year TSR(1) Reflecting Strong Operating Performance and

Disciplined Capital Allocation

(1)	Total Shareholder Return (“TSR”) data in the charts was provided by FactSet.
(2)	Peer average is calculated based on the TSR of CBS Corporation (CBS), Comcast Corporation (CMCSA), Twenty-First Century Fox, Inc. (FOXA), Viacom Inc. (VIAB) and The Walt Disney Company (DIS).

Consistent Track Record of Solid Returns on Assets and Strong Returns on Invested Capital

(1) Return on Assets (“ROA”) is calculated as Net Income divided by Average Total Assets.

(1)   Return on Invested Capital (“ROIC”) is an alternative measure of return on assets that the Company uses to evaluate its capital efficiency. ROIC excludes the impact of purchase price adjustments from the merger of Time Warner Inc. (now known as Historic TW Inc.) with America Online, Inc. (now named Historic AOL LLC) in 2001 and the restructuring of Time Warner Entertainment Company, L.P. in 2003.

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Executive Compensation – CD&A

Executive Compensation Program Designed to Support Sustained Performance and Achievement of Key Goals

•      Compensation Principles and Programs Support Pay-for-Performance Approach. The Compensation Committee is guided by the following key principles in making compensation decisions: the executive compensation program should (i) support the NEO’s accountability for the Company’s and the NEO’s individual performance; (ii) promote alignment of the NEO’s and shareholders’ interests; (iii) help attract, retain and motivate talent; and (iv) be determined by an independent committee responsible for making compensation decisions.

The executive compensation program design has been informed by the Company’s engagement with shareholders. See pages 66 through 68 for more information regarding shareholder engagement.

The Committee has applied these principles in the following manner to support sustained performance and tie compensation earned to the performance achieved:

¡	Structure executive compensation so the vast majority is variable and performance-based (93% of CEO’s target compensation), and a substantial portion is equity-based (57% of CEO’s target compensation)

¡	Use a balanced mix of long-term and short-term performance measures that tie to Company financial performance and support execution of the Company’s long-range plans to generate sustained financial performance and shareholder value

¡	Set challenging financial and strategic goals at the beginning of each performance period

¡	During 2016, implemented transaction-related program to support the closing of the Merger and provide incentives for employees in key positions to continue to focus on delivering strong operating results before and after the Merger

•	Compensation Mix that Ties Pay to Performance. The Compensation Committee believes that the NEOs’ compensation should be structured so that the vast majority is variable and performance-based. In addition, a substantial portion of their compensation should be equity-based to align with shareholder interests and further support the Company’s long-range plans and enterprise-wide value creation.

*	The percentages in the charts reflect the base salary, target annual bonus and target value of long-term incentive awards made in February 2016 as part of the annual compensation process. The charts do not reflect the transaction-related program approved by the Compensation Committee in connection with the Merger. The charts also do not include health and welfare benefits, employer matching contributions in retirement programs or personal benefits, which, if included in total target direct compensation, would constitute less than 3% of each NEO’s 2016 total target direct compensation. The sum of the percentages in the chart for the “Other NEOs as a Group” exceeds 100% due to rounding.

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Executive Compensation – CD&A

•	Balanced Mix of Performance Measures. The Compensation Committee has selected a balanced mix of performance measures for the Company’s incentive programs, which support the execution of the Company’s long-range plans, encourage collaboration among businesses, and drive sustained financial performance and shareholder value. The following table summarizes the Company’s performance-based incentive compensation components, the performance measure(s) used in each and the performance delivered in 2016 and resulting payouts.

Incentive Component	Time Horizon	Performance Measure	Performance Delivered	2016 Payout Linked to Performance
Annual Cash Bonus	1-year	Financial Performance: 70%		Financial Performance Rating: 145%
		• Adjusted Divisional Pre-Tax Income (“ADPTI”)(1)	$7.7 billion of ADPTI
		• Free Cash Flow	$4.4 billion of Free Cash Flow
		Individual Performance: 30%	See pages 59 to 61 for individual performance ratings and achievements; see “Summary Compensation Table for Fiscal Year 2016” beginning on page 73 for amount paid to each NEO
• Progress on key long-term strategic objectives
PSUs	3-year performance period (2014-2016)	• Cumulative Adjusted EPS (based on budgeted number of shares outstanding)	Double-digit Adjusted EPS growth each year(2) (15% CAGR)	Adjusted EPS Rating: 166% x TSR Modifier: 120% = Payout: 199.2% of target
		• TSR relative to the S&P 500	55.4% TSR(3) at 77.9th percentile
Stock Options	4-year vesting period	Company stock price	2016 increase: 49%	Value based on long-term stock price performance

(1)	For a definition of ADPTI, see Annex A.
(2)	Adjusted EPS for, and compound annual growth rate (“CAGR”) over, the three-year performance period does not correspond to the Adjusted EPS growth reflected in the chart on page 50 or the Company’s earnings releases because of the adjustments described on page 63, which reduced the cumulative Adjusted EPS results for the performance stock units’ (“PSUs”) 2014-2016 performance period.
(3)	For PSUs, the share price component of Company and S&P 500 TSR is calculated using the average closing price for the 30 trading days ending on the first and last days of the performance period.

•	Incentive Payouts Based on Challenging Performance Goals. At the beginning of each year the Compensation Committee follows a rigorous process in setting challenging performance goals for both the short-term and long-term incentive plans:

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Executive Compensation – CD&A

The Committee has for many years followed this process in setting goals for the annual bonus and PSUs. For example, the goals for the annual bonus for 2016 were based on the budget and long-range plan approved by the Board in January 2016, which provided for sustained strong earnings growth in 2016 and over the period covered by the long-range plan. To help assess whether the Company financial goals for the annual bonus, and particularly the relative difficulty of achieving them, were appropriate, the Committee compared the goals to the following information:

¡	Analysts’ expectations regarding the financial performance of the Company and its entertainment industry peers; and

¡	The historical performance of the Company and its entertainment industry peers.

The Committee concluded that the goals appropriately reflected the difficulty of achieving the 2016 budget and supported the delivery of the growth reflected in the Company’s 2016 budget and long-range plan.

The Committee also approved individual goals for each NEO that were focused on supporting the Company’s key long-term strategic objectives and new growth initiatives, including increased investments in distinctive high-quality original programming at Turner and Home Box Office; executing Turner’s and Home Box Office’s distribution strategy; extending brands and content across platforms outside the traditional TV ecosystem; leveraging existing, and launching new, franchises across all of Warner Bros.’ businesses; continuing to operate efficiently; and fostering talent development and diversity.

Key Executive Compensation Decisions for 2016 and in Early 2017

•	Decisions as Part of Annual Compensation Process

¡	New Employment Agreement for CEO. In January 2016, the Compensation Committee approved a three-year extension of Mr. Bewkes’ employment agreement to secure his leadership in executing the Company’s strategy and long-range plan in light of his strong performance over his tenure as CEO. The Company entered into an amended and restated employment agreement with Mr. Bewkes with a term ending on December 31, 2020. The extension did not change Mr. Bewkes’ compensation.

¡	Use of ROIC in Goals for Annual Bonuses of CEO and CFO. In February 2016, taking into account shareholder input, the Compensation Committee approved individual performance goals for Messrs. Bewkes and Averill that include ROIC as a measure of their performance on capital allocation goals.

•	Decisions in Connection with the Merger

¡	Transaction-Related Program. The Compensation Committee recognized that the Merger would lead to unique retention and incentive challenges, including due to the extended time period it could take to complete the Merger, the significant amount of work associated with closing the Merger, and the uncertainty associated with working at a company in the process of undertaking a fundamental change, as well as logistical challenges in providing appropriate incentives arising from the fact that the Company’s equity plan will expire in August 2017. Taking into consideration these factors, on October 22, 2016, the Committee approved a transaction-related program with cash and equity components to provide targeted incentives to certain employees, including the NEOs (but, with respect to the cash program, excluding Mr. Bewkes), to support the closing of the Merger, the continued focus on the delivery of strong operating results and the retention of key employees.

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Component	Description	Objectives
Cash Program

•  Participants: Select employees who are most critical to the successful closing of the Merger and to Company operations, including the NEOs (but excluding Mr. Bewkes)

•  Timing: Payable 50% on the closing of the Merger and 50% on the six-month anniversary of the closing, subject to continued employment through each applicable date

•  Amount: For participating NEOs, equal to 50% of their 2017 target bonus

•  Support successful closing of Merger

•  Recognize and reward the significant amount of work involved in closing the Merger

•  Promote continued focus on the delivery of strong operating results

•  Promote retention of key employees during period of uncertainty

Equity Awards(1)

•  Participants: Generally granted to employees who typically receive long-term incentive compensation awards, including the NEOs

¡  No plan to grant employees who received these awards

long-termincentive awards in 2017 or 2018

•  Awards: RSUs (“Transaction RSUs”) with grant date value generally equal to two times the recipient’s target annual long-term incentive compensation

•  Vesting: Follows the vesting schedules that would have applied to RSUs granted to employees in February 2017 and 2018

¡  More restrictive vesting conditions to enhance use as retention tool, including suspension of retirement vesting until after the closing of the Merger

(1)	The Compensation Committee awarded Transaction RSUs to (i) Mr. Bewkes in February 2017 and (ii) the other NEOs in October 2016. For more information, see “Material Terms of Equity Awards Granted to the NEOs” beginning on page 77.

¡	Extension of Terms of Employment Agreements. The Compensation Committee determined it was in the interest of the Company and its shareholders to provide continuity of senior management, and, as a result, on October 22, 2016, approved, and the Company entered into, letter agreements with Messrs. Averill, Cappuccio, and Olafsson that extended the terms of their employment agreements to December 31, 2019. The letter agreements did not increase their compensation or severance benefits. At the same meeting, the Committee approved the entry into an amended and restated employment agreement with Mr. Ginsberg, whose employment agreement had a term ending on December 31, 2016 and whose agreement extension and corresponding compensation change the Committee had originally planned to review at its regular meeting scheduled for late October. The Committee approved the extension of the term of Mr. Ginsberg’s employment agreement through December 31, 2019, and, considering Mr. Ginsberg’s strong ongoing performance in communicating the Company’s strategy and long-term growth plans, approved in the ordinary course, effective January 1, 2017, an increase in his annual salary to $900,000 and the target value of his annual long-term incentive compensation to $1,250,000.

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Executive Compensation – CD&A

Strong Governance of Executive Compensation

The Company’s compensation governance policies and practices are designed to support effective oversight and implementation of the Company’s executive compensation program, thereby helping to drive the Company’s performance while mitigating compensation-related risk.

What Time Warner Does	What Time Warner Doesn’t Do

 Pay-for-Performance: Tie compensation to performance by setting clear and challenging Company financial goals and individual goals and by having a majority of total target compensation consist of performance-based components.

 Multiple Performance Metrics and Time Horizons: Use different performance measures (e.g., for cash bonuses and PSUs) and short- and long-term vesting or performance periods.

 Share Ownership and Retention Requirements: NEOs must comply with share ownership and stock retention requirements.

 Regular Shareholder Engagement: The Company engages with shareholders throughout the year regarding executive compensation and corporate governance matters.

 Limited Personal Benefits: The Company provides limited personal benefits.

 Limit on Equity Dilution: The Compensation Committee maintains a policy limiting annual equity dilution, which caps the maximum annual run rate at 1.5% of the total outstanding Common Stock at December 31 of the preceding year.

 Annual Compensation-Related Risk Review: The Company conducts an annual review of compensation-related risks to confirm that any such risks are not reasonably likely to have a material adverse effect on the Company.

 Clawback Policy: The Company has a policy on the recovery of previously paid executive compensation.

 Use an Independent Compensation Consultant: The Compensation Committee has retained an independent compensation consultant that performs no other consulting services for the Company and has no conflicts of interest.

  No Guaranteed Bonuses: The Company does not guarantee bonus payments for NEOs.

  No Excise Tax Gross-Ups: The Company does not provide any excise tax gross-up payments in connection with a change in control.

  No Change in Control Severance Agreements: The Company does not have change in control severance agreements with the NEOs and there are no enhancements to the amount of their severance in connection with a change in control.

  No Targeting Specific Percentiles: The Compensation Committee does not target a specific percentile of compensation paid to executives at peer companies in setting total compensation levels or individual compensation components.

  No Tax Gross-Ups for Personal Benefits: The Company does not provide tax gross-ups to NEOs for personal benefits.

  No Repricing or Buyouts of Stock Options: The Company’s active equity plan prohibits repricing or buyouts of underwater stock options.

  No Hedging or Pledging: NEOs are prohibited from engaging in hedging transactions with Common Stock, holding Common Stock in a margin account or pledging Common Stock as collateral for a loan.

  No Excessive Overhang or Dilution: The Company’s 2016 equity grants (which included Transaction RSUs granted in 2016) represented less than 1.4% of the total outstanding Common Stock as of December 31, 2015. As of February 28, 2017, the total number of equity awards outstanding (assuming vesting of PSUs at 2x target) represented approximately 4.3% of the outstanding Common Stock.

  No Pension Credits for Years not Worked

  Value of Equity Awards not included in Pension Calculations

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Section 2 – Components of Executive Compensation

The following table describes the components of the executive compensation program and the purpose of each component.

Component	Description	Objectives

Base Salary	• Represents smallest component of total target direct compensation, consistent with pay-for-performance principles	• Attract and retain NEOs by providing competitive level of fixed compensation

Annual Cash Bonus	• Performance-based annual compensation component linked to Company financial performance and individual performance compared to pre-set goals

•  Motivate and reward executives and promote alignment with shareholder interests by determining bonus amounts based on both annual financial performance and progress made during the year on key long-term strategic objectives

Long-Term Incentive Awards

•  Performance-based multi-year compensation component linked to stock price and Company performance

•  Value ultimately earned by NEOs depends on stock price at vesting or exercise and, for PSUs, also on Company financial and relative TSR results over 3-year performance period

•  Value delivered through stock options, RSUs and PSUs prior to entry into the Merger Agreement and through RSUs thereafter

• Provide incentives for executives to deliver strong Company stock and financial performance over the long-term • Reinforce alignment between interests of NEOs and shareholders • Promote retention

Retirement Programs

•  A qualified savings plan and nonqualified deferred compensation plans and programs. The Company also has a qualified defined benefit pension plan and a nonqualified defined benefit plan (both now frozen)

• Enable employees to plan and save for retirement at a reasonable cost to the Company
Personal Benefits	• Financial services reimbursement, life insurance benefits and transportation-related services • No tax gross-up – taxes on personal benefits are sole responsibility of the NEOs

•  Provide a competitive level of benefits at a reasonable cost to the Company

•  To improve security and efficiency, provide the Chairman and CEO a car and driver and encourage him to use Company aircraft for business and personal use

Section 3 – 2016 Executive Compensation Decisions

This section describes the Compensation Committee’s decisions regarding 2016 compensation for the NEOs in more detail, including both decisions made as part of the regular annual compensation review and those made in connection with the Merger.

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Executive Compensation – CD&A

Considerations in Determining 2016 Compensation. At the beginning of each year (or in connection with the entry into or extension of an employment agreement with an NEO), the Compensation Committee sets target compensation levels for each NEO. In determining target compensation levels, the Committee considers:

•	Nature and scope of each NEO’s duties

•	Terms of each NEO’s employment agreement

•	Each NEO’s prior compensation and individual performance

•	Information on compensation levels of similarly positioned executives at entertainment industry peers

•	Views expressed by shareholders and the results of the advisory vote on NEO compensation at the most recent annual meeting of shareholders

•	Internal pay positioning, taking into account each NEO’s pay components and levels relative to other executives with respect to role, length of time the NEO has served in the NEO’s current position, seniority and levels of responsibility

Base Salary. The Compensation Committee reviews the NEOs’ base salaries annually and in connection with the entry into or renewal of an employment agreement with an NEO. The Committee determined to keep the base salaries for the NEOs unchanged for 2016. Mr. Bewkes’ base salary has been the same since 2010.

Performance-Based Compensation – Annual Cash Bonuses

1.	Set Target Bonuses. The Compensation Committee reviews the NEOs’ target bonuses annually and in connection with the entry into or renewal of employment agreements with NEOs. The Committee determined to keep the 2016 target bonuses for the NEOs (which are expressed as a percentage of their base salaries) unchanged. Mr. Bewkes’ target bonus has been the same since 2010. See page 61 for each NEO’s target bonus for 2016. Bonus payouts are generally capped at a maximum of 150% of the target bonus.

2.	Select Performance Measures. In early 2016, the Compensation Committee selected ADPTI and Free Cash Flow as the financial performance measures for the annual cash bonuses, which are the same measures as have been used for several years.

Performance Measure	Reasons for Selection
Adjusted Divisional Pre-Tax Income (ADPTI)

•  Encourages earnings growth

•  Consistent with Adjusted Operating Income, which is one of the primary measures used by the Board and management (as well as investors) to evaluate the Company’s profitability

•  Provides accountability for capital allocation

Free Cash Flow	• Provides a clear view of the Company’s ability to generate cash that can be used for investments in the Company, returns to shareholders and other actions that enhance shareholder value

The Committee also approved individual performance goals for the NEOs that were focused on supporting the Company’s key long-term strategic objectives, including new growth initiatives, operating efficiency, and talent development and diversity. In addition, taking into account input from the Company’s shareholders, the Committee approved individual performance goals for Messrs. Bewkes and Averill for 2016 that included ROIC as a measure of their performance on capital allocation goals.

The Committee assigned a 70% weighting to the financial performance measures and a 30% weighting to the individual goals to emphasize the Committee’s view of the importance of achieving strong financial performance while reinforcing individual accountability for each NEO’s performance. The Committee also assigned a weighting of 70% to ADPTI and 30% to Free Cash Flow based on its view of the relative importance of these measures as indicators of the Company’s operating performance over both the short- and long-term.

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3.	Set Challenging Financial Performance Goals. The Compensation Committee approved challenging financial goals that are consistent with the Company’s budget and long-range plan. The 2016 goals were set at a level that required the Company to deliver higher ADPTI and Free Cash Flow compared to the goals set for 2015. For more information on setting the financial performance goals, see “Executive Compensation Program Designed to Support Sustained Performance and Achievement of Key Goals” on page 52.

4.	Evaluate Company Financial Performance. In January 2017, the Compensation Committee reviewed the Company’s performance with respect to the financial criteria established by the Committee. In 2016, the Company delivered approximately $7.7 billion of ADPTI and approximately $4.4 billion of Free Cash Flow – more than $270 million above the upper range for that measure. After careful consideration, the Committee approved a 145% financial performance rating. While the Company’s financial performance supported a modestly higher rating, the Committee exercised negative discretion to set the lower 145% rating, which it believed appropriately reflected the Company’s performance and sufficiently rewarded employees for the accomplishments in 2016. In reaching that conclusion, the Compensation Committee considered (i) the Company’s financial performance compared to the goals the Committee had set at the beginning of the year, (ii) continued progress on long-term goals and in executing the Company’s strategy, (iii) additional measures of the Company’s financial performance, and (iv) the Company’s performance compared to its entertainment industry peers.

Performance Measure ($ in millions)	% of Financial Component	Financial Performance Framework(1)		2016 Performance(2)
		50%	150%(3)
ADPTI	70%	$7,011	$7,686	$7,656
Free Cash Flow	30%	$2,975	$4,075	$4,369
Financial Performance Rating Approved by the Committee				145%
(1)	If the performance is between the levels shown, payouts are generally determined by interpolation. The financial performance framework reflects adjustments approved by the Compensation Committee to address the impact of unbudgeted investments and acquisitions in 2016, which were undertaken to advance long-term goals and performance but adversely affected 2016 financial results.

(2)	Consistent with the Compensation Committee’s practice of taking into account developments, such as changes in accounting treatment and strategic decisions that were not known or anticipated when the budget and the financial performance criteria were approved (but that would have been reflected, if known), the ADPTI rating reflects an adjustment for programming impairments at Turner related to the brand refreshes at TBS and TNT that lowered the Company’s 2016 results, but were undertaken to further the Company’s long-term strategic objectives. The Committee believes that adjustments for strategic business decisions appropriately mitigate the adverse impact on bonus payouts of actions that reduce short-term results in order to improve long-term performance.

(3)	Represents the performance required for the maximum rating. Amounts above these levels would not result in a higher rating.

5.	Evaluate Individual Performance. In January 2017, the Committee evaluated the performance of each NEO in 2016 with respect to his individual performance goals. Based on its determination that each of the NEOs delivered strong individual performance during 2016, and taking into account Mr. Bewkes’ recommendations with respect to performance ratings for the other NEOs, the Committee approved individual performance ratings of 150% for Messrs. Bewkes, Averill and Cappuccio and 145% for Messrs. Ginsberg and Olafsson. In addition to considering the NEOs’ roles in connection with the negotiation of the Merger Agreement and actions following the entry into the Merger Agreement, in determining the individual performance ratings, the Committee considered the individual accomplishments during 2016 that helped the Company make progress on its long-term strategic objectives, including the new growth initiatives, operating efficiency, and talent development and diversity. Some of the significant accomplishments of the NEOs the Committee considered include:

Mr. Bewkes (Chairman and CEO)

•	Led the successful negotiations with AT&T on the Merger Agreement, with the Merger expected to accelerate the execution of the Company’s strategy, enhance its ability to develop and launch new products and services to meet evolving consumer demands and provide an attractive return to the Company’s shareholders

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•	Oversaw actions that made significant progress on the Company’s key long-term strategic objectives and initiatives, including (i) Turner and Home Box Office successfully executing their distribution strategies, including securing affiliate renewals and distribution by new affiliates, and increasing the distribution of HBO by digital distributors, (ii) Turner launching more distinctive original programming aimed at younger audiences, including the successful launches of Animal Kingdom, The Detour and Full Frontal with Samantha Bee, (iii) Warner Bros. successfully launching its multi-year franchise film slate with Batman v Superman: Dawn of Justice and Suicide Squad from the DC Entertainment franchise and Fantastic Beasts and Where to Find Them from the Wizarding World of Harry Potter franchise, (iv) Warner Bros. increasing television production for cable networks and OTT services, including Westworld for HBO, (v) making content available to consumers across more distribution platforms both inside and outside the traditional TV ecosystem, including through Turner’s launch of FilmStruck, its first streaming video on demand service, (vi) leveraging the Company’s streaming video capabilities to improve the content viewing experience on the Company’s digital properties, and (vii) expanding the distribution of the Company’s content internationally, including through the launch of OTT services by Home Box Office and HBO Latin America

•	Oversaw actions to improve the efficiency and effectiveness of key business operations, including through the successful management of overhead expenses

•	Effectively communicated the Company’s strategy, both before and after the Merger Agreement was announced

•	Continued to focus on capital allocation efficiency

Mr. Averill (EVP and CFO)

•	Played a key role in the evaluation of the proposed Merger and negotiations with AT&T on the Merger Agreement

•	Prudently managed the Company’s balance sheet with respect to the Company’s leverage ratio, share repurchases, investments and liquidity, including the Company’s investment in Hulu, LLC

•	Oversaw the achievement of meaningful cost savings across the Company

•	Led the Company’s investor relations program in communicating the Company’s financial plans, results and strategy to shareholders and debt holders both before and after the Merger Agreement was announced

•	Maintained effective internal control over financial reporting and enhanced existing internal control processes

•	Continued to focus on capital allocation efficiency

Mr. Cappuccio (EVP and General Counsel)

•	Led a team of internal and external legal counsel in the successful negotiations with AT&T on the Merger Agreement and in the analysis of the required shareholder and regulatory approvals, and provided effective legal advice to the Board in connection with its review and approval of the Merger Agreement

•	Provided effective legal advice and assistance, individually and through the legal department, on significant matters, including (i) the Company’s investment in Hulu, LLC, (ii) the issuance of an aggregate of $2.3 billion of debt in two public debt offerings, (iii) the successful cash tender offers for $3 billion aggregate principal amount of debt, and (iv) the extension of the Company’s $5 billion senior unsecured credit facilities from December 2020 to December 2021

•	Maintained an effective compliance program

•	Contributed to the refinement and execution of the Company’s content distribution strategy, including enhancing the value of traditional pay TV services for consumers, while also increasing the scale of the Company’s OTT services

Mr. Ginsberg (EVP, Corporate Marketing & Communications)

•	Oversaw the communication strategy for the Merger, both in connection with the initial announcement of the entry into the Merger Agreement and in response to subsequent press coverage, and led efforts to keep employees informed about the Merger

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•	Expanded the collection, sharing and application of consumer data across the Company to increase the efficiency and effectiveness of its marketing campaigns and franchise management

•	Effectively communicated key Company successes, including CNN’s record-breaking year, the brand refreshes of TNT and TBS, growth of HBO’s OTT services and Warner Bros.’ movie releases

•	Continued to strengthen the Company’s efforts to support and cultivate diverse storytellers by investing in their work, facilitating internal and external relationships and providing a platform for them to reach wider audiences

Mr. Olafsson (EVP, International & Corporate Strategy)

•	Provided advice to the CEO in connection with the Company entering into the Merger Agreement

•	Led several company-wide initiatives to evaluate growth and investment opportunities outside the traditional TV ecosystem, including the Company’s investment in Hulu, LLC, and supported divisional management’s efforts to implement new OTT services

•	Oversaw the review of the Company’s strategy in light of evolving TV industry trends, facilitated discussions with the Board on the Company’s strategy throughout the year, and oversaw the implementation of the Company’s international strategy, including expansion efforts in China and evaluating potential OTT opportunities globally

•	Provided advice and assistance on a number of potential and completed acquisitions and investments and key initiatives across the Company, actively managed the Company’s investment portfolio and continued to represent the Company’s interests on the boards of directors of several companies in which the Company has invested

6.	Reward Performance: Determine Final Bonus Amounts. The Compensation Committee approved final bonus amounts for each NEO that reflect the Company’s strong financial results in 2016 and the NEO’s individual accomplishments, including those related to the Merger. The Committee uses the bonus framework discussed above and reflected in the table below in determining the NEOs’ bonuses, while retaining and exercising discretion in approving the final bonus amounts.

	Target Bonus Amount	Company Performance Component		Individual Performance Component		2016 Bonus Amount
		Rating	Rating Multiplied by 70% of Target Bonus	Rating	Rating Multiplied by 30% of Target Bonus
Jeffrey L. Bewkes	$10,000,000	145%	$10,150,000	150%	$4,500,000	$14,650,000
Howard M. Averill	3,500,000	145%	3,552,500	150%	1,575,000	5,127,500
Paul T. Cappuccio	3,150,000	145%	3,197,250	150%	1,417,500	4,614,750
Gary L. Ginsberg	1,750,000	145%	1,776,250	145%	761,250	2,537,500
Olaf Olafsson	1,387,500	145%	1,408,313	145%	603,562	2,011,875

Performance-Based Compensation – Long-Term Incentives. At its meeting in January 2016, the Compensation Committee approved long-term incentive awards for the NEOs. These awards were granted on February 15, 2016, which was consistent with the Committee’s past practice and followed the release of the Company’s financial results for the prior year. The actual value realized from stock option awards will depend on the amount by which the market value of the Common Stock exceeds the exercise price on the date the award is exercised. In addition, as part of the compensation decisions made by the Committee in connection with the Merger, on October 24, 2016, each NEO (other than Mr. Bewkes) was awarded Transaction RSUs with a target value equal to two times the NEO’s target annual long-term incentive compensation. The Company has no plan to grant employees who received Transaction RSUs long-term incentive awards in 2017 or 2018.

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	Target Annual LTI Value	Awards Made 2/15/16				Awards Made 10/24/16
		Number of Stock Options Awarded	Number of RSUs Awarded	Number of Target PSUs Awarded	Grant Date Fair Value for Equity Awarded	Number of RSUs Awarded		Grant Date Fair Value of RSUs Awarded
Jeffrey L. Bewkes	$16,000,000	650,407	—	116,925	$15,733,791	—	(1)	—
Howard M. Averill	4,600,000	113,115	25,859	23,531	4,548,063	106,064		$9,199,992
Paul T. Cappuccio	3,400,000	83,607	19,113	17,393	3,361,638	78,396		6,800,070
Gary L. Ginsberg	900,000	22,131	5,059	4,604	889,820	28,822	(2)	2,500,020
Olaf Olafsson	1,400,000	34,426	7,870	7,162	1,384,207	32,280		2,799,968
(1)	On February 15, 2017, Mr. Bewkes was awarded 332,226 Transaction RSUs, which had a target value equal to two times Mr. Bewkes’ target annual long-term incentive compensation. Because the awards were granted in February 2017 they are not reflected in the table above.

(2)	The Transaction RSUs awarded to Mr. Ginsberg in October 2016 had a target value equal to two times the target annual long-term incentive compensation provided for in his new employment agreement.

PSUs Granted in 2016 – Select Performance Measures. The PSUs granted in February 2016 have a three-year performance period ending December 31, 2018. At the end of the three-year performance period, a percentage between 0% and 200% is determined based on the cumulative Adjusted EPS achieved (the “EPS Factor”) as compared to the goal established by the Compensation Committee at the start of the performance period. The EPS Factor is then multiplied by a modifier ranging from 80% to 120% (the “TSR Modifier”), depending on the Company’s TSR percentile for the performance period relative to the TSR of the other companies in the S&P 500 Index for the performance period. The number of shares that can be earned is capped at 200% of the target number of PSUs awarded. The Adjusted EPS calculation is based on the budgeted number of shares outstanding in the long-range plan approved by the Board at the beginning of the performance period, so that the performance rating and payout are not advantaged if share repurchases during the performance period are higher than expected when goals are set. In determining the cumulative Adjusted EPS achieved, the Committee may take into account the impact of unusual or nonrecurring items (such as unplanned strategic decisions, regulatory changes and external developments) and other factors the Committee deems appropriate.

The chart below illustrates how the two measures are used to determine the final payout of shares for the PSUs. For example, if 100 target PSUs were awarded and after the three-year performance period (i) the Company’s cumulative Adjusted EPS is at a level that would result in a payout of 100% of the target PSUs and (ii) the relative TSR of the Common Stock is at the 75th percentile, the final PSU payout would be calculated by multiplying the 100 target PSUs by an EPS Factor of 100% and a TSR Modifier of 120%, resulting in a payout of 120 shares of Common Stock.

Relative TSR Performance(1)	TSR Modifier	0%	50%	100%	150%	200%	Payout Based on EPS Factor Alone (as Percentage of Target)
≤ 25th Percentile	80%	0%	40%	80%	120%	160%	Final Payout after Applying TSR Modifier
50th Percentile	100%	0%	50%	100%	150%	200%
≥ 75th Percentile	120%	0%	60%	120%	180%	200%
(1)	If Relative TSR performance is between the levels shown, the TSR Modifier is generally determined by interpolation.

The Compensation Committee considered a number of potential designs, as well as views of the Company’s shareholders, when it approved the PSU program design and performance measures, which have applied to awards beginning in 2012. The PSU program adopted by the Committee rewards Adjusted EPS performance based on goals set by the Committee at the beginning of the performance period and relative TSR, which provides a clear incentive for executives to drive shareholder value. With the TSR Modifier in the program design, strong performance on the Adjusted EPS goal is fully rewarded only if it also results in above average shareholder returns. These performance measures were selected because: (i) Adjusted EPS is one of the primary measures the Company and investors use to assess the Company’s performance, (ii) relative TSR is an important measure for shareholders and (iii) PSU recipients have a clear line of sight into how superior performance affects Adjusted EPS.

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Adjusted EPS and relative TSR of the Company either would not be meaningful or could not reliably be measured for periods following a change in control of the Company. As a result, the PSU program design provides for measuring the Company’s performance at the time of a change in control that occurs prior to the end of the three-year performance period for the PSUs (which the Company expects will be the case for all outstanding PSUs in connection with the Merger). At the closing of the Merger, the vesting of outstanding PSUs will be accelerated and the number of shares earned with respect to each PSU award will be determined by the Compensation Committee based on (a) an EPS Factor determined based on the sum of the Adjusted EPS achieved for each completed year in the performance period and the budgeted Adjusted EPS for any year in the performance period not completed before the closing of the Merger, compared to the cumulative goals set at the beginning of the performance period and (b) a TSR Modifier based on the Company’s relative TSR for the period from the beginning of the performance period through the end of the last fiscal quarter completed on or before the closing of the Merger.

PSUs Granted in Prior Periods – Determine Payouts.

•	Performance Period Ended in 2016. The PSUs granted in 2014 had a three-year performance period ending in December 2016. In January 2017, the Compensation Committee reviewed the Company’s performance for the 2014-2016 performance period compared to goals established by the Committee in January 2014 based on the Board-approved long-range plan for 2014-2017 (the “2014 LRP”). The Compensation Committee certified the Company’s EPS Factor of 166% based on the cumulative Adjusted EPS achieved (reflecting three consecutive years of double-digit growth and a 15% CAGR) compared to the goals approved by the Committee in 2014.

	Cumulative Adjusted EPS Goals (2014-2016)(1)(2)					2014-2016 Performance
EPS Factor	0%	50%	100%	150%	200%	166%

Cumulative Adjusted EPS	$11.45	$11.95	$12.42	$13.56	$14.05	$13.72(3)
(1)	If cumulative Adjusted EPS performance is between the levels shown, the EPS Factor is generally determined by interpolation. The cumulative Adjusted EPS goals reflect adjustments for acquisitions and other transactions that were not known or anticipated when the goals were approved, which had the net impact of decreasing the performance range.
(2)	The cumulative Adjusted EPS results were reduced to exclude the impact of share repurchases above the amounts included in the 2014 LRP (so that the performance rating and payout were not advantaged by the increase in the number of shares repurchased from what was expected at the time the original goals were set). The results (and, therefore, the payouts for the PSUs) were also reduced on a net basis by adjustments to reflect: (i) the negative impact of restructuring charges and programming impairments in 2014 (as disclosed in the Company’s proxy statement for its 2015 annual meeting of shareholders) and in 2015 (as disclosed in the Company’s proxy statement for its 2016 annual meeting of shareholders), (ii) the negative impact of programming impairments in 2016 (as described on page 59), (iii) the negative impact of foreign currency losses in 2015 and 2016 related to the translation of net monetary assets denominated in Venezuelan currency, and (iv) the positive impact of the release in 2014 of tax reserves related to an audit settlement and other items related to federal, state and other taxes.
(3)	Cumulative Adjusted EPS for 2014-2016 in the table does not correspond to the Adjusted EPS reflected in the Company’s earnings releases and the reconciliation included in Annex A covering the same period because of the adjustments described in footnote 2 to this table.

Based on the Company’s TSR (55.4%) being at the 77.9th percentile of the TSRs of companies in the S&P 500 for the 2014-2016 performance period, the Committee certified a TSR Modifier of 120%. Based on the two performance ratings, 199.2% of the target number of PSUs granted in 2014 vested in February 2017.

•	Performance Period Ended in 2015. The PSUs granted in 2013 had a three-year performance period. As disclosed in the Company’s proxy statement for the Company’s 2016 annual meeting of shareholders, in January 2016, the Compensation Committee reviewed the Company’s performance and certified the Company’s cumulative Adjusted EPS rating of 183% compared to the goals approved by the Committee in 2013. Based on the Company’s TSR (58.7%) being at the 54.6th percentile of the TSR of the companies in the S&P 500 for the 2013-2015 performance period, the Committee certified a TSR Modifier of 103.7%. Based on the two performance ratings, 189.8% of the target number of PSUs granted in 2013 vested in February 2016.

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Section 4 – Strong Governance Practices Followed in Determining Executive Compensation

Role of the Compensation Committee. The Compensation Committee, which is composed of four independent directors, is responsible for determining the compensation of the NEOs. At the beginning of each fiscal year, the Committee reviews and approves target compensation and performance goals for the NEOs for that year (plus for any performance period cycles for long-term incentive programs beginning that year), and determines the level of performance achieved for any completed short- and long-term incentive performance periods. This timing allows the Committee to consider financial results for the most recent year, along with feedback from shareholders through the Company’s engagement activities, as well as input from the Committee’s independent compensation consultant, as it makes compensation decisions and sets performance targets for the subsequent year and commencing long-term performance periods. The Committee reviews and approves compensation to provide incentives that support the Company’s long-range plans and achievement of superior annual and long-term financial results, as well as continued progress on the Company’s long-term strategic objectives and growth initiatives. The duties and responsibilities of the Committee are described on page 32.

Role of the Board of Directors. The Board has delegated authority with respect to most executive compensation decisions to the Compensation Committee, but has retained the authority to approve new executive compensation plans, new equity plans and material amendments to existing executive compensation plans. The Board receives reports from the Committee on its actions and recommendations following every Committee meeting, and the Board receives an update on the Company’s executive compensation and benefits programs each year.

Role of Management. At the Compensation Committee’s request, management provides the Committee information, analyses and recommendations regarding the Company’s executive compensation program and policies and assists the Committee in carrying out its responsibilities. The Committee also meets regularly in executive session without management present, including with its independent compensation consultant. While the Committee considers the recommendations of Mr. Bewkes regarding NEO compensation levels (other than with respect to his own compensation) and the input received from its independent compensation consultant, the Committee ultimately makes all decisions regarding NEO compensation.

Role of Independent Compensation Consultant. The Compensation Committee has retained Pay Governance LLC as its independent compensation consultant. The consultant assists the Committee in the development and evaluation of the Company’s executive compensation program, policies and practices and in its decisions regarding executive compensation, and provides advice to the Committee on other matters related to its responsibilities. The compensation consultant reports directly to the Committee and the Committee has the sole authority to retain and terminate the consultant and to review and approve the consultant’s fees and other engagement terms. A representative of the compensation consultant attends meetings of the Committee, and communicates with the Committee chair between meetings as necessary or requested.

During 2016, at the Committee’s request, Pay Governance LLC performed the following services:

•	Provided competitive market data on compensation for executives at the Company and its divisions

•	Provided information on executive employment agreement terms of companies in the Company’s peer groups

•	Assisted the Committee in its review of the executive compensation program, with a focus on the annual and long-term incentive performance measures

•	Conducted analyses of long-term incentive award practices, including executive stock ownership requirements and share utilization among companies in the Company’s peer groups

•	Conducted analyses related to the Committee’s review of the Company’s peer groups

•	Assisted the Committee in its compensation decisions in connection with the Merger

•	Reviewed compensation-related disclosures in the Company’s proxy statement for its 2016 annual meeting

•	Provided information with respect to emerging compensation-related practices and policies

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Pay Governance LLC did not perform any other services for the Company in 2016. The Committee assessed the consultant’s performance and independence in 2016 and determined that the consultant had no conflicts of interest that would prevent it from advising the Committee and confirmed the consultant’s independence.

Use of Peer Groups. As one of the largest video content-focused media and entertainment companies in the United States, Time Warner competes most directly for talent with five large United States-based media and entertainment companies. Therefore, the Compensation Committee primarily uses an entertainment industry peer group composed of these companies. The Committee does not target a specific percentile of compensation provided to executives at these companies in making compensation decisions. However, the Committee believes that an understanding of the compensation provided to executives in comparable positions at these companies is important given the skills and experience required of the Company’s top executives. Referring to the entertainment industry peer group helps the Committee understand the market for talent and set total target compensation at appropriately competitive levels that enable the Company to attract, retain and reward top performers over the long-term.

Although compensation levels at the companies in the entertainment industry peer group (some of which are effectively controlled by a single shareholder) are generally higher than in many other industries, the Committee believes those companies provide the most relevant comparisons because the Company competes most directly with these companies for the limited pool of executives with the creative and management skills and relevant industry experience needed to successfully operate the Company’s businesses.

The Committee also uses a secondary peer group, consisting of 20 companies, as a general reference point for compensation practices and related governance matters, such as the stock ownership requirements for executive officers and vesting provisions for equity awards. The secondary peer group includes a broad range of multi-national and multi-divisional companies with prominent brands and consumer-focused businesses. The Committee selected these companies based on revenue, market capitalization, and organizational complexity, also factoring in whether a company has a consumer focus and significant brand recognition. While the Committee regularly reviews this peer group based on these factors, it does not make annual changes because there can be significant fluctuations in some of these factors (e.g., market capitalization) over the short term. Instead, the Committee considers changes based on a longer-term perspective. In 2016, the Compensation Committee reviewed the Company’s peer groups. The Committee did not make any changes to the entertainment industry peer group and made the following changes to the secondary peer group:

Change to Secondary Peer Group	Reason for Change
Removed: • Amazon.com, Inc. • eBay Inc. • Microsoft Corporation	• No longer met the Committee’s revenue and/or market capitalization criteria
Removed: • DirecTV • Time Warner Cable Inc.	• No longer public companies
Removed: • Philip Morris International Inc.	• All revenues generated outside the United States
Added: • 3M Company • Charter Communications, Inc. • Cisco Systems, Inc. • Intel Corporation • Omnicom Group Inc.

•  Maintain a peer group large enough to provide meaningful information on compensation and that is well-rounded and representative of the general industry market for talent

•  Consumer-focused companies with strong brand recognition (other than Omnicom, which is an advertising conglomerate with global reach)

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The following tables summarize the Company’s peer groups for 2016 and how the Committee used them:

Entertainment Industry Peer Group
Companies		Purpose of Peer Group
CBS Corporation	Comcast Corporation	Evaluate and understand compensation provided to NEOs at peer companies; understand market for talent
Twenty-First Century Fox, Inc.	Viacom Inc.
The Walt Disney Company

Secondary Peer Group
Companies		Purpose of Peer Group
3M Company	Altria Group, Inc.	General reference point for compensation practices and related governance matters, such as stock ownership guidelines
CBS Corporation	Charter Communications, Inc.
Cisco Systems, Inc.	Coca-Cola Co.
Colgate-Palmolive Company	Comcast Corporation
DISH Network Corporation	Intel Corporation
Kimberly-Clark Corp	McDonald’s Corp.
Mondelēz International, Inc.	Nike, Inc.
Omnicom Group Inc.	PepsiCo Inc.
Starbucks Corporation	Twenty-First Century Fox, Inc.
Viacom Inc.	The Walt Disney Company

Total Target Direct Compensation Comparison. The following table shows how each NEO’s 2016 total target direct compensation (consisting of base salary, target cash bonus and the target value of annual long-term incentive awards) compared to the 2015 (and, where available, 2016) total target direct compensation of executives in comparable roles at the companies in the entertainment industry peer group, including the annualized value of any up-front equity awards granted to such executives. Information is not available for comparable positions at every company in the peer group, and the scope and nature of responsibilities for these positions may vary substantially among the entertainment industry peers. The Compensation Committee takes these factors into account when reviewing the competitive market data.

	Companies in Entertainment Industry Peer Group with Information Available	Position Within Entertainment Industry Peer Group(1)
Jeffrey L. Bewkes	All	Toward lower end of range
Howard M. Averill	All	Within range
Paul T. Cappuccio	CBS Corporation, Twenty-First Century Fox, Inc., The Walt Disney Company and Viacom Inc.	Within range
Gary L. Ginsberg	—	Not available	(2)
Olaf Olafsson	CBS Corporation, The Walt Disney Company, NBC Universal (a subsidiary of Comcast Corporation) and Viacom Inc.	Within range	(3)
(1)	The comparison does not include the transaction-related cash program and Transaction RSUs for the NEOs (other than Mr. Bewkes) approved by the Compensation Committee in October 2016 in connection with the Merger.
(2)	Due to the scope of Mr. Ginsberg’s responsibilities, which include corporate communications, corporate marketing and corporate social responsibility, there are no directly comparable positions in the entertainment industry peer group.
(3)	Because Mr. Olafsson’s role encompasses international and corporate strategy and investments, the Compensation Committee considered available information for executives in positions responsible for international operations or for strategy, M&A, and corporate development.

Section 5 – Shareholder Engagement on Executive Compensation

The Company has a long-standing practice of engaging with its shareholders throughout the year on a range of topics, including executive compensation. The Compensation Committee reviewed the shareholder engagement plan before its implementation, was regularly updated during 2016 on shareholder feedback and considered the views expressed by shareholders in making its decisions. The Committee has viewed this continuing constructive dialogue as an integral part of the process of designing and refining the Company’s executive compensation program and maintaining strong corporate governance practices.

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In the period prior to the 2016 annual meeting of shareholders, the Company contacted its 100 largest shareholders, representing over 50% of the Company’s outstanding shares of Common Stock. Following the 2016 annual meeting, the Company continued to engage with shareholders on a range of topics, including executive compensation matters such as the performance measures used in the executive compensation program and changes to the Company’s secondary peer group, reaching out to shareholders representing approximately 45% of the Company’s outstanding shares of Common Stock. The Company also contacted shareholders representing over 50% of the Company’s outstanding shares of Common Stock regarding the Merger in connection with the special meeting of shareholders.

The Company’s engagement with shareholders has helped inform the Committee’s deliberations and decisions in recent years. The following chart summarizes the key points the Company heard from shareholders about executive compensation over the last several years and the actions the Committee has taken with regard to the topics discussed.

What Time Warner Heard from its Shareholders	How Time Warner Responded
Supported inclusion of ROIC as a performance measure in incentive compensation	The 2016 individual performance goals for the annual bonuses for the CEO and CFO included an ROIC goal
More of NEO compensation should be delivered through long-term incentive components	Majority of increases in NEO target compensation starting in 2014, including in connection with new employment agreements, delivered in the form of incentives with significant portion in long-term incentives
Supported higher stock ownership by the CEO	Significantly increased the CEO’s stock ownership requirement to 8 times base salary from 5 times base salary

CEO’s employment agreement should provide greater emphasis on long-term compensation and performance-based equity grants. Some shareholders have expressed reservations about

•     The level of CEO compensation in the media and entertainment industry;

•     Large up-front grants of equity awards as part of new employment agreements; and

•     Change-in-control excise tax gross-up provisions

No increase in compensation for 3-year extension of CEO employment agreement (through 2020) entered into in January 2016

Increase in compensation under prior agreement (effective in 2013) consisted entirely of performance-based long-term incentive opportunity with no increase in base salary or target bonus, and no up-front equity awards

No change-in-control excise tax gross-up provision

Expressed support for a new stock incentive plan that would provide the Company more flexibility to grant RSUs and PSUs	Time Warner Inc. 2013 Stock Incentive Plan (“2013 Stock Incentive Plan”) adopted by the Committee and Board and approved by shareholders in May 2013 with 91% of votes cast in favor
Positive response to design and performance measures for the PSUs	PSU program design updated beginning with 2012 awards – primary performance measure is 3-year cumulative Adjusted EPS target established by the Committee, with a payout modifier based on the Company’s 3-year TSR relative to the S&P 500; subject to cap on payout at 200%

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The Company’s executive compensation program received strong support from shareholders in 2016, with shareholders representing
94.5% of the votes cast at the annual meeting voting in favor of the compensation of the NEOs included in the proxy statement for the
Company’s 2016 annual meeting of shareholders. In addition, the
Company’s non-binding, advisory vote on compensation that may be paid or become payable to the NEOs in connection with the
Merger was approved by shareholders at the special meeting of
shareholders held in February 2017.	Constructive dialogue with
shareholders is an integral part of
the Compensation Committee’s
process to design and refine the
executive compensation program
and maintain strong corporate
governance practices.

In determining the NEOs’ compensation for 2017, the Compensation Committee considered the feedback from shareholders in recent years, the results of the 2016 advisory vote on NEO compensation, and the compensation decisions made by the Committee in connection with the Merger. The Committee determined to keep the base salaries and target bonuses for the NEOs (other than Mr. Ginsberg) unchanged for 2017. Mr. Ginsberg’s base salary was increased effective January 1, 2017 in connection with his entry into an amended and restated employment agreement with the Company in October 2016. In addition, the Company has no plan to grant the NEOs who received Transaction RSUs in October 2016 long-term incentive awards in 2017 or 2018.

Section 6 – Compensation Policies and Practices

The Compensation Committee has adopted a number of policies and practices to support its compensation principles and help drive performance and align executive and shareholder interests. In addition, these policies and practices are designed to mitigate compensation-related risk without diminishing the incentive nature of the executive compensation program. For information regarding the Company’s annual risk assessment of the compensation programs and practices, see “Compensation Programs and Risk Management” beginning on page 71.

Pay-for-Performance Policy. Under the Compensation Committee’s policy, a majority of total target compensation for NEOs has consisted of performance-based components, which include a cash bonus, stock options and PSUs. This policy also incorporates the Company’s commitment that at least 50% of the estimated fair value of “full-value stock awards” (i.e., RSUs and PSUs) made to the Company’s executive officers will be performance-based, such that achievement of performance measures will determine the size and/or vesting of the awards. Following the entry into the Merger Agreement, the Compensation Committee does not intend to award stock options or PSUs to NEOs or other employees.

Equity Dilution Policy. The Compensation Committee has an equity dilution policy of granting in a calendar year no more than 1.5% of the total outstanding Common Stock at December 31 of the preceding year. The equity dilution policy also addresses how the Company determines the appropriate level of equity dilution and establishes general guidelines for monitoring and managing equity dilution and annual share usage under its shareholder-approved equity plan. The equity awards granted by the Company in 2016 (including Transaction RSUs granted in 2016) represented less than 1.4% of the Common Stock outstanding on December 31, 2015. The current annual usage limit under the equity dilution policy is included in the terms of the 2013 Stock Incentive Plan.

Stock Ownership and Retention Guidelines. The Compensation Committee has adopted stock ownership and retention guidelines to help promote a focus by NEOs on long-term goals and further align the interests of executives and shareholders. Following election to a position that is subject to the stock ownership guidelines, an executive has five years to meet the applicable stock ownership requirement, as set forth in the table below:

Executive Level	Multiple of Salary in Equity Ownership Value	Status as of January 31, 2017
Chairman and CEO	8 times	Met ownership requirement

Executive Vice Presidents	2 times	All met ownership requirement

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Executive Compensation – CD&A

In determining whether the ownership requirement has been met and sustained, the following shares and interests are included: shares held directly by the individual, interests in the Time Warner Inc. Stock Fund in the Company’s qualified savings and nonqualified deferred compensation plans, restricted stock, unvested RSUs, and the expected net after-tax shares for PSU awards for which the performance period has been completed.

The Committee also has adopted stock retention requirements with respect to stock option awards. Executive officers must retain, for at least 12 months after exercise of stock options granted while an executive officer (or, if no longer employed by the Company, for at least 12 months after the date of exercise, but not beyond the first anniversary of the termination of employment), shares of Common Stock representing at least 75% of the after-tax gain that the executive realizes upon exercise (assuming a 50% tax rate for purposes of the calculation). This retention requirement will cease to apply following the closing of the Merger.

Hedging and Pledging Common Stock. The Company’s executive officers and directors may not engage in short sales of Common Stock and may not purchase or sell puts, calls, straddles, collars or other similar risk reduction devices involving Common Stock. The Company’s executive officers and directors may not hold Common Stock in a margin account or pledge Common Stock as collateral for a loan, except in very limited circumstances in which the compliance officers for the Company’s supplemental trading policies are confident that sufficient other assets are available to satisfy the loan and that the likelihood of the pledged shares being sold is low.

Recovery of Previously Paid Executive Compensation (“Clawback Policy”). By policy, if the Board determines that an executive officer intentionally caused a material financial misstatement that resulted in artificially inflated executive compensation, the Board will determine appropriate actions to remedy the misconduct and prevent its recurrence and any actions to be taken with respect to the executive, including recovery of compensation. The Board may consider a number of factors in determining whether to seek to recover compensation paid to an executive, including the nature of the underlying misconduct and the role of the executive; the amount of excess compensation paid as a result of the material financial misstatement; the risks, costs and benefits associated with pursuing the recovery of the compensation; and other actions the Company or third parties may have taken with respect to the executive who caused the misstatement.

Employment Agreements. Employment agreements are standard in the entertainment industry for top executives, and the Compensation Committee believes it is in the Company’s best interest to secure the employment of each of the NEOs through an employment agreement. All of the NEOs are, and were during 2016, parties to employment agreements with the Company, the terms and provisions of which are described under “Employment Agreements” beginning on page 88. The Committee approves all employment agreements with the NEOs.

The employment agreements with the NEOs provide for payments and benefits upon termination of employment in various circumstances, as described under “Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” beginning on page 90. The objective of these provisions is to recruit and retain talent in a competitive marketplace.

Tax Considerations.

•	Section 162(m). Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) limits to $1 million the amount of compensation the Company can deduct for federal income tax purposes in any one year for compensation paid to the chief executive officer and the three other most highly-compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer). However, the $1 million deduction limit generally does not apply to compensation that is performance-based and provided pursuant to a shareholder-approved plan. While the Compensation Committee considers deductibility as one factor in determining executive compensation, it believes shareholder interests are best served by the Committee retaining the flexibility to approve compensation that is not deductible by the Company for tax purposes. Because there are uncertainties regarding the application of Section 162(m) of the Code, it is possible the Company’s deductions may be challenged or disallowed.

¡	Base Salary. The Company believes the base salaries paid to the executive officers who are covered by Section 162(m) of the Code for 2016 will be deductible by the Company, except for the portions of Messrs. Bewkes’ and Cappuccio’s 2016 base salaries that exceeded the $1 million limit.

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Executive Compensation – CD&A

¡	Cash Bonuses. In 2009, the Board and shareholders approved the Annual Incentive Plan for Executive Officers, which provides for the payment of an annual cash bonus and the grant of RSUs. Awards under the Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. Pursuant to the Plan, the maximum annual bonus that can be paid to each participant and be tax-deductible is the lower of 1.5% of the Company’s Adjusted Net Income for such year and $20 million. For 2016, the maximum bonus that would qualify as tax-deductible under the Plan was $20 million. This amount is greater than the amount that generally would be payable to the NEOs under the annual bonus framework and target bonuses, and the Company believes the cash bonuses for 2016 paid to the executive officers who are covered by Section 162(m) of the Code will be deductible by the Company.

¡	Long-Term Incentives. The Company awards stock options, RSUs and PSUs to its executive officers pursuant to plans and with performance measures and processes that the Company believes satisfy the requirements of Section 162(m) of the Code. The RSUs and PSUs granted to NEOs beginning in 2012 generally have a Section 162(m) performance condition based on Adjusted Net Income achieved for a specified year. In January 2017, the Committee reviewed and certified that the 162(m) performance conditions for the RSUs and PSUs granted to NEOs in February 2016 had been satisfied. The Company believes compensation realized from the vesting of the RSUs and PSUs granted in February 2016 and the exercise of the stock options granted in 2016 to the executive officers who are covered by Section 162(m) of the Code will be deductible by the Company. The Transaction RSUs granted to the NEOs other than Mr. Bewkes do not have a 162(m) performance condition, but the Company expects that compensation realized from the vesting of these RSUs also will be deductible because these NEOs are not expected to be included in the group of executives covered by Section 162(m) of the Code following the Merger.

•	Section 280G. No NEO is entitled to a gross-up or other make-whole payment in connection with any golden parachute excise taxes imposed due to Section 280G (the “280G Excise Tax”) of the Code on the payments and benefits that he may receive in connection with the Merger. Instead, in the event that the 280G Excise Tax would be applicable to an NEO, he will be subject to a “best net” approach, under which he will receive either (i) the full amount of such payments and benefits or (ii) the greatest amount of such payments and benefits that will not subject him to the 280G Excise Tax, whichever would result in the greatest after-tax amount. Based on preliminary analyses after entering into the Merger Agreement, Mr. Averill was the only NEO who would be expected, absent any mitigating actions, to be subject to the 280G Excise Tax in connection with the Merger. Under the “best net” approach, absent any mitigating actions, Mr. Averill would be expected to receive the full amount of his payments and benefits, resulting in the Company’s inability to claim deductions with respect to a portion of such compensation and the imposition on Mr. Averill of the 280G Excise Tax. Therefore, to mitigate the expected impact of Section 280G of the Code, preserve the Company’s ability to claim tax deductions and reduce the expected impact of the 280G Excise Tax on Mr. Averill, the Compensation Committee approved the following actions in December 2016:

¡	accelerating the payment of a portion of Mr. Averill’s bonus for 2016 performance that would have otherwise been payable by March 15, 2017 and

¡	accelerating the vesting and settlement on December 15, 2016 of the RSUs and a portion of the PSUs held by Mr. Averill that would have otherwise vested and settled on February 15, 2017.

The Committee was mindful that the bonus and PSU amounts accelerated and paid or settled in 2016 were less than the amounts that Mr. Averill would have otherwise been substantially likely to receive in the first quarter of 2017, based on the Company’s and, where applicable, Mr. Averill’s performance. As a result, Mr. Averill received the remaining amounts earned in respect of his bonus for 2016 and the PSUs in the ordinary course in the first quarter of 2017. The actions approved by the Compensation Committee merely served to accelerate, by a couple of months, amounts that Mr. Averill would otherwise have received. Because Mr. Averill, as Chief Financial Officer, is not subject to Section 162(m) of the Code, the Company believes the actions to pay and settle his bonus and PSU amounts in 2016 did not affect the Company’s ability to deduct the compensation paid to Mr. Averill.

70	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Executive Compensation

Compensation and Human Development Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing CD&A. Based on such review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement.

Members of the Compensation and Human Development Committee

William P. Barr (Chair)

Mathias Döpfner

Fred Hassan

Paul D. Wachter

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members (i) has ever been an officer or employee of the Company or (ii) since the beginning of 2016, has been a participant in a “related person” transaction. None of the Company’s executive officers serves, or in 2016 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board or the Compensation Committee.

Compensation Programs and Risk Management

In early 2017, the Company completed its annual risk assessment of its compensation programs and policies for employees, including executive officers. In particular, the Company reviewed and analyzed the major components of compensation at the Company and its divisions, including:

•	base salary,

•	annual bonuses,

•	long-term incentive programs (including cash-based incentive plans and equity-based incentive plans),

•	sales incentive plans and commission plans, and

•	programs related to the Merger (including the equity-based program and the cash program).

In reviewing the major components of compensation, the Company evaluated the key characteristics of its compensation plans and programs, such as the performance measures used in the performance-based programs, the combination and number of such performance measures, eligibility for participation, any individual payout maximums, and the timing of payouts. The Company analyzed whether any of the major compensation components gave rise to different types of risk, such as strategic, financial, operational and reputational risk, which included but were not limited to the risk factors identified in the 2016 Form 10-K. The Company reviewed the distribution of pay versus revenue share for each of the Company’s divisions and considered the situations that may trigger disclosure specified in the SEC’s rules. In addition, the Company reviewed significant actions taken during 2016 that could affect the risk from compensation programs, such as providing a retirement plan window that allowed former employees with small vested benefits to receive those benefits as an immediate lump sum, which reduced the overall risk attributable to the pension plan.

Based on its review of its compensation policies and practices, the Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk through a combination of design elements and pay practices that are intended to support building long-term shareholder value. Throughout the

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Executive Compensation

Company, total compensation is heavily weighted toward fixed salary, while executive compensation includes a balanced mix of short-term and long-term compensation, cash-based and stock-based compensation, and fixed and performance-based compensation. The combination of performance measures for annual bonuses and the equity compensation programs, stock ownership and retention guidelines for executive officers, as well as the multiyear vesting schedules for equity awards, encourage employees to balance both a short- and a long-term view with respect to Company performance and thereby discourage behavior that leads to excessive risk taking.

Independent Compensation Consultant

The Compensation Committee retained Pay Governance LLC as its independent executive compensation consultant in 2016. Pay Governance LLC provides advice to the Compensation Committee on matters related to the fulfillment of the Committee’s responsibilities under its charter and on a wide range of executive compensation matters, including reviewing the overall design of the executive compensation program and identifying and collecting relevant competitive market data. All of the services provided by Pay Governance LLC during 2016 were to the Compensation Committee, and Pay Governance LLC did not provide any additional services to the Company. At least annually, the Compensation Committee conducts a review of its compensation consultant’s performance and independence. The Compensation Committee believes that there was no conflict of interest between Pay Governance LLC and the Compensation Committee during the year ended December 31, 2016. In reaching this conclusion, the Compensation Committee considered the factors set forth in the SEC and NYSE rules regarding compensation adviser independence. During 2016, at the Compensation Committee’s request, Pay Governance LLC provided the services described under “Role of Independent Compensation Consultant” beginning on page 64.

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Executive Compensation

Summary Compensation Table

The following table presents information concerning compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers who served in such capacities on December 31, 2016. For information regarding the components of the NEOs’ total compensation, see “Compensation Discussion and Analysis” beginning on page 47.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2016

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Jeffrey L. Bewkes Chairman of the Board and Chief Executive Officer	2016 2015 2014	$2,000,000 2,000,000 2,000,000	— — —	$7,753,297 7,882,575 7,999,957	$7,980,494 8,000,003 7,959,700	$14,650,000 13,360,000 14,510,000	$26,640 — 245,560	$203,873 250,633 187,922	$32,614,304 31,493,211 32,903,139
Howard M. Averill Executive Vice President and Chief Financial Officer	2016 2015 2014	$1,400,000 1,400,000 1,200,000	$4,728,500 — —	$12,370,314 3,196,363 2,449,921	$1,377,741 1,389,048 1,031,805	$399,000 4,728,500 3,446,400	$11,280 — 18,210	$55,311 59,563 69,523	$20,342,146 10,773,474 8,215,859
Paul T. Cappuccio Executive Vice President and General Counsel	2016 2015 2014	$1,400,000 1,400,000 1,341,315	— — —	$9,143,375 2,362,591 1,924,974	$1,018,333 1,026,684 810,714	$4,614,750 4,708,400 4,523,400	$48,850 — 89,300	$43,969 43,004 59,663	$16,269,277 9,540,679 8,749,366
Gary L. Ginsberg Executive Vice President, Corporate Marketing & Communications	2016 2015 2014	$875,000 875,000 872,740	— — —	$3,120,284 625,435 628,396	$269,556 1,278,316 264,073	$2,537,500 2,338,000 2,513,000	— — —	$60,643 60,929 64,303	$6,862,983 5,177,680 4,342,512
Olaf Olafsson Executive Vice President, International & Corporate Strategy	2016 2015 2014	$925,000 925,000 902,411	— — —	$3,764,866 972,747 909,942	$419,309 1,429,303 383,252	$2,011,875 1,874,513 1,971,600	$55,670 — 101,020	$58,557 58,557 58,207	$7,235,277 5,260,120 4,326,432

(1)	The amount set forth in the Bonus column represents the payment of a portion of Mr. Averill’s 2016 annual bonus in December 2016 as part of actions taken by the Compensation Committee to mitigate the potential adverse tax consequences to the Company and Mr. Averill of Section 280G of the Code in connection with the Merger. The payment was in an amount equal to Mr. Averill’s 2015 annual bonus, which the Compensation Committee was comfortable would be less than the amount earned based on full-year 2016 performance. The remaining portion of Mr. Averill’s 2016 annual bonus was paid in early 2017 and is reflected in the Non-Equity Incentive Plan Compensation column (see footnote (4) to this table below).

(2)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of RSUs and PSUs awarded to the applicable NEO by the Company in each year referenced in the table above. The Stock Awards granted in 2016 include RSUs and PSUs granted to each NEO in February 2016 as part of the annual compensation process and Transaction RSUs granted in October 2016 under the transaction-related program implemented in connection with the Merger. On October 24, 2016, each NEO other than Mr. Bewkes was granted Transaction RSUs with a target value equal to two times the NEO’s target annual long-term incentive compensation (for Mr. Ginsberg, the target value for 2017). These NEOs are not expected to be granted equity awards in 2017 or 2018. The Transaction RSUs vest over time, assuming continued employment, with half of each award scheduled to vest in 25% installments on the first four anniversaries of February 15, 2017 and half of each award scheduled to vest in 25% installments on the first four anniversaries of February 15, 2018. The grant date fair value of each RSU award was determined using the closing sale price of the Common Stock on the NYSE Composite Tape on the grant date or, if the grant date was a non-trading day, the last trading day preceding the grant date. Mr. Bewkes was granted Transaction RSUs on February 15, 2017 with a target value equal to two times his target annual long-term incentive compensation. Mr. Bewkes is not expected to be granted equity awards in 2018. See “Material Terms of Equity Awards Granted to the NEOs” beginning on page 77 for additional information regarding the Stock Awards granted in February 2016 and October 2016.

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Executive Compensation

The following table sets forth the 2016 compensation paid to the NEOs as part of the regular annual compensation process, and excludes the grant date value of Transaction RSUs awarded to Messrs. Averill, Cappuccio, Ginsberg and Olafsson in October 2016 from the Stock Awards column.

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jeffrey L. Bewkes	$2,000,000	—	$7,753,297	$7,980,494	$14,650,000	$26,640	$203,873	$32,614,304
Howard M. Averill	$1,400,000	$4,728,500	$3,170,322	$1,377,741	$399,000	$11,280	$55,311	$11,142,154
Paul T. Cappuccio	$1,400,000	—	$2,343,305	$1,018,333	$4,614,750	$48,850	$43,969	$9,469,207
Gary L. Ginsberg	$875,000	—	$620,264	$269,556	$2,537,500	—	$60,643	$4,362,963
Olaf Olafsson	$925,000	—	$964,898	$419,309	$2,011,875	$55,670	$58,557	$4,435,309

For accounting purposes, the PSU awards are considered to have a market condition (based on the Company’s relative TSR) and a performance condition (based on the Company’s cumulative Adjusted EPS as approved by the Compensation Committee). The grant date fair value of the PSU awards reflects the effect of the market condition by using a Monte Carlo analysis to estimate the TSR ranking of the Company among the S&P 500 Index companies over the performance period. Had the achievement of the highest level of performance been assumed, the aggregate grant date fair value of the PSUs granted in 2016 would be as follows: $15,506,594 (Mr. Bewkes), $3,120,681 (Mr. Averill), $2,306,660 (Mr. Cappuccio), $610,582 (Mr. Ginsberg), and $949,824 (Mr. Olafsson). See “Material Terms of Equity Awards Granted to the NEOs” beginning on page 77 for additional information regarding the performance criteria for the PSUs and their relative weight. For information about the weighted-average grant date fair value of the RSUs and PSUs, see Note 13 to the Company’s consolidated financial statements included in the 2016 Form 10-K. The actual value, if any, realized by an NEO from a stock award will depend on the market price of the Common Stock in future years and, for the PSUs, the level of the Company’s achievement of the applicable performance goals. These amounts should not be used to predict stock performance.

(3)	The amounts set forth in the Option Awards column represent the aggregate grant date fair value of stock options granted to the NEOs by the Company in each year referenced in the table above. The grant date fair value of the stock options granted to Messrs. Averill, Cappuccio, Ginsberg and Olafsson on February 15, 2016 was calculated using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 26.01%, an expected term to exercise of 6.14 years from the grant date, a risk-free interest rate of 1.49%, and a dividend yield of 2.59%. Because Mr. Bewkes had satisfied the requirements for retirement treatment of equity awards prior to February 15, 2016, the grant date fair value of the stock options granted to him on such date was based on the following assumptions: an expected volatility of 25.99%, an expected term to exercise of 6.28 years from the grant date, a risk-free interest rate of 1.52%, and a dividend yield of 2.59%. See “Material Terms of Equity Awards Granted to the NEOs” beginning on page 77 for additional information regarding the Option Awards granted in February 2016.

For information about the weighted-average assumptions used to determine the grant date fair value of stock options, see Note 13 to the Company’s consolidated financial statements included in the 2016 Form 10-K. The discussion in Note 13 reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors. The actual value, if any, realized by an NEO from a stock option will depend on the extent, if any, to which the market value of the Common Stock exceeds the exercise price of the stock option on the date the stock option is exercised. Accordingly, there is no assurance that the value realized by an NEO will be at or near the grant date fair value presented above. These amounts should not be used to predict stock performance.

(4)	The amounts set forth in the Non-Equity Incentive Plan Compensation column for 2016 represent cash bonuses paid to each NEO other than Mr. Averill in early 2017 for performance in 2016. For Mr. Averill, the amount represents the portion of his cash bonus for performance in 2016 that was paid in early 2017. The remainder of his 2016 bonus ($4,728,500) is included in the Bonus column (see footnote (1) to this table above). For additional information regarding the determination of the 2016 bonus payments, see pages 58 to 61 of the “Compensation Discussion and Analysis.”

(5)	No amounts are shown for Mr. Ginsberg because he is not eligible to participate in the Time Warner Pension Plan or the Time Warner Excess Benefit Pension Plan, both of which were closed to newly hired employees in 2010. There were no above-market earnings or preferential earnings on any compensation that was deferred pursuant to a nonqualified deferred compensation plan by any NEO.

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Executive Compensation

(6)	The amounts shown in the All Other Compensation column for 2016 include the following:

Name	Time Warner Savings Plan Matching Contributions(a)	Time Warner Supplemental Savings Plan Matching Deferrals(b)	Payment or Imputed Income Based on Cost of Life Insurance Coverage(c)	Other Personal Benefits(d)	Total
Jeffrey L. Bewkes	$18,549	—	$24,819	$160,505	$203,873
Howard M. Averill	$18,549	$16,449	$10,008	$10,305	$55,311
Paul T. Cappuccio	$18,549	—	$10,008	$15,412	$43,969
Gary L. Ginsberg	$18,549	—	$10,008	$32,086	$60,643
Olaf Olafsson	$18,549	—	$10,008	$30,000	$58,557

(a)	Consists of the Company’s matching contributions pursuant to the Time Warner Savings Plan, a tax-qualified defined contribution plan available generally to the Company’s U.S. employees, on compensation deferred by the NEOs under the savings plan in 2016.

(b)	Consists of the Company’s matching deferrals pursuant to the Time Warner Supplemental Savings Plan, a nonqualified deferred compensation plan available generally to eligible employees of the Company, on compensation deferred by an NEO under the supplemental savings plan in 2016.

(c)	Consists of a cash payment pursuant to each NEO’s employment agreement equal to the cost of obtaining specified levels of life insurance coverage under a standard group universal life (GUL) insurance program and, with respect to Mr. Bewkes, also includes imputed income of $5,480 reflecting the amount allocated to the term portion of a split-dollar life insurance policy for Mr. Bewkes. The NEOs are under no obligation to use the cash payments to purchase insurance. The Company discontinued payment of the premiums for Mr. Bewkes’ split-dollar life insurance policy starting in 2003, and the annual premium is satisfied from the accreted value of the policy and/or a loan by the insurance company. For additional information regarding life insurance coverage for the NEOs provided pursuant to the terms of their employment agreements, see “Employment Agreements” beginning on page 88.

(d)	The amounts of personal benefits included in this column for 2016 consist of the aggregate incremental cost to the Company for the following items: (i) with respect to Mr. Bewkes, his personal use of Company-provided aircraft ($110,531), automobile and driver, and the Company’s reimbursement of fees for financial advisory services ($30,000); (ii) with respect to Mr. Averill, the Company’s reimbursement of fees for financial advisory services; (iii) with respect to Mr. Cappuccio, the personal use of Company-provided aircraft and use of a Company-controlled parking space; (iv) with respect to Mr. Ginsberg, the Company’s reimbursement of fees for financial advisory services ($30,000) and parking and car service expenses; and (v) with respect to Mr. Olafsson, the Company’s reimbursement of fees for financial advisory services ($30,000).

Transportation-related benefits consist of the incremental cost to the Company of personal use of (a) aircraft owned (based on fuel, landing, repositioning and catering costs and crew travel expenses) or leased (based on hourly fees) by the Company, (b) private car service, and (c) a Company-provided car and a driver for Mr. Bewkes (based on the portion of the usage that was personal).

For security and efficiency reasons, Mr. Bewkes was provided a car and driver during 2016 and was encouraged to use Company aircraft for business and personal use. Other executive officers were eligible to use a private car service, Company aircraft for business use and, in limited circumstances and subject to the controls in the Company’s travel policies, to make personal use of Company aircraft. Personal use of Company aircraft by executives other than Mr. Bewkes was permitted when there was available space on a flight scheduled for a business purpose, in the event of a medical or family emergency, or with the approval of Mr. Bewkes.

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Executive Compensation

Grants of Plan-Based Awards Table

GRANTS OF PLAN-BASED AWARDS DURING 2016

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Jeffrey L. Bewkes	N/A	N/A	—	$10,000,000	—
	2/15/2016	1/27/2016				—	116,925	233,850	—				$7,753,297
	2/15/2016	1/27/2016								650,407	$62.26		$7,980,494
Howard M. Averill	N/A	N/A	—	$3,500,000	—
	2/15/2016	1/27/2016				—	23,531	47,062					$1,560,341
	2/15/2016 10/24/2016	1/27/2016 10/22/2016							25,859 106,064			$ $	1,609,981 9,199,992
	2/15/2016	1/27/2016								113,115	$62.26		$1,377,741
Paul T. Cappuccio	N/A	N/A	—	$3,150,000	—
	2/15/2016	1/27/2016				—	17,393	34,786					$1,153,330
	2/15/2016 10/24/2016	1/27/2016 10/22/2016							19,113 78,396			$ $	1,189,975 6,800,070
	2/15/2016	1/27/2016								83,607	$62.26		$1,018,333
Gary L. Ginsberg	N/A	N/A	—	$1,750,000	—
	2/15/2016	1/27/2016				—	4,604	9,208					$305,291
	2/15/2016 10/24/2016	1/27/2016 10/22/2016							5,059 28,822			$ $	314,973 2,500,020
	2/15/2016	1/27/2016								22,131	$62.26		$269,556
Olaf Olafsson	N/A	N/A	—	$1,387,500	—
	2/15/2016	1/27/2016				—	7,162	14,324					$474,912
	2/15/2016 10/24/2016	1/27/2016 10/22/2016							7,870 32,280			$ $	489,986 2,799,968
	2/15/2016	1/27/2016								34,426	$62.26		$419,309

(1)	Reflects the target payout amounts of non-equity incentive plan awards payable for service in 2016 as approved by the Compensation Committee. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2016 for the non-equity incentive plan awards actually earned by the NEOs in 2016 and paid in early 2017.

(2)	Reflects the number of shares of Common Stock that may be earned upon vesting of the PSUs granted in 2016, assuming the achievement of target and maximum performance levels (i.e., 100% and 200%, respectively, of the target PSUs) during the applicable performance period. There is no threshold performance level for the PSUs granted in 2016.

(3)	Reflects awards of RSUs.

(4)	The exercise price for the awards of stock options was determined based on the closing sale price of the Common Stock on the NYSE Composite Tape on the grant date or, if the grant date occurred on a non-trading day, the last trading day preceding the grant date.

(5)	See footnote (2) to the Summary Compensation Table for Fiscal Year 2016 for additional information regarding the determination of the grant date fair value of RSUs and PSUs and see footnote (3) to the Summary Compensation Table for Fiscal Year 2016 for additional information regarding the determination of the grant date fair value of stock options.

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Material Terms of Equity Awards Granted to the NEOs

The stock options, RSUs and PSUs granted to the NEOs in 2016 were awarded under the 2013 Stock Incentive Plan. Material terms of equity awards granted to the NEOs are described below. For additional information regarding the treatment of the equity awards granted to the NEOs following a termination of their employment (both before or after a change in control of the Company) or upon a change in control of the Company, see “Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” beginning on page 90. For additional information regarding the treatment of the equity awards upon completion of the Merger, see the proxy statement of Time Warner related to the special meeting of shareholders, which is dated, and was filed with the SEC on, January 9, 2017.

•	The stock options granted in 2016 vest and become exercisable in installments of 25% over a four-year period, assuming continued employment, and expire 10 years from the grant date. The stock options are subject to accelerated vesting upon the occurrence of certain events, such as the grantee’s retirement (as defined in the applicable equity award agreements), death or disability. The exercise price of the stock options is equal to the closing sale price of the Common Stock on the date of grant or, if the grant date was a non-trading day, the last trading day preceding the grant date. Holders of the stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock underlying the stock options.

•	The RSUs granted on February 15, 2016 vest in installments of 25% over a four-year period, assuming continued employment and achievement of a performance condition based on Adjusted Net Income for a one-year period that is intended to satisfy the requirements under Section 162(m) of the Code (the “Section 162(m) performance condition”) to maintain the tax-deductibility of the RSUs upon vesting. If the Section 162(m) performance condition is not achieved or waived, the RSUs are forfeited. The RSUs are subject to accelerated vesting upon the occurrence of certain events, such as the grantee’s retirement (as defined in the applicable equity award agreements), death or disability. Holders of RSUs receive cash dividend equivalents on outstanding RSUs if and when regular cash dividends are paid on outstanding shares of Common Stock and at the same rate, provided that, unless and until the Compensation Committee certifies that the Section 162(m) performance condition has been achieved, cash dividend equivalents are accrued but are not paid. Holders of RSUs have no voting rights, and RSUs are subject to restrictions on transfer prior to the vesting and distribution of the shares subject to the RSUs. The Board may determine whether holders of the RSUs will participate in any special dividends or distributions declared by the Board or if the number of RSUs should be adjusted.

The RSUs granted on October 24, 2016 are Transaction RSU awards approved by the Compensation Committee in connection with the Merger. Each NEO other than Mr. Bewkes was awarded Transaction RSUs with a target value equal to two times the NEO’s target annual long-term incentive compensation (for Mr. Ginsberg, the target value for 2017). The Transaction RSUs vest over time, assuming continued employment, with half of each award scheduled to vest in installments of 25% on each of the first four anniversaries of February 15, 2017 and the remaining half of each award scheduled to vest in installments of 25% on each of the first four anniversaries of February 15, 2018. The Transaction RSUs have similar terms as the RSUs granted in February 2016, except that there is no acceleration of vesting (i) due to retirement prior to the closing of the Merger or (ii) on the first anniversary of the closing of the Merger, and they are not subject to a Section 162(m) performance condition. In addition, prior to the closing of the Merger or the termination of the Merger Agreement, all of the Transaction RSUs would have been forfeited upon a termination of employment prior to February 15, 2017 for any reason other than death or disability, and half would be forfeited upon a termination of employment prior to February 15, 2018 for any reason other than death or disability. On February 15, 2017, Mr. Bewkes was awarded Transaction RSUs with a target value equal to two times his target annual long-term incentive compensation and which include a Section 162(m) performance condition, but are otherwise subject to the same terms and conditions as the Transaction RSUs that were awarded to the other NEOs.

•

The PSUs granted in 2016 vest on the third anniversary of the date of grant, assuming continued employment and the achievement of the Section 162(m) performance condition. The number of PSUs that ultimately vests is based on (i) the Company’s cumulative Adjusted EPS for the 3-year performance period compared to cumulative Adjusted EPS goals for the Company approved by the Compensation Committee at the beginning

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of the period and (ii) the percentile rank of the TSR of the Common Stock relative to the TSR of the other companies in the S&P 500 Index for the performance period. In determining the cumulative Adjusted EPS achieved, the Compensation Committee may take into account the impact of unusual or nonrecurring items (such as unplanned strategic decisions, regulatory changes and external developments) and other factors that the Committee deems appropriate. For additional information, see “Performance-Based Compensation – Long-Term Incentives” beginning on page 61. Holders of such PSUs are entitled to receive, at the time of vesting, dividend equivalents on the shares ultimately earned, based on the regular quarterly cash dividends paid on outstanding shares of Common Stock while the PSUs are outstanding. The Board may determine whether holders of the PSUs will participate in any special dividends or distributions declared by the Board or if the target number of PSUs should be adjusted. Holders of PSUs have no voting rights.

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Outstanding Equity Awards Table

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	Option Awards(1)					Stock Awards
Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)

Jeffrey L. Bewkes						251,015	$24,230,478	414,498	$40,011,492
	3/2/2007	228,535	—	$39.77	3/1/2017
	12/17/2007	477,054	—	$33.22	12/16/2017
	3/7/2008	753,243	—	$29.71	3/6/2018
	2/20/2009	703,026	—	$14.64	2/19/2019
	2/8/2010	647,744	—	$25.81	2/7/2020
	2/7/2011	434,162	—	$34.62	2/6/2021
	2/15/2012	342,740	—	$35.93	2/14/2022
	2/15/2013	473,406	157,802	$51.31	2/14/2023
	2/15/2014	262,738	262,738	$62.60	2/14/2024
	2/15/2015	108,283	324,852	$83.87	2/14/2025
	2/15/2016	—	650,407	$62.26	2/14/2026
Howard M. Averill						150,023	$14,481,720	83,418	$8,052,340
	2/8/2010	7,917	—	$25.81	2/7/2020
	2/7/2011	34,422	—	$34.62	2/6/2021
	2/15/2012	31,293	—	$35.93	2/14/2022
	2/15/2014	35,148	35,149	$62.60	2/14/2024
	2/15/2015	18,832	56,496	$83.87	2/14/2025
	2/15/2016	—	113,115	$62.26	2/14/2026
Paul T. Cappuccio						155,418	$15,002,500	61,658	$5,951,847
	2/8/2010	29,981	—	$25.81	2/7/2020
	2/7/2011	126,224	—	$34.62	2/6/2021
	2/15/2012	98,347	—	$35.93	2/14/2022
	2/15/2013	51,141	17,047	$51.31	2/14/2023
	2/15/2014	27,618	27,616	$62.60	2/14/2024
	2/15/2015	13,919	41,758	$83.87	2/14/2025
	2/15/2016	—	83,607	$62.26	2/14/2026
Gary L. Ginsberg						51,720	$4,992,532	16,322	$1,575,563
	4/15/2010	18,885	—	$31.53	4/14/2020
	2/7/2011	34,425	—	$34.62	2/6/2021
	2/15/2012	26,822	—	$35.93	2/14/2022
	2/15/2013	13,947	4,650	$51.31	2/14/2023
	2/15/2014	7,532	7,533	$62.60	2/14/2024
	4/15/2014	1,568	1,568	$60.67	4/14/2024
	2/15/2015	17,330	51,993	$83.87	2/14/2025
	2/15/2016	—	22,131	$62.26	2/14/2026
Olaf Olafsson						66,874	$6,455,347	25,388	$2,450,704
	3/7/2008	33,272	—	$29.71	3/6/2018
	2/20/2009	69,977	—	$14.64	2/19/2019
	2/8/2010	99,934	—	$25.81	2/7/2020
	2/7/2011	68,850	—	$34.62	2/6/2021
	2/15/2012	46,491	—	$35.93	2/14/2022
	2/15/2013	24,176	8,058	$51.31	2/14/2023
	2/15/2014	13,056	13,055	$62.60	2/14/2024
	2/15/2015	19,377	58,134	$83.87	2/14/2025
	2/15/2016	—	34,426	$62.26	2/14/2026
(1)	The stock option awards become exercisable in installments of 25% on each of the first four anniversaries of the grant date, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events.

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(2)	This column presents the number of shares of Common Stock as of December 31, 2016 represented by (i) the PSU awards with a 2014-2016 performance period (the “2014 PSUs”), which were no longer subject to performance criteria but had not yet vested as of December 31, 2016, and (ii) unvested RSU awards. This column does not include the amount of any fractional shares of Common Stock for which the grantees receive cash payment upon vesting.

•	The RSU awards granted prior to 2014 vest equally on each of the third and fourth anniversaries of the grant date. Except for the RSU award granted on April 15, 2014 to Mr. Ginsberg, the RSU awards granted during and after 2014 vest in installments of 25% on each of the first four anniversaries of the grant date, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events. The RSU award granted to Mr. Ginsberg in April 2014 was subject to a Section 162(m) performance condition based on 2015 performance, achievement of which the Compensation Committee certified in early 2016. The RSU award granted to Mr. Ginsberg in April 2014 also vests in installments of 25%, but the first and second installments vested on February 15, 2016 and April 15, 2016, respectively, after the Compensation Committee’s certification of the Section 162(m) performance condition; the two remaining installments vest 25% on each of the third and fourth anniversaries of the grant date, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events. The RSU awards granted in February 2016 were subject to a Section 162(m) performance condition based on 2016 performance, achievement of which the Compensation Committee certified in early 2017. See “Option Exercises and Stock Vested Table” beginning on page 82 for additional information regarding the RSU awards granted to Mr. Averill in February 2016.

On October 24, 2016, each NEO other than Mr. Bewkes was awarded Transaction RSUs in connection with the Merger. The Transaction RSUs vest over time, assuming continued employment, with half of each award scheduled to vest in installments of 25% on each of the first four anniversaries of February 15, 2017 and the remaining half of each award scheduled to vest in installments of 25% on each of the first four anniversaries of February 15, 2018.

•	For Messrs. Bewkes, Cappuccio, Ginsberg and Olafsson, the number of unvested 2014 PSUs reflects 199.2% of the target number of PSUs granted to each NEO based on (i) the Company’s cumulative Adjusted EPS as compared to the goals approved by the Compensation Committee in 2014 for the 2014-2016 performance period, which resulted in an Adjusted EPS factor of 166%, and (ii) the Company’s 78th percentile TSR ranking relative to the other companies in the S&P 500 Index for the performance period, which resulted in a TSR modifier of 120%. The PSU payout factor is determined by multiplying the Adjusted EPS factor by the TSR modifier. The 2014 PSU awards held by these NEOs vested on February 15, 2017.

For Mr. Averill, the number of unvested 2014 PSUs reflects the incremental 10,072 shares that vested on February 15, 2017 based on the 199.2% payout factor approved by the Compensation Committee applied to the number of target PSUs granted to Mr. Averill, less the 28,363 shares that vested and were paid out on December 15, 2016 from the 2014 PSUs as a result of Section 280G mitigation actions. This column does not include the 28,363 shares that vested in December 2016. See “Option Exercises and Stock Vested Table” beginning on page 82 for additional information regarding the PSU awards granted to Mr. Averill in 2014.

For additional information regarding the 2014 PSUs, see “Compensation Discussion and Analysis” beginning on page 47.

The vesting dates for the unvested PSU awards that were no longer subject to any performance criteria as of December 31, 2016 and the unvested RSU awards are as follows. The PSU award column does not include the amount of any fractional shares of Common Stock for which the grantees receive cash payment upon vesting.

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Name	Number of RSUs That Have Not Vested	Number of PSUs That Have Not Vested	Grant Date	Vesting Dates
Jeffrey L. Bewkes	—	251,015	2/15/2014	2/15/2017

Howard M. Averill		10,072	2/15/2014	2/15/2017
	4,894		2/15/2014	2/15/2018
	9,598		2/15/2015	2/15/2018 and 2/15/2019
	19,395		2/15/2016	2/15/2018, 2/15/2019 and 2/15/2020
	53,032		10/24/2016	2/15/2018, 2/15/2019, 2/15/2020 and 2/15/2021
	53,032		10/24/2016	2/15/2019, 2/15/2020, 2/15/2021 and 2/15/2022
Paul T. Cappuccio		30,200	2/15/2014	2/15/2017
	9,379		2/15/2013	2/15/2017
	7,688		2/15/2014	2/15/2017 and 2/15/2018
	10,642		2/15/2015	2/15/2017, 2/15/2018 and 2/15/2019
	19,113		2/15/2016	2/15/2017, 2/15/2018, 2/15/2019 and 2/15/2020
	39,198		10/24/2016	2/15/2018, 2/15/2019, 2/15/2020 and 2/15/2021
	39,198		10/24/2016	2/15/2019, 2/15/2020, 2/15/2021 and 2/15/2022
Gary L. Ginsberg		8,234	2/15/2014	2/15/2017
		1,699	4/15/2014	2/15/2017
	2,559		2/15/2013	2/15/2017
	2,097		2/15/2014	2/15/2017 and 2/15/2018
	433		4/15/2014	4/15/2017 and 4/15/2018
	2,817		2/15/2015	2/15/2017, 2/15/2018 and 2/15/2019
	5,059		2/15/2016	2/15/2017, 2/15/2018, 2/15/2019 and 2/15/2020
	14,411		10/24/2016	2/15/2018, 2/15/2019, 2/15/2020 and 2/15/2021
	14,411		10/24/2016	2/15/2019, 2/15/2020, 2/15/2021 and 2/15/2022
Olaf Olafsson		14,274	2/15/2014	2/15/2017
	4,434		2/15/2013	2/15/2017
	3,634		2/15/2014	2/15/2017 and 2/15/2018
	4,382		2/15/2015	2/15/2017, 2/15/2018 and 2/15/2019
	7,870		2/15/2016	2/15/2017, 2/15/2018, 2/15/2019 and 2/15/2020
	16,140		10/24/2016	2/15/2018, 2/15/2019, 2/15/2020 and 2/15/2021
	16,140		10/24/2016	2/15/2019, 2/15/2020, 2/15/2021 and 2/15/2022

(3)	Calculated using the NYSE closing sale price of $96.53 per share of Common Stock on December 30, 2016, the last trading day of 2016.

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(4)	This column presents the number of shares of Common Stock represented by the PSUs granted in 2015 and 2016, all of which remained subject to performance criteria and had not vested as of December 31, 2016. This column does not include the amount of any fractional shares for which the grantees will receive cash payment upon vesting. The number of shares presented reflects the assumption, in accordance with SEC guidance, that the PSUs granted in 2015 and 2016 will vest based on the achievement of the maximum performance level. The actual value, if any, realized by an NEO from PSUs will depend on the actual performance level achieved by the Company for the applicable performance period. The PSU awards granted in 2015 and 2016 were subject to the Compensation Committee’s certification of a one-year Section 162(m) performance condition. In early 2016, the Compensation Committee certified the 162(m) performance condition with respect to the PSU awards granted in 2015, and, in early 2017, the Compensation Committee certified the 162(m) performance condition with respect to the PSU awards granted in 2016.

The number of target PSUs granted and the respective vesting dates for the PSUs that remained subject to performance criteria as of December 31, 2016 are as follows:

Name	Number of Target PSUs That Have Not Vested	Grant Date	Performance Period	Vesting Date
Jeffrey L. Bewkes	90,324	2/15/2015	1/1/2015 to 12/31/2017	2/15/2018
	116,925	2/15/2016	1/1/2016 to 12/31/2018	2/15/2019
Howard M. Averill	18,178	2/15/2015	1/1/2015 to 12/31/2017	2/15/2018
	23,531	2/15/2016	1/1/2016 to 12/31/2018	2/15/2019
Paul T. Cappuccio	13,436	2/15/2015	1/1/2015 to 12/31/2017	2/15/2018
	17,393	2/15/2016	1/1/2016 to 12/31/2018	2/15/2019
Gary L. Ginsberg	3,557	2/15/2015	1/1/2015 to 12/31/2017	2/15/2018
	4,604	2/15/2016	1/1/2016 to 12/31/2018	2/15/2019
Olaf Olafsson	5,532	2/15/2015	1/1/2015 to 12/31/2017	2/15/2018
	7,162	2/15/2016	1/1/2016 to 12/31/2018	2/15/2019

Option Exercises and Stock Vested Table

The following table sets forth as to each of the NEOs information regarding exercises of stock options and the vesting of RSU and PSU awards during 2016.

OPTION EXERCISES AND STOCK VESTED DURING 2016

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)(3)	Value Realized on Vesting(4)
Jeffrey L. Bewkes	301,299	$8,984,229	332,689	$20,713,217
Howard M. Averill	—	—	58,901	$5,138,908
Paul T. Cappuccio	142,215	$4,594,353	64,327	$4,004,999
Gary L. Ginsberg	—	—	17,946	$1,119,962
Olaf Olafsson	—	—	30,192	$1,879,754
(1)	The value realized on the exercise of stock options was calculated based on the difference between the exercise price of the stock options and (i) the sale price of underlying shares of Common Stock that were sold immediately following exercise or (ii) if the underlying shares of Common Stock were held following exercise, the closing price of the Common Stock on the NYSE Composite Tape on the date of exercise.

(2)

The RSU awards that vested in 2016 reflect (a) the vesting on the anniversary of the grant date of (i) the second 50% installment of the RSUs awarded to the NEOs on February 15, 2012, (ii) the first 50% installment of the RSUs awarded to the NEOs on February 15, 2013 (other than Messrs. Averill and Bewkes), (iii) the second 25% installment of the RSUs awarded to the NEOs on February 15, 2014 (other than Mr. Bewkes), (iv) the first 25% installment of the RSUs awarded to the NEOs on

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February 15, 2015 (other than Mr. Bewkes), and (v) for Mr. Ginsberg only, the first and second 25% installment of the RSUs awarded to him on April 15, 2014, and (b) for Mr. Averill only, the vesting on December 15, 2016 of the third 25% installment of the RSUs awarded to him on February 15, 2014, the second 25% installment of the RSUs awarded to him on February 15, 2015, and the first 25% installment of the RSUs awarded to him on February 15, 2016. As part of actions taken to mitigate the potential adverse tax consequences to the Company and Mr. Averill of Section 280G of the Code in connection with the Merger, the Compensation Committee (i) approved the accelerated vesting on December 15, 2016 of these RSU awards held by Mr. Averill and (ii) waived the Section 162(m) performance condition for the vesting of the RSUs granted to Mr. Averill on February 15, 2016. Because Mr. Averill was otherwise expected to receive such RSUs on February 15, 2017, the actions by the Compensation Committee merely served to accelerate, by a couple of months, the timing of their receipt. As Chief Financial Officer, Mr. Averill’s compensation is not subject to Section 162(m) of the Code.

The aggregate number of shares of Common Stock received from the vesting of RSUs, net of shares withheld for taxes, was 24,873 shares for Mr. Bewkes, 14,793 shares for Mr. Averill, 14,549 shares for Mr. Cappuccio, 3,815 shares for Mr. Ginsberg and 6,206 shares for Mr. Olafsson.

(3)	The PSU awards that vested in 2016 reflect the vesting of the PSUs that were awarded to Messrs. Bewkes, Cappuccio, Ginsberg and Olafsson on February 15, 2013 and a portion of the PSUs that were awarded to Mr. Averill on February 15, 2014. Mr. Averill did not hold any 2013 PSU awards that vested in 2016. The number of shares of Common Stock acquired by the NEOs from the vesting of the 2013 PSU awards was equal to 189.8% of the applicable target number of PSUs based on the Company’s cumulative Adjusted EPS as compared to the goals approved by the Compensation Committee, which resulted in an Adjusted EPS factor of 183%, and the Company’s TSR ranking relative to the other companies in the S&P 500 Index, which resulted in a TSR modifier of 103.7%.

For Mr. Averill, the PSU awards that vested in 2016 reflect the vesting of a portion of the 19,295 target PSUs awarded to him on February 15, 2014 with a three-year performance period ending on December 31, 2016. As part of actions taken by the Compensation Committee to mitigate the potential adverse tax consequences to the Company and Mr. Averill of Section 280G of the Code in connection with the Merger, the Compensation Committee approved the accelerated vesting and payout of 28,363 shares on December 15, 2016 (rather than February 15, 2017) at the level of 147% of the target number of PSUs, which was the amount accrued for financial reporting purposes through September 30, 2016, and which the Compensation Committee determined was lower than the level substantially likely to be achieved for the entire performance period. On February 15, 2017, Mr. Averill received 10,072 additional shares from the 2014 PSU award (equal to 38,435 shares less the 28,363 shares received on December 15, 2016) based on the 199.2% PSU payout factor approved by the Compensation Committee in January 2017. The vesting of the additional 10,072 PSUs is not included in the table above because the PSUs vested in 2017.

Information regarding the aggregate number of shares of Common Stock received from the vesting of PSUs, as well as the number of shares received net of shares of Common Stock withheld for taxes, is reflected in the table below.

Name	Target Number of PSUs	Number of Shares Acquired on Vesting	Number of Shares Received Net of Shares Withheld for Taxes
Jeffrey L. Bewkes	126,012	283,986	138,358
Howard M. Averill	19,295	28,363	13,737
Paul T. Cappuccio	15,161	34,165	16,478
Gary L. Ginsberg	4,987	9,317	4,117
Olaf Olafsson	7,166	16,151	7,136

(4)	The value realized from the vesting of the RSU and PSU awards was calculated based on the closing sale price of Common Stock on the NYSE Composite Tape on the applicable vesting date or, if the vesting date occurred on a non-trading day, the last trading day preceding the applicable vesting date.

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Pension Plans

Time Warner Pension Plan

Eligible employees (including executive officers) of the Company and certain of its subsidiaries are participants in the Time Warner Pension Plan (the “Pension Plan”), which has been amended at various times. Each of the NEOs other than Mr. Ginsberg participates in the Pension Plan. Mr. Ginsberg is not eligible to participate in the Pension Plan because he did not meet the eligibility requirements before it was closed to newly hired employees, as described below. Because of certain grandfathering provisions, Mr. Bewkes’ pension benefit under the Pension Plan will be determined based on amounts that he would have received under the provisions of (i) the Pension Plan prior to amendments made to the Pension Plan in 2000 (the “Old Pension Plan”), (ii) the Pension Plan as amended in 2000 or (iii) the Pension Plan as amended in 2008, whichever produces the greatest benefit. For each, Mr. Bewkes’ pension benefit is calculated using all of his years of eligible service (30.3 years under the Old Pension Plan and 30 years otherwise). As a result, Mr. Bewkes will receive a pension benefit determined in accordance with the terms of the Pension Plan as amended in 2000. The pension benefits of Messrs. Averill, Cappuccio and Olafsson will be determined in accordance with the provisions of the Pension Plan as amended in 2008.

Effective after June 30, 2010, the Pension Plan was closed to new hires and employees with less than one year of service, and participating employees stopped accruing additional years of service for purposes of determining the benefits provided by the Pension Plan (although crediting years of service for purposes of vesting and eligibility for early retirement benefits continues). Effective after December 31, 2013, pay increases are not taken into consideration when determining a participating employee’s benefits under the Pension Plan.

Average Annual Compensation. Under the Old Pension Plan, “average annual compensation” is defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program. Following an amendment to the Pension Plan in 2000, the term “average annual compensation” only covers full calendar years of employment.

Normal Retirement and Vesting. Amounts accrued are payable generally at 65 years of age with five years of service. Eligible employees become vested in all benefits under the Pension Plan on the earlier of five years of service or certain other events.

Plan	How the Benefit is Calculated

Old Pension Plan	The benefit formula is expressed as a lifetime monthly annuity equal to the sum of (i) 1 2/3% of the participant’s “average annual compensation” for each year of service up to 30 years and (ii) 1/2% of the participant’s “average annual compensation” for each year of service over 30 years, divided by 12. Benefits are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the applicable average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable.

Pension Plan as amended in 2000	For participants who do not qualify for grandfathering provisions that specify more favorable treatment, for the benefit earned from the date of the Pension Plan amendment in 2000 to before July 1, 2008, the benefit formula is expressed as a lifetime monthly annuity equal to the sum of (i) 1.25% of the participant’s “average annual compensation” up to the participant’s applicable average Social Security wage base and (ii) 1.67% of the participant’s “average annual compensation” above such average Social Security wage base, multiplied by years of benefit service up to 30 years, and divided by 12. For Mr. Bewkes and other participants who qualify for grandfathering provisions, the benefit formula applies to all years of qualifying service (subject to the 30-year limit) and not only service between 2000 and 2008.

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Plan	How the Benefit is Calculated

Pension Plan as amended in 2008

For the benefit earned on or after July 1, 2008, the benefit formula is expressed as a fixed lump sum amount equal to the sum of (i) 10% of the participant’s “average annual compensation” up to the participant’s applicable average Social Security wage base and (ii) 13% of the participant’s “average annual compensation” above such average Social Security wage base, multiplied by the participant’s years of benefit service up to 30 years.

Upon retirement, a participant will receive the greater of (i) the benefit calculated by applying the formula under the Pension Plan as amended in 2000 to the participant’s benefit service through June 30, 2008 and the formula, as amended in 2008, after that date and (ii) the benefit calculated by applying the formula as amended in 2008 to the participant’s entire benefit service.

Participants will receive a transition enhancement to the above formula based on their age and/or period of service with the Company. The transition enhancement for Messrs. Bewkes, Cappuccio and Olafsson is as follows:

Because the sum of age and years of service with the Company for Mr. Bewkes equaled 65 or more as of July 1, 2008, if he were to receive benefits under the Pension Plan as amended in 2008, he would receive (i) 13% of his “average annual compensation” up to his applicable average Social Security wage base and (ii) 16% of his “average annual compensation” above such average Social Security wage base, multiplied by his years of benefit service up to 30 years. In addition, because he had accrued more than 20 years of benefit service as of June 30, 2008, he would receive credit for each additional year of benefit service from July 1, 2008 through June 30, 2010 above the 30-year cap for benefit service.

Because the sum of age and years of service with the Company for each of Messrs. Cappuccio and Olafsson equaled 50 or more as of July 1, 2008, each will receive (i) 12% of his “average annual compensation” up to his applicable average Social Security wage base and (ii) 15% of his average annual compensation above such average Social Security wage base, multiplied by his years of benefit service up to 30 years.

Early Retirement. Under the Pension Plan, participants may elect early retirement and receive a reduced pension, generally at 55 years of age with at least 10 years of service. To elect early retirement and receive their full pension, participants must (1) be at least 60 years old (under the Old Pension Plan) or 62 years old (under the Pension Plan as amended in 2000 or the Pension Plan as amended in 2008) and (2) have completed at least 10 years of service. As of December 31, 2016, Mr. Bewkes and Mr. Cappuccio were the only NEOs eligible to elect early retirement under the Pension Plan.

Form of Benefit Payment. A participant may elect the form of benefit payment at the time of retirement. The benefits under the Pension Plan are generally payable as (i) a single life annuity (based on the formulas as described above), (ii) a 50%, 75% or 100% joint and survivor annuity (based on the single life annuity amount but reduced to take into account the ages of the participant and the beneficiary at the time the annuity payments begin and the percentage of the monthly benefit that the beneficiary would receive), (iii) a life annuity that is guaranteed for 5, 10 or 20 years (based on the single life annuity amount but actuarially adjusted to take into account the applicable guaranteed payment period), or (iv) a lump sum, provided that spousal consent is required with respect to the election of payment forms under (i), (iii) and (iv).

Time Warner Excess Benefit Pension Plan

The Time Warner Excess Benefit Pension Plan (the “Excess Plan”) provides for payments by the Company of additional pension benefits to eligible employees of the Company in excess of the federal limitations on the amount of compensation eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under the Pension Plan. The formula used to calculate the participant’s benefit under the Pension Plan as amended in 2008 applies to the Excess Plan, except that the participant’s benefit under the

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Excess Plan is based on the benefit that the participant would have received under the Pension Plan if the participant’s eligible compensation (including any deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter to a maximum of $350,000) and the payment restrictions under the Pension Plan did not apply.

Similar to the Pension Plan, the accrual of benefit service under the Excess Plan was frozen effective June 30, 2010, so that a participant’s benefit under the Excess Plan will not increase due to additional years of service, and, effective after December 31, 2013, pay increases are not taken into consideration when determining a participant’s benefit under the Excess Plan. Each of the NEOs other than Mr. Ginsberg participates in the Excess Plan. Because of certain grandfathering provisions, Mr. Bewkes’ pension benefits under the Excess Plan will be determined based on amounts that he would have received under the provisions of the Old Pension Plan, the Pension Plan as amended in 2000 or the Pension Plan as amended in 2008, whichever produces the greatest benefit, if his eligible compensation were limited (as described above) and there were no payment restrictions.

Form of Benefit Payment. The benefits under the Excess Plan are payable only as a lump sum, unless the participant elected to receive monthly installments over 10 years by the applicable deadline. Effective May 1, 2008, any distribution from the Excess Plan will be paid or will commence generally on the first day of the month following six calendar months after the participant separates from service, subject to the requirements of Section 409A of the Code.

Pension Benefits Table

Set forth in the table below is each NEO’s years of credited service and the present value of his accumulated benefit under each of the pension plans pursuant to which the NEO would be entitled to a retirement benefit, in each case, computed as of December 31, 2016, which is the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the year ended December 31, 2016.

PENSION BENEFITS FOR FISCAL YEAR 2016

Name	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During 2016
Jeffrey L. Bewkes(1)	Pension Plan	30.3	$1,516,270	—
	Excess Plan	30.3	$678,200	—
Howard M. Averill	Pension Plan	3.1	$65,000	—
	Excess Plan	3.1	$33,890	—
Paul T. Cappuccio	Pension Plan	9.4	$259,470	—
	Excess Plan	9.4	$165,180	—
Gary L. Ginsberg	—	—	—	—
Olaf Olafsson	Pension Plan	10.7	$280,030	—
	Excess Plan	10.7	$179,940	—

(1)	The amounts shown in the table for Mr. Bewkes reflect the estimated benefits payable under the provisions of the Pension Plan as amended in 2000, which would have produced the greatest benefit as of December 31, 2016.

(2)	Effective June 30, 2010, the accrual of benefit service under the Pension Plan and the Excess Plan was frozen so that a participant’s benefit under the plans will no longer increase due to additional service after such date. In addition, after December 31, 2013, pay increases do not increase the benefits under the Pension Plan and the Excess Plan.

(3)	The amounts under this column were calculated based on the terms of the Pension Plan and the Excess Plan (including the grandfathering provisions with respect to Mr. Bewkes) in effect on December 31, 2016. The present values also reflect the assumptions that (i) the benefits will be payable at the earliest retirement age at which unreduced benefits are payable (which, under the Pension Plan, has been reached by Mr. Bewkes and is age 65 for Messrs. Averill, Cappuccio and Olafsson), (ii) the benefits are payable as a lump sum, (iii) the maximum annual covered compensation is $350,000 and (iv) no joint and survivor annuity will be payable (which would, on an actuarial basis, reduce benefits to the employee but provide benefits to a surviving beneficiary). The present values of accumulated benefits under the Pension Plan and the Excess Plan were calculated using a 4.25% discount rate, 4.25% lump sum rate and the RP-2014 Mortality Table. The foregoing assumptions are consistent with the assumptions used for these plans in the calculation of the Company’s benefit obligations as of December 31, 2016, as disclosed in Note 14 to the Company’s consolidated financial statements included in the 2016 Form 10-K.

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Deferred Compensation

Time Warner Supplemental Savings Plan

In 2010, the Company adopted the Time Warner Supplemental Savings Plan (the “Supplemental Savings Plan”), which is a nonqualified deferred compensation plan that is generally available to U.S. salaried employees of the Company (including each of the NEOs) whose eligible compensation exceeds the compensation limit established by the Internal Revenue Service for tax-qualified defined contribution plans. Commencing in 2011, eligible employees were permitted to defer receipt of their “eligible compensation” (consisting of base salary, bonus, commissions and overtime, if any), except that participants could not defer any bonus received in 2011 for 2010 service. The Company matches up to the first 6% of deferred eligible compensation between the compensation limit for tax-qualified plans ($265,000 in 2016) and $500,000. The Company match provides 133 1/3% on the first 3% of amounts deferred and 100% on the next 3% of amounts deferred for a maximum Company match of 7%. Participants may defer eligible compensation above $500,000, but there is no Company match on these deferrals. The Company may also make discretionary awards under the Supplemental Savings Plan. As of December 31, 2016, each of the NEOs except Mr. Bewkes was a participant in the Supplemental Savings Plan.

Participants are 100% vested in the Company match after two years of service (with prior service counting toward vesting), subject to acceleration following certain events such as death, disability, the attainment of age 65 or a change in control of the Company, in each case while employed with the Company. Participants are able to select among “investment crediting rates” that track the same third-party investment vehicles (other than a self-directed brokerage account) offered under the Time Warner Savings Plan, which is the Company’s tax-qualified defined contribution plan. Participants may change their investment crediting rate elections at any time for future deferrals and generally once during each calendar month for any existing balance in the Supplemental Savings Plan. Participants may elect to receive their vested Supplemental Savings Plan account balances in the form of (i) a lump sum, (ii) 120 monthly installments for elections that have become irrevocable prior to December 1, 2013 or (iii) 10 annual installments for elections that have become irrevocable on or after December 1, 2013, except that account balances of less than $100,000 will be paid in a lump sum. In the event of the death of a participant, a lump sum payment will be made to the participant’s named beneficiary or estate.

Time Warner Inc. Deferred Compensation Plan

The Time Warner Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) generally permitted employees of the Company whose annual cash compensation exceeded certain dollar thresholds to defer receipt of all or a portion of their annual bonus until a specified future date. Messrs. Bewkes and Averill are the only NEOs who participated in the Deferred Compensation Plan. As a result of the Company’s adoption of the Supplemental Savings Plan in 2010, compensation earned after December 31, 2010 is not eligible for deferral under the Deferred Compensation Plan. For compensation that has been deferred, participants may change their investment crediting rate elections, which track the same third-party investment vehicles (other than a self-directed brokerage account) offered under the Time Warner Savings Plan, generally once during each calendar quarter.

Participants elected to receive either (i) an “in-service distribution” in the form of a lump sum during a specified calendar year that is at least three years from the year the deferred compensation would have been payable or (ii) a “termination distribution” (subject to the restrictions of Section 409A of the Code) in the form of a lump sum or two to 10 annual installments commencing in the year following the participant’s termination of employment with the Company. In the event of the death of a participant, a lump sum payment will be made to the participant’s named beneficiary or estate.

Individual Deferred Compensation Accounts

Prior to 2001, while Mr. Bewkes was an executive officer of the Company’s Home Box Office division, pursuant to his employment agreement then in place, payments of deferred compensation for Mr. Bewkes were made to separate, non-current individual deferred compensation accounts maintained in a grantor trust or comparable amounts were

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credited under the Deferred Compensation Plan. The individual accounts maintained in the grantor trust are invested in certain eligible securities by a third-party investment adviser designated by the trustee (subject to Mr. Bewkes’ approval). Beginning January 2001, the Company stopped making these contributions, but existing individual accounts in the grantor trust continue to be invested and the amounts credited to the Deferred Compensation Plan continue to track the crediting rate selections. Earnings on the individual accounts are based on the earnings of the actual investments selected by the investment adviser, adjusted for taxes on realized income computed as if each account were a stand-alone corporation conducting 40% of its business in New York City. Each individual account is reduced by such taxes on a net operating profit basis or credited with a tax benefit in the event the account sustains a net operating loss. Subject to the restrictions of Section 409A of the Code, the accrued amount for Mr. Bewkes will be paid to him bi-weekly for a period of 10 years following his termination of employment.

Nonqualified Deferred Compensation Table

NONQUALIFIED DEFERRED COMPENSATION FOR

FISCAL YEAR 2016

Name	Deferred Compensation Arrangement	Executive Contributions in 2016(1)	Registrant Contributions in 2016(2)	Aggregate Earnings (Loss) in 2016(3)	Aggregate Withdrawals/ Distributions(4)	Aggregate Balance at December 31, 2016(5)
Jeffrey L. Bewkes	Deferred Compensation Plan	—	—	$1,103,656	—	$3,223,159
	Individual Deferred Account	—	—	$8,416	—	$3,062,396
Howard M. Averill	Deferred Compensation Plan	—	—	$39,380	—	$1,904,753
	Supplemental Savings Plan	$14,100	$16,449	$31,560	$(925)	$233,082
Paul T. Cappuccio	Supplemental Savings Plan	—	—	$1,505	—	$85,812
Gary L. Ginsberg	Supplemental Savings Plan	—	—	$7,296	—	$160,342
Olaf Olafsson	Supplemental Savings Plan	—	—	$4,242	—	$207,292

(1)	This amount represents compensation deferred by Mr. Averill and is reported as salary for 2016 and/or non-equity incentive plan compensation for 2015 in the Summary Compensation Table for Fiscal Year 2016.

(2)	This amount represents the Company match and is reported as “All Other Compensation” for 2016 in the Summary Compensation Table for Fiscal Year 2016.

(3)	None of these amounts are required to be reported as compensation in the Summary Compensation Table for Fiscal Year 2016 because there were no above-market earnings on the deferred compensation.

(4)	This amount represents a deduction from Mr. Averill’s account balance to satisfy employment tax withholding liabilities resulting from the Company match.

(5)	None of the amounts reported in this column for Mr. Bewkes and only certain of the amounts reported in this column for Mr. Averill were reported as compensation in the Company’s Summary Compensation Table for prior years because they were not NEOs at the time of the deferrals related to such amounts. Of the amounts reported in this column for Messrs. Averill, Cappuccio and Ginsberg, $31,199 was previously reported as 2014 compensation in the Summary Compensation Table for Fiscal Year 2014 for each of Messrs. Averill, Cappuccio and Ginsberg, and $30,549 was previously reported as 2015 compensation in the Summary Compensation Table for Fiscal Year 2015 for Mr. Averill. In the case of Messrs. Averill, Cappuccio, Ginsberg, and Olafsson, amounts reported in this column that relate to fiscal years before 2016 were previously reported in the Summary Compensation Table for the fiscal year in respect of which such amounts were earned.

Employment Agreements

The following summary describes the material terms of the employment agreements with each of the NEOs. As described below, on October 22, 2016, the Company entered into letter agreements with Messrs. Averill, Cappuccio and Olafsson to extend the terms of their employment agreements through December 31, 2019. The Company also entered into an amended and restated employment agreement with Mr. Ginsberg, whose existing employment

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agreement had a term ending on December 31, 2016. These agreements were made to ensure the continuity of management and continued focus of these executive officers during the pendency of the Merger and following the closing. Mr. Bewkes’ existing employment agreement, which became effective January 1, 2016 and has a term ending December 31, 2020, was not amended. See also “Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” beginning on page 90.

Jeffrey L. Bewkes. On January 22, 2016, the Company entered into an amended and restated employment agreement with Mr. Bewkes, which became retroactively effective as of January 1, 2016 and has a term ending December 31, 2020, which extends the term of his prior employment agreement by three years. Mr. Bewkes’ compensation was not increased in connection with the contract extension, and the other terms of the agreement remain substantially the same as in the amended and restated employment agreement entered into in November 2012. The agreement continues to provide for a minimum annual salary of $2.0 million, an annual discretionary cash bonus with a target of $10.0 million, long-term incentive compensation with a target annual value of $16.0 million and participation in other Company benefit plans. The agreement also provides for a cash payment equal to the premium for coverage under a group universal life (GUL) insurance program in an amount equal to twice his salary, minus $50,000. The agreement confirms the obligation under Mr. Bewkes’ prior employment agreements to provide him life insurance benefits in the amount of $4.0 million through a split-dollar life insurance policy, under which the Company would be entitled to recover the total amount of premiums paid by the Company or its subsidiaries following Mr. Bewkes’ death or on the earlier surrender of such policy by Mr. Bewkes. The split-dollar life insurance policy for Mr. Bewkes has a benefit amount of $4.1 million. Starting in 2003, the Company stopped paying the premiums on the split-dollar life insurance policy due to restrictions under the Sarbanes-Oxley Act of 2002. Following a termination without cause or due to material breach by the Company, Mr. Bewkes would have (i) a severance period of two years if the termination event occurs prior to December 31, 2020 or (ii) no severance period if the termination event occurs on or after December 31, 2020.

Howard M. Averill. On October 22, 2016, the Company entered into a letter agreement with Mr. Averill, which became effective on such date, to extend the term of his existing employment agreement through December 31, 2019. The other terms of his existing employment agreement entered into in February 2015 and effective as of January 1, 2015 remain substantially the same. The agreement provides for a minimum annual salary of $1.4 million, an annual discretionary cash bonus with a target of 250% of his salary, long-term incentive compensation with a target annual value of $4.6 million and participation in Company benefit plans. The agreement also provides for a cash payment equal to two times the premium that Mr. Averill would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Averill would have a severance period of either (i) two years if the termination event occurs prior to December 31, 2019 or (ii) one year if the termination event occurs on or after December 31, 2019.

Paul T. Cappuccio. On October 22, 2016, the Company entered into a letter agreement with Mr. Cappuccio, which became effective on such date, to extend the term of his existing employment agreement through December 31, 2019. The other terms of his existing employment agreement entered into in November 2014 and effective as of January 1, 2014 remain substantially the same. The agreement provides for a minimum annual salary of $1.4 million effective November 3, 2014, an annual discretionary cash bonus with a target of 225% of his salary, long-term incentive compensation with a target annual value of $3.4 million beginning in 2015 and participation in Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Cappuccio would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Cappuccio would have a severance period of either (i) two years if the termination event occurs prior to December 31, 2019 or (ii) one year if the termination event occurs on or after December 31, 2019.

Gary L. Ginsberg. On October 22, 2016, the Company entered into an amended and restated employment agreement with Mr. Ginsberg, which became effective as of January 1, 2017 and has a term ending on December 31, 2019. The amended and restated agreement provides for a minimum annual salary of $900,000 and long-term incentive compensation with a target annual value of $1,250,000. The terms of Mr. Ginsberg’s amended and restated employment agreement are otherwise substantially the same as his prior agreement, which had a term ending

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December 31, 2016. The amended and restated agreement continues to provide for an annual discretionary cash bonus with a target of 200% of his salary and participation in Company benefit plans. In addition, the amended and restated agreement continues to provide for a cash payment equal to two times the premium that Mr. Ginsberg would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Ginsberg would have a severance period of either (i) two years if the termination event occurs prior to December 31, 2019 or (ii) one year if the termination event occurs on or after December 31, 2019. For purposes of the compensation-related tables included in this Proxy Statement, which provide information for 2016 or as of December 31, 2016, Mr. Ginsberg’s prior employment agreement was in effect, and it provided for a severance period of one year in the event of a termination without cause or due to material breach by the Company on December 31, 2016.

Olaf Olafsson. On October 22, 2016, the Company entered into a letter agreement with Mr. Olafsson, which became effective as of such date, to extend the term of his existing employment agreement through December 31, 2019. The other terms of his existing employment agreement entered into in October 2014 and effective as of August 1, 2014 remain substantially the same. The agreement provides for a minimum annual salary of $925,000, an annual discretionary cash bonus with a target of 150% of his salary, long-term incentive compensation with a target annual value of $1.4 million and participation in Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Olafsson would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Olafsson would have a severance period of either (i) two years if the termination event occurs prior to December 31, 2019 or (ii) one year if the termination event occurs on or after December 31, 2019.

Other Provisions and Restrictive Covenants. Each NEO’s employment agreement provides that the NEO is subject to restrictive covenants that obligate such NEO, among other things: (i) not to disclose any of the Company’s confidential matters, (ii) not to hire certain of the Company’s employees for one year following a termination of employment and (iii) not to compete with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and for one year following the NEO’s retirement, voluntary termination of employment, a termination of employment by the Company with or without cause or the termination of employment by the NEO due to a material breach by the Company, except that Mr. Bewkes’ employment agreement provides for different non-competition obligations. Mr. Bewkes’ employment agreement provides that he will be restricted from competing with the Company by providing services to, serving in any capacity for, or owning certain interests in an entity that competes with the Company for 12 months following the termination of his employment prior to the end of the term of employment. Mr. Bewkes will have no non-competition obligations if his employment terminates after the end of the term of employment.

The NEOs’ employment agreements each provide for a “best net” approach with respect to any “parachute payments” under Section 280G of the Code following any change in control of the Company, as described on page 92.

Potential Payments Upon Termination of Employment, Disability, Death or Change in Control

The payments and benefits that the NEOs would receive following a termination of their employment (either absent or following a change in control of the Company), disability or death, or in the event of a change in control of the Company, are generally governed by the terms of the NEOs’ employment agreements, their equity award agreements (including the award agreements for Transaction RSUs) and, except for Mr. Bewkes (who does not participate in it), the terms of the cash program implemented in connection with the Merger. The following is a summary of the payments and benefits that the NEOs would receive following each of the foregoing events, in each case, assumed to have occurred on December 31, 2016.

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Termination without Cause or Due to the Company’s Material Breach of Employment Agreement, Absent a Change in Control

As determined pursuant to their respective employment agreements, in the event of a termination of employment on December 31, 2016, the severance period would be two years for each NEO other than Mr. Ginsberg, for whom the severance period would be one year (see “Employment Agreements” beginning on page 88 for a description of Mr. Ginsberg’s current employment agreement, effective as of January 1, 2017). During the applicable severance period, each NEO would receive the payments and benefits described in the footnotes to the table below. In addition, none of the NEOs would be eligible to participate in any disability programs, accrue any benefit service or make any contributions or deferrals under the Company’s qualified or nonqualified retirement plans, or receive any new equity awards.

The NEOs would generally vest in their equity awards to the extent provided in the footnotes to the table below and would forfeit their Transaction RSUs. A participating NEO would receive his full payment under the transaction-related cash program upon termination by the Company without cause on December 31, 2016, but would forfeit receipt of payment upon termination by the NEO for good reason prior to the closing of the Merger.

Receipt of the payments and benefits pursuant to the employment agreement and the terms of the cash program would be conditioned on the NEO’s execution of a release of claims against the Company. If the NEO does not execute a release of claims, the NEO would receive a severance payment determined in accordance with the Company’s policies and would forfeit amounts under the transaction-related cash program. In addition, certain payments would be subject to suspension of payment for six months following a separation from service if required under Section 409A of the Code.

If any NEO were to obtain employment (other than with a not-for-profit or governmental entity), the NEO would continue to receive the payments and benefits described in the footnotes to the table below, but any stock options that would have vested prior to the end of the severance period would vest and the time period to exercise the NEO’s vested stock options would be determined based on the date his new employment began rather than the end of the severance period. If the NEO were to accept full-time employment with an affiliate of the Company, the salary and bonus payments to the NEO would cease. The calculations in the table below assume that none of the NEOs become employed by a new employer or return to work for the Company or an affiliate after December 31, 2016.

Retirement, Absent a Change in Control

Messrs. Bewkes and Cappuccio satisfied the requirements for retirement under the Company’s equity award agreements, other than with respect to Mr. Cappuccio’s Transaction RSUs, and were eligible to elect early retirement under the Company’s pension plans on December 31, 2016. No other NEO was eligible to retire on December 31, 2016. Information regarding the NEOs’ pension retirement benefits is provided in the Pension Benefits Table and the accompanying narrative. The other payments and benefits that would be provided to Messrs. Bewkes and Cappuccio following their retirement are described in the footnotes to the table below.

Change in Control

None of the employment agreements for the NEOs provide for any tax gross-up payments, and none of the equity award agreements provide for equity vesting solely as a result of a change in control of the Company. Upon a change in control, PSUs would immediately vest based on achievement of performance goals, to the extent provided in the relevant PSU agreement, and stock options and RSUs would remain outstanding and continue to vest based on the NEO’s service after the change in control. In addition, stock options and RSUs (other than the incremental stock options granted to Messrs. Olafsson and Ginsberg in February 2015 and the Transaction RSUs granted to the NEOs other than Mr. Bewkes in October 2016) would vest on the first anniversary of a change in control, subject to the NEO’s continued employment through that date. For additional information regarding the treatment of the PSUs, stock options and RSUs upon completion of the Merger, see the proxy statement of Time Warner related to the special meeting of shareholders, which is dated, and was filed with the SEC on, January 9, 2017.

Under the transaction-related cash program, each participating NEO is eligible to receive cash payments equal to 50% of his 2017 annual target bonus, with half paid upon the closing of the Merger and half paid if the NEO remains employed for six months after the closing of the Merger.

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The footnotes to the table below describe the payments and benefits that would be provided to the NEOs if various conditions were satisfied following a change in control of the Company pursuant to the equity award agreements, the terms of the transaction-related cash program and, with respect to Mr. Bewkes, his split-dollar life insurance policy.

Termination without Cause or Due to the Company’s Material Breach of Employment Agreement Post-Change in Control

None of the employment agreements for the NEOs provide for any enhanced severance in connection with a termination of employment following a change in control. In the event of a termination by the Company without cause or by the NEO for good reason following a change in control, the NEOs would vest in full in all of their outstanding stock options (including the incremental stock options granted to Messrs. Ginsberg and Olafsson) and RSUs (including Transaction RSUs).

Under the transaction-related cash program, each participating NEO is eligible to receive the second half of the cash payment upon termination without cause or for good reason following the closing of the Merger.

Each NEO’s employment agreement provides that if any amounts or benefits payable by the Company constituting “parachute payments” under Section 280G of the Code would exceed the maximum amount that would not give rise to any liability under Section 4999 of the Code (i.e., the “safe harbor amount”), the Company’s payment either would be reduced to equal the safe harbor amount or be paid to the NEO in full, whichever would result in the executive receiving the greater amount on a net after-tax basis (i.e., the “best net” approach). In the event of a termination without cause following a change in control on December 31, 2016, the payments to Messrs. Bewkes, Cappuccio, Ginsberg and Olafsson would have been less than the safe harbor amount and the payment to Mr. Averill would have exceeded the safe harbor amount. Under the “best net” approach, Mr. Averill would have received the full amount of the parachute payments and paid the tax on such payments. Due to the various assumptions required to calculate the potential payments with respect to a termination without cause or due to the Company’s material breach of employment following a change in control assuming that these events occurred on December 31, 2016, the resulting disclosures do not reflect the actual payments the Company would make, or the application of the “best net” approach, in connection with the Merger.

Retirement Post-Change in Control

Messrs. Bewkes and Cappuccio would be permitted to retire and vest in respect of all their outstanding stock options and RSUs (including the Transaction RSUs granted to Mr. Cappuccio in October 2016) following a change in control.

Disability

Under each NEO’s employment agreement, the NEO’s disability period would not commence until six months of disability have occurred. The NEO would continue to receive his salary during the six months of disability and thereafter would receive a pro rata bonus for the year in which the disability occurred. The calculations in the table below assume that the requisite six months of disability had passed as of December 31, 2016 so that the disability period would commence on January 1, 2017. As determined pursuant to their respective employment agreements (as of December 31, 2016), the disability period for each NEO would run until the later of (i) one year following the date that the disability period commences and (ii) the date that the term of the NEO’s employment agreement expires. The disability period for each NEO would be as follows as of December 31, 2016: December 31, 2020 for Mr. Bewkes, December 31, 2019 for Messrs. Averill, Cappuccio and Olafsson, and December 31, 2017 for Mr. Ginsberg (see “Employment Agreements” beginning on page 88 for a description of Mr. Ginsberg’s current employment agreement, effective as of January 1, 2017). The payments and benefits that would be provided to the NEOs during their respective disability periods are described in the footnotes to the table below. Payments of salary or bonus would be reduced by any amounts received by the NEO from workers’ compensation, Social Security or disability insurance policies maintained by the Company. Under the terms of the transaction-related cash program, the full amount would be paid. See the footnotes to the table below for a description of the treatment of equity awards following an NEO’s disability.

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Death

Pursuant to the NEOs’ employment agreements, each NEO’s estate or designated beneficiary would receive the NEO’s salary and a pro rata annual bonus through the date of death. Any other obligations by the Company to make payments under the NEO’s employment agreement would terminate. Under the terms of the transaction-related cash program, the full amount would be paid. See the footnotes to the table below for a description of the treatment of equity awards following an NEO’s death.

POST-TERMINATION AND CHANGE IN CONTROL TABLE

The following table describes and quantifies the estimated dollar value of potential additional payments and other benefits that would be provided to the NEOs (or, in the case of death, to their respective estates or beneficiaries) under the NEOs’ respective employment agreements, equity award agreements and terms of the transaction-related cash program following a termination of their employment (including either absent a change in control of the Company or after a change in control of the Company) or as a result of a change in control of the Company, in each case, assumed to have occurred on December 31, 2016.

The calculations exclude payments and benefits that are provided pursuant to plans or arrangements that do not discriminate in scope, terms or operation in favor of the NEOs and are available generally to all of the Company’s salaried employees, including any (i) balances under the Time Warner Savings Plan, (ii) medical and other group insurance coverage following disability and (iii) post-retirement medical benefits. The calculations also exclude payments and benefits to the extent they were earned but unpaid through the date of termination, including (i) the NEOs’ balances under the pension plans and nonqualified deferred compensation plans, which were fully vested as of December 31, 2016 and are disclosed in the Pension Benefits Table and the Nonqualified Deferred Compensation Table, and (ii) the NEOs’ annual bonuses for 2016, which were earned but (other than a portion of the bonus for Mr. Averill) not paid as of December 31, 2016.

The values in the table below relating to stock options that would vest are based on the excess of the closing sale price of $96.53 per share of Common Stock on December 30, 2016, the last trading day of 2016, over the exercise price of the stock options. The values relating to RSUs and PSUs that would vest are also based on the closing sale price of the Common Stock on December 30, 2016. With respect to the RSUs and PSUs granted in February 2016, which were subject to the satisfaction of the Section 162(m) performance condition as of December 31, 2016, the amounts in the table below reflect the Compensation Committee’s certification in early 2017 that the Section 162(m) performance condition was achieved. Potential retained distributions that would be accrued and paid on any shares of Common Stock earned from the vesting of PSUs based on the regular quarterly cash dividends paid on the Common Stock while the equity awards are outstanding are not included in the calculations below.

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NEO	Base Salary Continuation(1)	Bonus Continuation(2)	Cash Program(3)	Group Benefits Continuation(4)	Equity Awards: Stock Options and RSUs(5)	Equity Awards: PSUs(6)	Other Benefits(7)
Jeffrey L. Bewkes
Termination without Cause/Material Breach, Absent a Change in Control	$4,000,000	$29,160,000	—	$16,211	$42,452,581	$20,005,746	$1,252,757
Retirement, Absent a Change in Control	—	—	—	—	$42,452,581	$20,005,746	$1,022,620
Change in Control (No Change in Employment Status)	—	—	—	—	—	$32,580,999	—
Termination without Cause/Material Breach Post-Change in Control	$4,000,000	$29,160,000	—	$16,211	$42,452,581	—	$1,252,757
Retirement Post-Change in Control	—	—	—	—	$42,452,581	—	$1,022,620
Disability	$6,000,000	$43,740,000	—	—	$42,452,581	$20,005,746	$1,263,158
Death	—	—	—	—	$42,452,581	$11,700,015	—
Howard M. Averill
Termination without Cause/Material Breach, Absent a Change in Control	$2,800,000	$9,856,000	$1,750,000	$26,673	$9,055,408	$4,026,170	$78,522
Change in Control (No Change in Employment Status)	—	—	$875,000	—	—	$6,556,993	—
Termination without Cause/Material Breach Post-Change in Control	$2,800,000	$9,856,000	$875,000	$26,673	$19,293,766	—	$78,522
Disability	$3,150,000	$11,088,000	$1,750,000	—	$19,293,766	$4,026,170	$130,680
Death	—	—	$1,750,000	—	$19,293,766	$2,354,753	—
Paul T. Cappuccio
Termination without Cause/Material Breach, Absent a Change in Control	$2,800,000	$9,323,150	$1,575,000	$23,531	$9,621,472	$2,975,923	$94,146
Retirement, Absent a Change in Control	—	—	—	—	$9,621,472	$2,975,923	—
Change in Control (No Change in Employment Status)	—	—	$787,500	—	—	$4,846,578	—
Termination without Cause/Material Breach Post-Change in Control	$2,800,000	$9,323,150	$787,500	$23,531	$17,189,038	—	$94,146
Retirement Post-Change in Control	—	—	—	—	$17,189,038	—	—
Disability	$3,150,000	$10,488,544	$1,575,000	—	$17,189,038	$2,975,923	$148,536
Death	—	—	$1,575,000	—	$17,189,038	$1,740,532	—

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NEO	Base Salary Continuation(1)	Bonus Continuation(2)	Cash Program(3)	Group Benefits Continuation(4)	Equity Awards: Stock Options and RSUs(5)	Equity Awards: PSUs(6)	Other Benefits(7)
Gary L. Ginsberg
Termination without Cause/Material Breach, Absent a Change in Control	$875,000	$2,525,250	$900,000	$11,766	$1,356,871	$633,526	$40,584
Change in Control (No Change in Employment Status)	—	—	$450,000	—	—	$1,283,077	—
Termination without Cause/Material Breach Post-Change in Control	$875,000	$2,525,250	$450,000	$11,766	$5,972,456	—	$40,584
Disability	$656,250	$1,893,938	$900,000	—	$5,972,456	$633,526	$40,584
Death	—	—	$900,000	—	$5,972,456	$460,834	—
Olaf Olafsson
Termination without Cause/Material Breach, Absent a Change in Control	$1,850,000	$3,983,475	$693,750	$23,531	$4,511,813	$1,225,352	$85,218
Change in Control (No Change in Employment Status)	—	—	$346,875	—	—	$1,995,758	—
Termination without Cause/Material Breach Post-Change in Control	$1,850,000	$3,983,475	$346,875	$23,531	$7,800,572	—	$85,218
Disability	$2,081,250	$4,481,409	$693,750	—	$7,800,572	$1,225,352	$139,608
Death	—	—	$693,750	—	$7,800,572	$716,639	—

(1)	Reflects the payment by the Company, on the Company’s normal payroll payment dates, of (i) 100% of the NEO’s base salary in effect immediately prior to the termination of employment during the NEO’s severance period or (ii) 75% of such base salary during the NEO’s disability period, as applicable. The amounts shown for disability do not reflect any reductions for other sources of disability payments received by the NEO.

(2)	Reflects the annual payment by the Company, in a lump sum in respect of each year of the severance or disability period, of (i) 100% of the NEO’s Average Annual Bonus during the NEO’s severance period or (ii) 75% of such Average Annual Bonus during the NEO’s disability period, as applicable. “Average Annual Bonus” is defined in each NEO’s employment agreement as the average of the NEO’s two largest regular annual bonus amounts received in the most recent three calendar years through the effective date of termination.

(3)	Reflects the transaction-related cash program in which each NEO participates (other than Mr. Bewkes). Such amounts would not be paid upon a termination of employment by the NEO for good reason prior to the closing of the Merger.

(4)	Reflects the cost to the Company of the NEO’s continued participation in the Company’s group benefit plans (i.e., medical and dental insurance coverage, $50,000 of basic life insurance coverage and accidental death and dismemberment insurance coverage) during the NEO’s severance period. The table excludes the cost of providing these group benefits to the NEOs during their respective disability periods, because these benefits are available generally to all of the Company’s salaried employees during a disability period under the Company’s benefit programs.

(5)	This column includes the aggregate intrinsic value of stock options (in the case of each NEO) and RSUs (in the case of Messrs. Averill, Cappuccio, Olafsson and Ginsberg) that will vest as a result of the events described below. Mr. Bewkes did not hold any RSUs as of December 31, 2016.

Termination without Cause/Material Breach, Absent a Change in Control

Messrs. Bewkes and Cappuccio satisfied the requirements for retirement treatment of equity awards (i.e., at least age 55 with 10 years of service with the Company or its affiliates) as of December 31, 2016. As a result, all of Mr. Cappuccio’s outstanding RSUs (other than his Transaction RSUs) would vest upon termination of employment, except that the RSUs granted to him in February 2016 would

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vest after the Compensation Committee’s certification that the Section 162(m) performance condition had been achieved. Messrs. Bewkes and Cappuccio’s outstanding stock options would continue to vest during the severance period and any stock options still outstanding at the end of the severance period would vest at such time. Because Messrs. Averill and Olafsson would satisfy the requirements for retirement treatment of equity awards prior to the end of their severance period (i.e., December 31, 2018), all of their RSUs and stock options (other than the incremental stock options granted to Mr. Olafsson in February 2015) would receive the same treatment as the RSUs and stock options held by Mr. Cappuccio. All of the RSUs granted to Mr. Ginsberg (other than his Transaction RSUs) that would have vested through the end of the severance period would become immediately vested as of the beginning of the severance period, except that the RSUs granted to him in February 2016 would vest after the Compensation Committee’s certification that the Section 162(m) performance condition had been achieved. Any other unvested RSUs held by Mr. Ginsberg would be forfeited. All of the stock options granted to Mr. Ginsberg and the incremental stock options granted to Mr. Olafsson in February 2015 would continue to vest during their respective severance periods and any such stock options that were scheduled to vest after the severance period would be forfeited. All of the Transaction RSUs granted to Messrs. Averill, Cappuccio, Ginsberg and Olafsson would be forfeited.

Retirement, Absent a Change in Control	Messrs. Bewkes and Cappuccio were the only NEOs eligible for retirement treatment of equity awards as of December 31, 2016. Upon Mr. Bewkes’ retirement, all of his outstanding stock options would vest unless he continued to serve on the Board, in which case such stock options would remain outstanding and be subject to the regular vesting dates. For the purpose of the table above, it is assumed that if Mr. Bewkes retired from his position as Chairman and CEO on December 31, 2016, he would also resign from the Board on such date so that all of his outstanding stock options would vest upon his retirement. Upon Mr. Cappuccio’s retirement, all of his outstanding RSUs (other than his Transaction RSUs, which would be forfeited) and stock options would vest.

Change in Control	Pursuant to the terms of the NEOs’ equity award agreements:

•	Stock options would not become exercisable upon a change in control, unless the acquiror refused to assume them. Instead, stock options held by the NEOs (other than the incremental stock options granted to Messrs. Ginsberg and Olafsson in February 2015) would become fully exercisable upon the earlier of (i) the first anniversary of the change in control and (ii) the original vesting date with respect to each portion of the option. The incremental stock options granted to Messrs. Ginsberg (54,585 options) and Olafsson (54,585 options) on February 15, 2015 would continue to vest on the original vesting schedule.

•	RSUs would not vest upon a change in control, unless the acquiror refused to assume them. Instead, the RSUs held by the NEOs (other than their Transaction RSUs) would vest in full upon the earlier of (i) the first anniversary of the change in control and (ii) the original vesting date with respect to each portion of the RSU award. Transaction RSUs granted to Mr. Averill (106,064 RSUs), Mr. Cappuccio (78,396 RSUs), Mr. Olafsson (32,280 RSUs) and Mr. Ginsberg (28,822 RSUs) on October 24, 2016 would continue to vest on the original vesting schedule.

Termination without Cause/Material Breach Post-Change in Control	Pursuant to terms of the NEOs’ equity award agreements:

•	All stock options, including the incremental stock options granted to Messrs. Ginsberg and Olafsson, would become fully exercisable upon the termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (as such terms are defined in the stock option agreements) following a change in control.

•	All RSUs, including Transaction RSUs, would vest in full upon the termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (as such terms are defined in the RSU agreements) following a change in control.

Retirement Post-Change in Control	For Messrs. Bewkes and Cappuccio only, all stock options and RSUs (including, in the case of Mr. Cappuccio, his Transaction RSUs) would vest upon the NEO’s retirement following a change in control.

Disability/Death	Pursuant to the terms of the NEOs’ equity award agreements, all RSUs and stock option awards would vest.

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(6)	This column includes the aggregate intrinsic value of (i) the PSUs granted in 2015 having a 2015-2017 performance period (the “2015 PSUs”) and (ii) the PSUs granted in 2016 having a 2016-2018 performance period (the “2016 PSUs”). The table does not include the intrinsic value of the PSUs granted in 2014 having a 2014-2016 performance period because none of the events set forth in the table would have enhanced the value or significantly accelerated the vesting of those PSUs. The following summary describes the treatment of PSUs held by the NEOs as of December 31, 2016.

Termination without Cause/Material Breach, Absent a Change in Control	In the case of Messrs. Bewkes and Cappuccio, because they were retirement eligible as of December 31, 2016, their 2015 PSUs and 2016 PSUs would vest without proration after the applicable performance period ended based on the actual performance achieved and, with respect to the 2016 PSUs, subject to the Compensation Committee’s certification that the Section 162(m) performance condition had been achieved. Similarly, because Messrs. Averill and Olafsson would satisfy the requirements for retirement treatment of equity awards prior to the end of their severance period (i.e., December 31, 2018), all of their PSUs would be treated in the same manner as PSUs held by Messrs. Bewkes and Cappuccio.

In the case of Mr. Ginsberg, his PSUs would be prorated based on the number of days that have elapsed from the grant date through the end of the severance period based on the actual performance achieved and, with respect to the PSUs granted in 2016, subject to the Compensation Committee’s certification that the Section 162(m) performance condition had been achieved. However, for a termination on December 31, 2016, no proration would be made for his 2015 PSUs, because the entire performance period will have elapsed by the end of the one-year severance period.

Because the actual performance levels that will be achieved with respect to these PSUs are not yet known, their intrinsic values were calculated assuming the vesting at 100% of the target number of shares underlying the PSUs.

Retirement, Absent a Change in Control	Among the NEOs, only Messrs. Bewkes and Cappuccio satisfied the requirements for retirement treatment for the PSUs as of December 31, 2016. Their outstanding PSUs would vest after the applicable performance period has ended based on the actual performance achieved without any proration as long as they do not engage in prohibited competitive activity during the performance period and, with respect to the 2016 PSUs, subject to the Compensation Committee’s certification that the Section 162(m) performance condition had been achieved. Because the actual performance levels that will be achieved with respect to these PSUs are not yet known, their intrinsic values were calculated assuming the vesting at 100% of the target number of shares underlying the PSUs.

Change in Control	The 2015 PSUs would immediately vest based on (i) an EPS Factor determined from the sum of the Adjusted EPS achieved for 2015 and 2016 and the budgeted Adjusted EPS for 2017 and (ii) a TSR Modifier based on the Company’s TSR percentile for the performance period through 2016. See “PSUs Granted in 2016 – Select Performance Measures” beginning on page 62 for the definitions of EPS Factor and TSR Modifier. The 2016 PSUs would immediately vest based on (i) an EPS Factor determined from the sum of the Adjusted EPS achieved for 2016 and the budgeted Adjusted EPS for 2017 and 2018, and (ii) a TSR Modifier based on the Company’s TSR percentile for 2016. The 2015 PSUs and the 2016 PSUs were assumed to vest at 132.9% and 186% of the target number of PSUs, respectively.

Disability	The 2015 PSUs and 2016 PSUs would vest after the applicable performance period has ended based on the actual performance achieved (and, with respect to the PSUs granted in 2016, subject to the Compensation Committee’s certification that the Section 162(m) performance condition had been achieved) and, only in the case of the 2016 PSUs granted to Mr. Ginsberg (whose disability period would terminate prior to the end of the relevant performance period), would be prorated based on the number of days elapsed from the grant date through the end of the disability period. Because the actual performance levels that will be achieved with respect to these PSUs are not yet known, their intrinsic values were calculated assuming the vesting at 100% of the target number of PSUs.

Death

For the 2015 PSUs, their intrinsic values were calculated based on (i) an EPS Factor determined from the sum of the Adjusted EPS achieved for 2015 and 2016 and the budgeted Adjusted EPS for 2017, and (ii) a TSR Modifier based on the Company’s TSR percentile for the period through 2016, and prorated based on the number of days that have elapsed during the performance period from the grant date through the date of death. For the 2016 PSUs, because the date of death would have occurred prior to the first anniversary of the grant date, the PSUs’ intrinsic values were calculated based on (i) an EPS Factor of 100% and (ii) a TSR Modifier based on the Company’s TSR percentile

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for 2016, and prorated based on the number of days elapsed from the grant date through the date of death. See “PSUs Granted in 2016 – Select Performance Measures” beginning on page 62 for the definitions of EPS Factor and TSR Modifier. The 2015 PSUs and the 2016 PSUs were assumed to vest at 132.9% and 120% of the target number of PSUs, respectively, and were prorated based on the number of days elapsed from the grant date through the date of death.

(7)	The following summary explains the components of the “Other Benefits” amounts for each NEO:

(a)	Mr. Bewkes:

•	Termination without Cause/Material Breach (regardless of whether absent or after a Change in Control): Equal to the sum of (i) $1,022,620 representing the present value of the cost to the Company for maintaining his split-dollar life insurance policy for the estimated duration of his life (based on the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2016), (ii) $125,000 for the cost of providing comparable office space and secretarial support for one year after termination (based on the maximum allowance for this benefit), (iii) $60,000 for the reimbursement of financial services for the severance period (based on an allowance of $30,000 per year) and (iv) $45,137 equal to the premiums that Mr. Bewkes would pay for GUL insurance coverage (with a value equal to twice his salary, minus $50,000) for the severance period.

The amounts relating to Mr. Bewkes’ split-dollar life insurance policy reflect the time value of money with respect to the premiums that the Company estimates it would pay from when Mr. Bewkes no longer serves as an executive officer or director of the Company until the date of his death (based on the RP-2014 Mortality Table). The actual premium amounts that the Company will pay, which the Company is entitled to recover following Mr. Bewkes’ death or on the earlier surrender of the policy by Mr. Bewkes, will depend on when Mr. Bewkes is no longer an executive officer or director of the Company and the length of his life.

•	Retirement (regardless of whether absent or after a Change in Control): The benefit would consist solely of the Company’s maintenance of Mr. Bewkes’ split-dollar life insurance policy for the estimated duration of his life. If Mr. Bewkes continued to serve on the Board, the Company would not resume its payment of premiums until he retires from the Board. For the purpose of the table above, the present value of the cost to the Company for maintaining this policy is based on the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2016, such that the Company would resume its payment of premiums on January 1, 2017.

•	Disability: Equal to the sum of (i) $1,022,620 representing the present value of the cost to the Company for maintaining his split-dollar life insurance policy for the estimated duration of his life (based on the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2016), (ii) $120,000 for the reimbursement of financial services for the disability period (based on an allowance of $30,000 per year) and (iii) $120,538 equal to the premiums that Mr. Bewkes would pay for GUL insurance coverage (with a value equal to twice his salary, minus $50,000) for the disability period.

(b)	Messrs. Averill, Cappuccio, Ginsberg and Olafsson: Following a termination without cause or due to material breach by the Company (regardless of whether absent or after a change in control of the Company) or disability, each of Messrs. Averill, Cappuccio, Ginsberg and Olafsson would receive (i) reimbursement of up to $30,000 per year during the NEO’s severance period or disability period, as applicable, for financial services and (ii) cash payments equal to two times the premiums that the NEO would pay for $3.0 million in GUL insurance coverage during the NEO’s severance period or disability period, as applicable.

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General Information

GENERAL INFORMATION

Annual Meeting Information

When and where is the Annual Meeting?

The Annual Meeting is on Thursday, June 15, 2017, at 9:30 a.m., local time, at the Warner Bros. Studios, 4000 Warner Boulevard, Burbank, California 91522.

Will the Annual Meeting be webcast?

Yes, the Annual Meeting will be available through a live webcast. Information about the webcast can be found on our website at www.timewarner.com/annualmeetingmaterials.

Who can attend the Annual Meeting?

Shareholders as of the record date and/or their authorized representatives are permitted to attend the Annual Meeting in person by following the procedures described below.

What do I need to bring or do to attend the Annual Meeting?

The Company has implemented the following security procedures for the Annual Meeting:

•	Photo Identification and Admission Ticket. If you attend the Annual Meeting in person, you will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the Annual Meeting.

If your shares are registered in your name directly with our transfer agent, Computershare, and you receive your proxy materials by mail, your admission ticket is attached to your proxy card. If your shares are registered in your name directly with our transfer agent, Computershare, and you receive a notice regarding the availability of proxy materials, the notice is your admission ticket. If your shares are registered in your name directly with our transfer agent, Computershare, and you receive your proxy materials electronically, you will need to print an admission ticket in advance by visiting www.envisionreports.com/TWX and following the instructions there. You will need the control number found on your email from Computershare regarding the proxy materials to access www.envisionreports.com/TWX.

If your shares are held in an account at a bank, brokerage firm or other nominee, you will need to print an admission ticket in advance by visiting the website listed on your voting instruction form or notice regarding the availability of proxy materials and following the instructions there. You will need the control number found on your voting instruction form or notice regarding the availability of proxy materials to access the website.

If you have questions regarding these procedures, please contact Time Warner Investor Relations at (866) 211-9605.

•	Additional Documentation for an Authorized Representative. Any shareholder representative (for example, of an entity that is a shareholder) must also present satisfactory documentation evidencing his or her authority with respect to the shares. We reserve the right to limit the number of representatives for a shareholder that can attend the Annual Meeting.

•	Inspection of Packages and Bags. Packages and bags may be inspected and other measures may be employed to enhance the security of persons attending the Annual Meeting. These procedures may require additional time, so please plan your arrival time accordingly. To avoid disruption, admission may be limited once the Annual Meeting begins.

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General Information

What are Time Warner’s proxy materials for the Annual Meeting?

Our proxy materials, which are available on our website at www.timewarner.com/annualmeetingmaterials, include:

•	this Proxy Statement; and

•	our 2016 Annual Report to Shareholders.

If you receive printed versions of these materials by mail (rather than through electronic delivery), the proxy materials also include a proxy card or voting instruction form.

Voting

Who can vote at the Annual Meeting?

Shareholders of record of Common Stock at the close of business on April 19, 2017 are entitled to vote at the Annual Meeting or any adjournments or postponements of the meeting. On April 19, 2017, there were 775,312,872 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each share of Common Stock outstanding on the record date is entitled to one vote for each director nominee and one vote on each of the other matters properly presented at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares of Common Stock are registered in your name directly with our transfer agent, Computershare, you are considered the “shareholder of record” of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm or other nominee, then you are a beneficial owner of shares held in street name. In that case, you have the right to direct your bank, brokerage firm or other nominee as to how to vote the shares held in your account.

What does it mean to vote by proxy?

By submitting your proxy, you authorize the persons named in the proxy (Howard M. Averill, Paul T. Cappuccio and Karen Magee) to vote your shares at the Annual Meeting in accordance with your instructions. You may not appoint more than three persons to act as your proxy at the Annual Meeting. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. The Board is not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent you would be entitled to vote. If the meeting is adjourned or postponed, the persons named in the proxy can vote your shares to adjourn the Annual Meeting and will be authorized to vote at any adjournments or postponements of the meeting. In accordance with our By-laws, the Annual Meeting may be adjourned, including by the chairman of the meeting, to permit the solicitation of additional proxies.

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How do I vote my shares?

You can vote your shares of Common Stock (or direct how they will be voted) by Internet, telephone or mail or in person at the Annual Meeting. To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

	If you are a shareholder of record:	If you are a beneficial owner of shares held in street name:
By Internet (24 hours a day):	www.envisionreports.com/TWX	The website listed on your voting instruction form or the notice regarding the availability of proxy materials
By Telephone (24 hours a day):	1-800-652-8683	The telephone number listed on your voting instruction form or the notice regarding the availability of proxy materials
By Mail:	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending on the method(s) your bank, brokerage firm or other nominee makes available
In Person at the Annual Meeting:	Return a properly executed and dated proxy card at the Annual Meeting or return a properly executed ballot at the Annual Meeting. Ballots will be distributed at the Annual Meeting to any shareholder who requests a ballot.	You must obtain a proxy from your bank, brokerage firm or other nominee to vote in person at the Annual Meeting. Return a properly executed ballot with a copy of the proxy from your bank, brokerage firm or other nominee at the Annual Meeting. Ballots will be distributed at the Annual Meeting to any shareholder who requests a ballot.

Can I change my vote or revoke my proxy or voting instructions after I have voted or submitted it?

Yes, you can change your vote before the Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable, by:

•	Voting again by Internet or by telephone (only your last Internet or telephone proxy or voting instruction submitted prior to the applicable deadline will be counted);

•	Signing and returning a new proxy card or voting instruction form with a later date; or

•	Attending the Annual Meeting and voting in person.

You may also revoke your proxy by delivering a written notice of revocation to Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Corporate Secretary, which must be received no later than 5:00 p.m., Eastern Time, on June 14, 2017. You may also hand deliver your written notice of revocation or subsequent proxy to the Corporate Secretary at the Annual Meeting before the taking of the vote at the Annual Meeting.

If you hold your shares of Common Stock in street name, you must contact your bank, brokerage firm or other nominee to change your voting instructions.

How will my shares be voted if I do not give specific voting instructions?

Shareholders of Record. If you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement.

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General Information

Beneficial Owners of Shares Held in Street Name. If you do not provide specific voting instructions to your bank, brokerage firm or other nominee, how your shares will be voted depends on the type of proposal.

•	Proposal 2: Ratification of Appointment of Independent Auditor. For the vote on the ratification of the appointment of independent auditor, the NYSE rules provide that if the bank, brokerage firm or other nominee has not received voting instructions from its customer 10 days before the meeting date the bank, brokerage firm or other nominee may vote its customers’ shares in its discretion on the ratification of independent auditor. This is known as broker-discretionary voting.

•	All Other Matters. All other proposals are “non-discretionary matters” under NYSE rules, which means your bank, brokerage firm or other nominee may not vote your shares without voting instructions from you. Therefore, you must give your bank, brokerage firm or other nominee instructions for your shares to be voted and included in the vote count.

Participants in the Time Warner Savings Plan. If you hold an interest in the Time Warner Inc. Stock Fund under the Time Warner Savings Plan, and you (a) sign and return your voting instruction card without indicating your instructions for voting your interest, Fidelity Management Trust Company, as Trustee, will vote your interest in the Time Warner Inc. Stock Fund “FOR” each of the Company proposals described as Proposals 1, 2 and 3 and, in respect of Proposal 4, “FOR” the option of “every one year” as the frequency with which shareholders are provided an advisory vote on executive compensation, or (b) do not return your voting instruction card, Fidelity Management Trust Company, as Trustee, will vote your interest in the Time Warner Inc. Stock Fund in the same proportion as other participants’ interests for which Fidelity receives voting instructions (excluding interests attributable to accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan or the WCI Employee Stock Ownership Plan), except that any interests you hold attributable to accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan or the WCI Employee Stock Ownership Plan will not be voted.

What is a “broker non-vote”?

A “broker non-vote” occurs with respect to non-discretionary matters if a bank, brokerage firm or other nominee that holds shares of Common Stock submits a proxy for the Annual Meeting and does not specify how the persons named in the proxy should vote the shares on non-discretionary matters because the bank, brokerage firm or other nominee did not receive voting instructions from the beneficial holder of the shares on these matters. Each of the proposals included in this Proxy Statement (other than the proposal to ratify the appointment of the independent auditor) is a non-discretionary matter.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are not included in the tabulation of the voting results on proposals that require approval of a majority of the votes cast and, therefore, do not have the effect of votes cast either “for” or “against” the proposal. Each of the proposals included in this Proxy Statement require approval of a majority of the votes cast.

102	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

General Information

What are my choices for voting on the proposals to be presented at the Annual Meeting?

Proposals	Voting Options	Effect of Abstentions on the Vote	Broker Discretionary Voting Allowed?	Effect of Broker Non- Votes on the Vote
Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect (does not count as a vote cast)	No	No effect (does not count as a vote cast)
Ratification of Independent Auditors	FOR, AGAINST or ABSTAIN	No effect (does not count as a vote cast)	Yes	Not applicable
Annual Advisory Vote to Approve Named Executive Officer Compensation	FOR, AGAINST or ABSTAIN	No effect (does not count as a vote cast)	No	No effect (does not count as a vote cast)
Advisory Vote on the Frequency of Holding an Advisory Vote to Approve Named Executive Officer Compensation	1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN	No effect (does not count as a vote cast)	No	No effect (does not count as a vote cast)

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy of the holders of a majority of the Common Stock outstanding and entitled to vote at the Annual Meeting constitutes a quorum and is necessary for the conduct of business at the Annual Meeting. Shares with respect to which a shareholder abstains or there is a broker non-vote are included as “present” in determining whether a quorum exists at the Annual Meeting.

Who counts the votes cast at the Annual Meeting?

Representatives of Computershare will tabulate the votes cast at the Annual Meeting and act as the independent inspectors of election.

How can I learn the voting results?

The Company will announce the preliminary voting results at the Annual Meeting. The Company will report the final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Who will pay the cost of the solicitation of proxies for the Annual Meeting?

The Company will pay all expenses of the solicitation of proxies for the Annual Meeting, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and the proxy materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies and voting instructions by telephone or other means of communication. Such directors, officers and employees will not be paid additional compensation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. The Company has retained Morrow Sodali, LLC at an estimated cost of $25,000 plus reimbursement of expenses to assist in the solicitation of proxies. The Company will also pay the reasonable expenses of banks, brokerage firms and other nominees for mailing the Notices of Internet Availability of Proxy Materials and proxy materials to beneficial owners of shares held of record by such banks, brokerage firms and other nominees.

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General Information

Delivery of Proxy Materials

How is Time Warner distributing its proxy materials?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we are using “Notice and Access” in accordance with an SEC rule, which permits us to provide proxy materials to our shareholders over the Internet. On April 28, 2017, we began sending a Notice of Internet Availability of Proxy Materials to certain of our shareholders. The Notice contains instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you how to access and review online the proxy materials. The Notice also instructs you how you can submit your proxy or voting instructions via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who are not sent the Notice will continue to be sent either a paper or electronic copy of this Proxy Statement and our 2016 Annual Report to Shareholders, which we began mailing to shareholders on April 28, 2017.

How will proxy materials be delivered to beneficial owners who share a residence?

Beneficial owners of Common Stock at a single address who hold their shares through the same bank, brokerage firm or other nominee will receive only one copy of the Notice of Internet Availability of Proxy Materials or a single set of this Proxy Statement and our 2016 Annual Report to Shareholders unless the Company has previously received contrary instructions from any beneficial owner at the address. This practice, known as “householding,” is designed to reduce printing and postage costs. We currently do not “household” for shareholders of record.

If your household received a single copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials, and you would prefer to receive a separate copy, contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and you will promptly be sent a separate copy. If you would prefer to receive a separate copy for each beneficial owner in the future, or if your household received multiple copies and would prefer to receive a single copy, please contact your bank, brokerage firm or other nominee, or Broadridge.

You may request to begin or discontinue householding at any time in the future by contacting your bank, brokerage firm or other nominee or Broadridge.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2016 Annual Report to Shareholders are available on our website at: www.timewarner.com/annualmeetingmaterials. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. Record holders can sign up for electronic delivery at www.computershare.com/investor. Beneficial owners who hold shares in street name will need to contact their bank, brokerage firm or other nominee to sign-up for electronic delivery. Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

Procedures for Submitting Shareholder Proposals and Director Nominations and Recommendations

Time Warner does not expect to solicit proxies for an annual meeting of shareholders in 2018 because it expects the merger with AT&T to close before year-end 2017. The information provided below is included pursuant to applicable SEC rules.

104	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

General Information

Can I submit a proposal for inclusion in the Proxy Statement for the 2018 annual meeting of shareholders?

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at our next annual meeting of shareholders by submitting their proposals to us in a timely manner. To be included for the 2018 annual meeting of shareholders, a proposal must be received by the Company no later than December 29, 2017, and must otherwise comply with the requirements of Rule 14a-8.

Can I submit a proposal to be brought before the 2018 annual meeting of shareholders that will not be included in the Proxy Statement for that meeting (advance notice provision)?

The Company’s By-laws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days and no more than 120 days prior to the anniversary date of the immediately preceding annual shareholders meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, to be presented at the 2018 annual meeting of shareholders, such a proposal must be received by the Company on or after February 16, 2018 but no later than March 18, 2018. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If a shareholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present the proposal at such meeting, the Company is not required to present the proposal for a vote at the meeting.

How do I submit a director recommendation to the Nominating Committee?

The Nominating Committee has adopted a policy statement regarding its consideration of director candidates recommended by shareholders. The Nominating Committee’s policy is to apply the same criteria in reviewing director candidates, regardless of whether the candidate is suggested or proposed by a shareholder or identified by the Board or another process. If a shareholder would like the Nominating Committee to consider an individual as a candidate for election to the Board, the shareholder must submit a written notice (containing the information specified in the Policy Statement Regarding Director Nominations to the Nominating Committee) by no later than September 1 of the year prior to the annual meeting of shareholders with respect to which the shareholder would like the individual to be considered as a potential director nominee. The Policy Statement Regarding Director Nominations may be found on our website at www.timewarner.com/governance.

How do I submit a director nomination to shareholders at an annual meeting of shareholders (advance notice provision)?

The Company’s By-laws provide that shareholders may nominate individuals for election as directors at an annual meeting of shareholders by complying with the requirements set forth in the By-laws. Under the advance notice provision of the By-laws, to be timely and proper, notice of a nomination by a shareholder must be delivered to or mailed to and received at our principal executive offices at least 90 days and no more than 120 days before the first anniversary of the date the annual meeting of shareholders was held the prior year. The notice must contain specified information concerning the individual(s) the shareholder intends to nominate at the meeting and the shareholder nominating the individual(s). Therefore, to be included in the nominees presented for election to the Board at the Company’s 2018 annual meeting (but not included in the Company’s proxy materials for the meeting), the notice of nomination must be received by the Company on or after February 16, 2018 but no later than March 18, 2018. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice of the nomination by the shareholder must be delivered or received by the Company no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual

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General Information

meeting or the 10th day after the day on which the date of such annual meeting is first publicly announced. If a shareholder who has given notice of the intention to nominate an individual for election as a director at an annual meeting does not appear at, or send a qualified representative to, such meeting, the Company is not required to present the nominee(s) for vote at the meeting.

Can I submit a director nomination for inclusion in the Company’s proxy materials for a future annual meeting of shareholders (proxy access provision)?

In January 2016, the Board adopted amendments to the Company’s By-laws to permit a shareholder, or group of up to 20 shareholders, who has owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years to nominate, and have included in the Company’s annual meeting proxy materials, up to the greater of two individuals or 20% of the number of directors on the Board. Any nominees who were previously elected to the Board through the proxy access By-law provision at either of the two most recent annual meetings of shareholders and who are re-nominated as a director nominee by the Board count toward the number of individuals shareholders can nominate pursuant to the proxy access By-law provision. The shareholder(s) submitting a nomination and the nominees must satisfy the requirements specified in the proxy access provision of the Company’s By-laws. Notice of proxy access director nominees must be received by the Company at least 150 days and no more than 180 days before the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the most recent annual meeting. Therefore, proxy access nominations for our 2018 annual meeting must be received by the Company on or after October 30, 2017 and no later than November 29, 2017.

Where should I send my shareholder proposal and director nominations or recommendations?

All proposals and director nominations or recommendations by shareholders, whether or not to be included in the Company’s proxy materials for the 2018 annual meeting of shareholders, should be sent to the attention of the Corporate Secretary of the Company at One Time Warner Center, New York, NY 10019-8016.

*        *        *

BY ORDER OF THE BOARD OF DIRECTORS,

PAUL F. WASHINGTON

Corporate Secretary

April 28, 2017

106	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Annex A

NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

The Company uses Free Cash Flow to evaluate the performance and liquidity of its businesses and considers Free Cash Flow when making decisions regarding strategic investments, dividends and share repurchases. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

The Company uses ROIC to measure the performance of its businesses, including the Company’s capital efficiency. The Company also uses ROIC in the individual performance goals for certain NEOs as a measure of their performance on capital allocation goals.

A general limitation of these measures is that they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS, Free Cash Flow and ROIC should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations, various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations) and Return on Assets, as well as other measures of financial performance and liquidity reported in accordance with GAAP.

Definitions

“Adjusted Operating Income (Loss)” is defined as Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively.

Beginning with periods ending on or after October 1, 2016, Adjusted Operating Income (Loss) is defined as Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the Merger (including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively.

“Adjusted Operating Income margin” is defined as Adjusted Operating Income divided by revenues.

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Annex A

“Adjusted Divisional Pre-Tax Income” is defined as Adjusted Operating Income plus Income (loss) from equity method investments.

“Adjusted EPS” is defined as Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments.

Beginning with periods ending on or after October 1, 2016, Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the Merger (including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments.

For periods ending on or after July 1, 2012, “Free Cash Flow” is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. For periods ending prior to that date, “Free Cash Flow” is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. A change to the definition of Free Cash Flow for periods prior to July 1, 2012 to adjust for contingent consideration payments made in connection with acquisitions would have had no impact on the reported Free Cash Flow for such periods.

“ROA” is calculated as Net Income divided by Average Total Assets.

“ROIC” is defined as Net operating profit after taxes (“NOPAT”) divided by Average Capital Employed excluding purchase price adjustments (“PPA”). NOPAT represents the Adjusted Operating Income before amortization expense, net of tax at the Company’s adjusted effective tax rate plus equity income (loss), net of taxes from investments accounted for under the equity method adjusted for the Company’s share of items effecting comparability relating to

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Annex A

such equity method investments. ROIC excludes the impact of PPA from the merger of Time Warner Inc. (now known as Historic TW Inc.) with America Online, Inc. (now named Historic AOL LLC) in 2001 and the restructuring of Time Warner Entertainment Company, L.P. in 2003.

Reconciliations

Reconciliation of Adjusted Operating Income to Operating Income

(In millions; Unaudited)

	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Adjusted Operating Income	$7,601	$6,923	$5,833	$6,195	$5,663	$5,284
Asset impairments	(43)	(25)	(69)	(61)	(180)	(27)
Gain (loss) on operating assets, net	78	(1)	464	129	45	7
Venezuelan foreign currency loss(1)	—	(22)	(173)	—	—	—
Costs related to AT&T merger	(42)	—	—	—	—	—
Other(2)	(47)	(10)	(80)	5	(30)	(22)

Operating Income	$7,547	$6,865	$5,975	$6,268	$5,498	$5,242

(1)	Venezuelan foreign currency losses during 2014 and 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively.

(2)	Other includes gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions); and amounts related to securities litigation and government investigations.

Reconciliation of Adjusted Operating Income Margin to Operating Income Margin

(In millions; Unaudited)

	Adjusted Operating Income	Asset Impairments	Gain (loss) on Operating Assets, net	Costs related to AT&T Merger	Other	Operating Income
Time Warner	$7,601	(43)	78	(42)	(47)	7,547
Margin	25.9%	(0.2)%	0.3%	(0.1)%	(0.2)%	25.7%

Reconciliation of Adjusted EPS to Diluted Income Per Common Share from Continuing Operations Attributable to Time Warner Inc. Common Shareholders

(Unaudited)

	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Diluted income per common share from continuing operations attributable to Time Warner Inc. common shareholders	$4.94	$4.58	$4.41	$3.56	$2.73	$2.37
Less Impact of items affecting comparability on diluted income per common share from continuing operations attributable to Time Warner Inc. common shareholders	(0.92)	(0.17)	0.26	0.05	(0.21)	(0.14)

Adjusted EPS	$5.86	$4.75	$4.15	$3.51	$2.94	$2.51

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Annex A

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

(In millions; Unaudited)

	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Cash provided by operations from continuing operations	$4,683	$3,851	$3,681	$3,258	$2,987	$2,939
Add payments related to securities litigation and government investigations	—	—	—	—	3	8
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	44	14	76	231	32	14
Add excess tax benefits from equity instruments	88	151	179	179	83	22
Less capital expenditures	(432)	(423)	(474)	(568)	(609)	(724)
Less Principal payments on capital issues	(14)	(11)	(11)	(9)	(11)	(12)

Free Cash Flow	$4,369	$3,582	$3,451	$3,091	$2,485	$2,247

Reconciliation of ROIC

(In millions; Unaudited)

Reconciliation of Net Income to NOPAT

	Year Ended December 31,
	2016	2015	2014
Net Income	$3,925	$3,832	$3,827
Discontinued operations, net of tax	(11)	(37)	67
Income tax provision	1,281	1,651	785
Interest expense, net	1,161	1,163	1,169
Other loss, net	1,191	256	127

Operating Income	7,547	6,865	5,975
Asset impairments	43	25	69
(Gain) loss on operating assets, net	(78)	1	(464)
Venezuelan foreign currency loss(1)	—	22	173
AT&T merger costs	42	—	—
Other operating income items	47	10	80

Adjusted Operating income	7,601	6,923	5,833
Add Amortization expense	190	189	202

Adjusted Operating Income before amortization expense	7,791	7,112	6,035
Less Income taxes(2)	(2,026)	(2,134)	(1,267)
Add equity loss, net of taxes	(283)	(123)	(153)
Adjust for items affecting comparability relating to equity method investments	136	27	97

NOPAT(3)	$5,618	$4,882	$4,712

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Annex A

Reconciliation of Total Assets to Capital Employed

	Year Ended December 31,
	2016	2015	2014	2013
Total Assets	$65,966	$63,848	$63,146	$67,890
Less:
Deferred tax assets	(125)	(133)	(184)	(369)
Assets related to Discontinued Operations	—	—	—	(5,746)
Total current liabilities of continuing operations less debt due within one year	(7,756)	(7,804)	(8,086)	(7,296)
Excess cash(4)	(39)	(655)	(1,118)	(316)

Capital employed	58,046	55,256	53,758	54,163
Less Purchase Price Adjustments(5)	(32,623)	(32,758)	(32,894)	(33,049)
Capital employed excluding PPA	$25,423	$22,498	$20,864	$21,114
Average Total Assets	$64,907	$63,497	$65,518
Average Capital Employed(6)	$56,651	$54,507	$53,961
Average Capital Employed excluding PPA(6)	$23,961	$21,681	$20,989
ROA(7)	6%	6%	6%
ROIC including PPA(8)	10%	9%	9%
ROIC(8)	23%	23%	22%

(1)	Venezuelan foreign currency losses during 2014 and 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively.

(2)	Calculated using the Company’s adjusted effective tax rate — 26% for 2016, 30% for 2015 and 21% for 2014. The Company’s adjusted effective tax rate reflects the impact of the items affecting comparability on the Company’s Income from continuing operations as set forth below.

	2016			2015			2014
	Actual	Adjustments	As Adjusted	Actual	Adjustments	As Adjusted	Actual	Adjustments	As Adjusted
Income from continuing operations before income taxes	5,195	(1,069)	6,264	5,446	(205)	5,651	4,679	69	4,610
Income tax provision	(1,281)	343	(1,624)	(1,651)	57	(1,708)	(785)	165	(950)
Effective Tax rate	25%	32%	26%	30%	28%	30%	17%	(239)%	21%

Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	A-5

Annex A

	Year Ended December 31,
	2016	2015	2014
Items Affecting Comparability
Asset impairments	$(43)	$(25)	$(69)
Gain (loss) on operating assets, net	78	(1)	464
Venezuelan foreign currency loss(a)	—	(22)	(173)
Costs related to AT&T merger	(42)	—	—
Other operating income items(b)	(47)	(10)	(80)
Gains (losses) on investments	148	(31)	(30)
Other
Amounts related to separation or disposition of former Time Warner segments	(19)	(17)	(6)
Premiums paid and costs incurred on debt redemption	(1,008)	(72)	—
Items affecting comparability relating to equity method investments	(136)	(27)	(97)

Total other	(1,163)	(116)	(103)

Total of above items affecting comparability	(1,069)	(205)	69
Income tax impact of above items(c)	343	57	165

Impact of items affecting comparability on income from continuing operations attributable to Time Warner Inc. shareholders	$(726)	$(148)	$234

(a)	Venezuelan foreign currency losses during 2014 and 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively.

(b)	Other operating income items includes gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions); and amounts related to securities litigation and government investigations.

(c)	For the year ended December 31, 2014, the gain on the sale and leaseback of Time Warner Center was offset by the utilization of tax attributes.

(3)	Net operating profit after taxes (“NOPAT”) represents the Adjusted Operating Income before amortization expense, net of tax at the Company’s adjusted effective tax rate plus the equity income (loss), net of taxes from investments accounted for under the equity method adjusted for the Company’s share of items affecting comparability relating to such equity method investments.

(4)	Excess cash represents the amount of cash in excess of $1.5 billion.

(5)	Purchase Price Adjustments (“PPA”) reflect the net outstanding goodwill and intangible assets recognized in connection with the merger of Time Warner Inc. (now named Historic TW Inc.) with America Online, Inc. (now known as Historic AOL LLC) in 2001 and the restructuring of Time Warner Entertainment Company, L.P. in 2003.

(6)	Average Capital Employed and Average Capital Employed excluding PPA are calculated using the respective amounts at December 31, 2016, 2015, 2014 and 2013 divided by two.

(7)	ROA is calculated as Net Income divided by Average Total Assets.

(8)	ROIC including PPA is calculated as NOPAT divided by Average Capital Employed and ROIC is calculated as NOPAT divided by Average Capital Employed excluding PPA.

A-6	Time Warner Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Directions to Time Warner’s Annual Meeting of Shareholders

at Warner Bros. Studios in Burbank, California

FROM DOWNTOWN LOS ANGELES:

Take the 110 North to the 101 Hollywood Freeway North and exit at Barham Boulevard. Turn right on Barham Boulevard. The street name becomes Olive Avenue. Continue on Olive Avenue around Studio property. Turn right to enter Gate 4 (at Olive Avenue and Hollywood Way).

FROM I-5 (TRAVELING EITHER NORTH OR SOUTH):

Take the I-5 Golden State Freeway to the 134 Ventura Freeway West and exit at Hollywood Way. At the traffic light, turn left on Alameda Avenue. At the first traffic light, turn left on Hollywood Way. Cross Olive Avenue and enter Gate 4 (at Olive Avenue and Hollywood Way).

FROM WEST LOS ANGELES, LOS ANGELES INTERNATIONAL AIRPORT OR SANTA MONICA AREA:

Take the I-405 San Diego Freeway North to the 101 Hollywood Freeway South. After the exit for Laurel Canyon stay in the far left lane and merge onto the 134 Ventura Freeway East. Exit at Pass Avenue. Go South (right) on Pass Avenue to Olive Avenue. Turn left on Olive Avenue and continue on Olive Avenue around Studio property. Turn right to enter Gate 4 (at Olive Avenue and Hollywood Way).

Return Directions

134 WEST – Exit Gate 4/Hollywood Way and turn right on Alameda.

134 EAST – Exit Gate 4/Hollywood Way and turn left on Riverside Drive.

TIME WARNER INC. ONE TIME WARNER CENTER NEW YORK, NY 10019

You must provide instructions to the Trustee by June 12, 2017 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 11:59 P.M. (Eastern Time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by 5:00 P.M. (Eastern Time) on June 12, 2017. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the applicable Plan as described on the reverse side of the card.

You may send your voting instructions to the Trustee via the Internet, telephone or mail, as follows: PROVIDE VOTING INSTRUCTIONS BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (Eastern Time) on June 12, 2017. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PROVIDE VOTING INSTRUCTIONS BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (Eastern Time) on June 12, 2017. Have your voting instruction card in hand when you call and then follow the instructions.

PROVIDE VOTING INSTRUCTIONS BY MAIL
Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ADMISSION TO THE ANNUAL MEETING
If you attend the Annual Meeting in person, you will need to register and print an admission ticket in advance by visiting www.proxyvote.com and following the instructions there.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E24062-P90486 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIME WARNER INC.
Company Proposals Instructions to Vote on Directors - The Board of Directors recommends a vote FOR all nominees in
Proposal 1.
1.	Election of Directors.		For	Against	Abstain
	Nominees: 1a. William P. Barr		☐	☐	☐
	1b. Jeffrey L. Bewkes 1c. Robert C. Clark		☐ ☐	☐ ☐	☐ ☐	The Board of Directors recommends a vote FOR Proposals 2 and 3, and for every 1 YEAR on Proposal 4.		For	Against	Abstain
	1d. Mathias Döpfner		☐	☐	☐	2.	Ratification of Appointment of Independent Auditor.	☐	☐	☐
	1e. Jessica P. Einhorn		☐	☐	☐	3.	Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
	1f. Carlos M. Gutierrez		☐	☐	☐		1 Year	2 Years	3 Years	Abstain
	1g. Fred Hassan		☐	☐	☐	4.	Advisory Vote on the Frequency of Holding an Advisory Vote on Named Executive Officer Compensation. ☐	☐	☐	☐
	1h. Paul D. Wachter		☐	☐	☐
	1i. Deborah C. Wright		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTIONS

BY TELEPHONE, INTERNET OR MAIL

TIME WARNER SAVINGS PLAN

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Time Warner Inc. in mailing proxy materials, you can consent to receive all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Please fold and detach card at perforation before mailing.

E24063-P90486

Time Warner Inc.

CONFIDENTIAL VOTING INSTRUCTIONS

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Inc. Annual Meeting of Shareholders on June 15, 2017.

The undersigned hereby instructs Fidelity Management Trust Company (“Fidelity”), as Trustee, to vote as specified on the reverse side by proxy at the Annual Meeting of Shareholders of Time Warner Inc. to be held on June 15, 2017, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under the Time Warner Savings Plan (the “Plan”).

Under the provisions of the Trust relating to the Plan, Fidelity, as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under the Plan (an “interest”) is to be voted at the Annual Meeting of Shareholders on June 15, 2017. Your instructions to Fidelity will not be divulged to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to 5:00 P.M. (Eastern Time) via a voting instruction card or 11:59 P.M. (Eastern Time) via telephone or the Internet on June 12, 2017, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) and the WCI Employee Stock Ownership Plan (“WCI ESOP”) will not be voted and (b) the remainder of the accounts in the Plan will be voted at the Annual Meeting in the same proportion as other participants’ interests in the Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts). If this card is signed but no direction is made, Fidelity will vote the undersigned’s proportionate interest FOR all nominees listed, FOR Proposals 2 and 3, and for every 1 YEAR on Proposal 4.

(PLEASE SIGN AND DATE ON THE REVERSE SIDE)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 15, 2017.
Vote by Internet
• Go to www.envisionreports.com/TWX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Company Proposals

A	Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1.												+
1. Election of Directors:		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - William P. Barr	☐	☐	☐	02 - Jeffrey L. Bewkes	☐	☐	☐	03 - Robert C. Clark	☐	☐	☐

	04 - Mathias Döpfner	☐	☐	☐	05 - Jessica P. Einhorn	☐	☐	☐	06 - Carlos M. Gutierrez	☐	☐	☐

	07 - Fred Hassan	☐	☐	☐	08 - Paul D. Wachter	☐	☐	☐	09 - Deborah C.Wright	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3 and for every 1 YEAR on Proposal 4.

			For	Against	Abstain		For	Against	Abstain

2.	Ratification of Appointment of Independent Auditor.		☐	☐	☐	3. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain

4.	Advisory Vote on the Frequency of Holding an Advisory Vote on Named Executive Officer Compensation.	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.

C	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

02K8GC

2017 Annual Meeting Admission Ticket

Time Warner Inc.

2017 Annual Meeting of Shareholders

June 15, 2017, 9:30 a.m. (Local Time)

Warner Bros. Studios

4000 Warner Boulevard

Burbank, CA 91522

If you attend the Annual Meeting in person, you will be required to present this admission ticket and valid, government-issued photo identification to be admitted to the Annual Meeting.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TIME WARNER INC.	+
Proxy Solicited on Behalf of the Board of Directors of Time Warner Inc. for the Annual Meeting of Shareholders on June 15, 2017

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Howard M. Averill, Paul T. Cappuccio and Karen Magee, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Shareholders of Time Warner Inc. on Thursday, June 15, 2017, and any adjournment or postponement thereof, and to vote on the matters indicated all the shares of Common Stock that the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3 and for every 1 Year on Proposal 4.

Please mark, date and sign this Proxy Card below and return it promptly in the enclosed reply envelope. To vote by telephone or the Internet, see the instructions on the reverse side.

Continued and to be voted on reverse side.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.	+